As filed with the Securities and Exchange Commission on June 23, 2004

File No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

BRANDYWINE OPERATING PARTNERSHIP, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	23-2862640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Plymouth Road, Suite 500 Plymouth Meeting, PA	19462
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (610) 325-5600

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

NOT APPLICABLE	NOT APPLICABLE

Securities to be registered pursuant to Section 12(g) of the Act:

UNITS OF GENERAL PARTNERSHIP INTEREST
(Title of class)

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document.

As used in this Form 10, unless the context otherwise requires, the terms “we,” “us,” “our” and the “Partnership” refer collectively to Brandywine Operating Partnership, L.P., a Delaware limited partnership, and its subsidiaries.

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Item 1. Business

General

Brandywine Operating Partnership, L.P. (the “Partnership”) is the entity through which Brandywine Realty Trust (sometimes referred to as the “Company”), a self-administered and self-managed real estate investment trust (“REIT”), conducts its business and owns its assets. The Partnership’s activities include acquiring, developing, redeveloping, leasing and managing office and industrial properties. The Company’s common shares of beneficial interest, par value $0.01 per share, are listed on the New York Stock Exchange under the symbol “BDN.”

As of March 31, 2004, we owned 207 office properties, 24 industrial facilities and one mixed-use property (the “Properties”) containing an aggregate of approximately 15.7 million net rentable square feet. Our Properties are located in the office and industrial markets in and surrounding Philadelphia, Pennsylvania, New Jersey and Richmond, Virginia. In addition, as of March 31, 2004, we held economic interests in ten real estate ventures (the “Real Estate Ventures”) that we formed with third parties to develop or own commercial properties. The Real Estate Ventures own ten office buildings that contain approximately 1.8 million net rentable square feet. As of March 31, 2004, we had an aggregate investment in the Real Estate Ventures of approximately $13.3 million (net of returns of invested amounts), excluding $2.4 million invested in two of the real estate ventures that were consolidated as of March 31, 2004. As of March 31, 2004, we also owned approximately 410 acres of undeveloped land and held options to purchase approximately 61 additional acres. As of March 31, 2004, we were also performing management and leasing services for 41 properties containing an aggregate of 3.6 million net rentable square feet.

Our executive offices are located at 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462 and our telephone number is (610) 325-5600. We have regional offices in Mount Laurel, New Jersey and in Richmond, Virginia. We have an internet website at www.brandywinerealty.com. On that web site, you can obtain a copy of the reports filed or furnished by us and the reports filed or furnished by the Company, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after they are filed electronically with the Securities and Exchange Commission (the “SEC”). We are not incorporating by reference in this Form 10 any material from our website. The reference to our website is an inactive textual reference to the uniform resource locator (URL) and is for your reference only.

Organization

We are managed by Brandywine Realty Trust, our sole general partner. As of March 31, 2004, we had 242 full-time employees.

Brandywine Realty Trust was organized and commenced its operations in 1986 as a Maryland REIT. As of March 31, 2004, Brandywine Realty Trust’s ownership interest in us entitled it to approximately 96.3% of our distributions exclusive of distributions by us to Brandywine Realty Trust on account of Preferred Mirror Units that mirror the economic terms of, and that we issued in exchange for the proceeds from, Brandywine Realty Trust’s three outstanding series of Preferred Shares. Our structure as an “UPREIT” is designed, in part, to permit persons contributing properties to us to defer some or all of the tax liability they might otherwise incur in a sale of properties.

As of the date of this Form 10, we have the following classes of units (“Units” or “Partnership Units”) of partnership interest outstanding: units of Class A Limited Partnership Interest (“Class A Units”), units of General Partnership Interest (“GP Units”), Series A Preferred Mirror Units, Series D Preferred Mirror Units and Series E Preferred Mirror Units. Collectively, the GP Units and the Class A Units are referred to as Common Partnership Units. As of the date of this Form 10, there are 3,415,214 Class A Units outstanding, 1,718,454 of which are owned by outside limited partners and the balance of which are owned by Brandywine Realty Trust, and 44,289,548 GP Units outstanding, all of which are owned by Brandywine Realty Trust. In addition, Brandywine Realty Trust owns all of the Series A Preferred Mirror Units, Series D Preferred Mirror Units and Series E Preferred Mirror Units. Brandywine Realty Trust, as a holder of GP Units and Class A Units, as well as other holders of Class A Units, are entitled to share in cash distributions from, and in profits and losses of, the Partnership, in proportion to their respective percentage interests, subject to preferential distributions on the Series A Preferred Mirror Units, Series D Preferred Mirror Units, Series E Preferred Mirror Units and other Preferred Units that were outstanding in our historical results.

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Pursuant to our partnership agreement, as amended, we are obligated to redeem the Class A Units, other than those held by the Company, tendered for redemption by , for cash or Common Shares of the Company, at the option of the Company.

Our preferred units have the rights, preferences and other privileges are set forth in our limited partnership agreement, as amended. On September 28, 1998, we issued 750,000 Series A Preferred Mirror Units to Brandywine Realty Trust in exchange for its contribution to us of the proceeds of its Series A Preferred Shares. The 750,000 Series A Preferred Mirror Units outstanding have an aggregate liquidation preference of $37.5 million, or $50.00 per unit. Cumulative distributions on the Series A Preferred Mirror Units are payable quarterly at an annualized rate of 7.25% of the liquidation preference. In connection with, and at the time of the conversion of all or any Series A Preferred Shares into Common Shares, an equivalent number of Series A Preferred Mirror Units will be converted into Class A Units. In the event that any of the Series A Preferred Shares of Brandywine Realty Trust are redeemed, then an equivalent number of Series A Preferred Mirror Units will be redeemed.

On December 30, 2003, we issued 2,000,000 Series D Preferred Mirror Units to Brandywine Realty Trust in exchange for its contribution to us of the proceeds of its Series C Preferred Shares. The 2,000,000 Series D Preferred Mirror Units outstanding have an aggregate liquidation preference of $50 million, or $25.00 per unit. Cumulative distributions on the Series D Preferred Mirror Units are payable quarterly at an annualized rate of 7.50% of the liquidation preference. In the event that any of the Series C Preferred Shares of Brandywine Realty Trust are redeemed, which may occur at the option of Brandywine Realty Trust at any time on or after December 30, 2008, then an equivalent number of Series D Preferred Mirror Units will be redeemed.

On February 27, 2004, we issued 2,300,000 Series E Preferred Mirror Units to Brandywine Realty Trust in exchange for its contribution to us of the proceeds of its Series D Preferred Shares. The 2,300,000 Series E Preferred Mirror Units outstanding have an aggregate liquidation preference of $57.5 million, or $25.00 per unit. Cumulative distributions on the Series E Preferred Mirror Units are payable quarterly at an annualized rate of 7.375% of the liquidation preference. In the event that any of the Series D Preferred Shares of Brandywine Realty Trust are redeemed, which may occur at the option of Brandywine Realty Trust at any time on or after February 27, 2009, then an equivalent number of Series E Preferred Mirror Units will be redeemed.

Credit Facility

In May 2004, we obtained an unsecured credit facility (the “Credit Facility”) with a bank group led by JPMorgan Chase Bank. A majority of our direct and indirect subsidiaries are parties to the Credit Facility, as guarantors. The Credit Facility provides for a revolving credit facility in an amount of $450 million, which may be increased, at our option, to a maximum of $600 million. As of June 1, 2004, there was $295 million outstanding under the Credit Facility. The Credit Facility is scheduled to mature in May 2007, but may be extended at our election for a period of one year upon payment of a fee equal to .20% of the committed amount of the Credit Facility at the time of extension.

Advances under the Credit Facility bear interest at the London Inter-Bank Offered Rate (“LIBOR”) (1.12% at June 1, 2004) plus a spread over LIBOR ranging from .65% to 1.35% based on our leverage and unsecured debt ratings. In addition, we have the option to elect an alternative interest rate equal to the higher of the Federal Funds rate plus .50% or the prime lending rate of the agent under the Credit Facility, in each case plus a spread of .25%. We generally elect the interest rate based on LIBOR for all or most of our borrowings under the Credit Facility.

The Credit Facility contains provisions limiting: the incurrence of additional debt; the granting of liens; the consummation of mergers and consolidations; the disposition of assets and interests in subsidiaries; the making of loans and investments; and the payment of dividends. The restriction on dividends permits us to make distributions sufficient to enable Brandywine Realty Trust to pay dividends in the amount required for it to retain its qualification as a REIT under the Internal Revenue Code of 1986, and otherwise limits dividends to 90% of its funds from operations, as defined in the Credit Facility.

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The Credit Facility also contains financial covenants that require us to maintain a debt service coverage ratio, an interest coverage ratio, a fixed charge coverage ratio, an unsecured debt ratio and an unencumbered cash flow ratio above certain specified minimum levels; to maintain net worth above an amount determined on a specified formula; and to maintain a leverage ratio and a secured debt ratio below certain maximum levels. Another financial covenant limits the percentage of our total assets (on a consolidated basis) that can be held by subsidiaries not party to the Credit Facility.

The proceeds of the Credit Facility were used to repay all borrowings outstanding under our predecessor revolving credit facility, which was scheduled to mature in June 2004.

Term Loan

We obtained a $100 million unsecured term loan (the “Term Loan”) in July 2002. We used the proceeds of the Term Loan to repay then existing indebtedness. The Term Loan, like the Credit Facility, is recourse to us, including those of our subsidiaries that are parties, as guarantors, to the Term Loan agreement. Bank of America, N.A. serves as administrative agent for a group of lenders under the Term Loan.

There is no required principal amortization of the Term Loan prior to maturity. The Term Loan matures on July 15, 2005, subject to two extensions of one year each upon payment by us of an extension fee and the absence of any defaults at the time of each extension.

The Term Loan bears interest at a per annum floating rate equal to the one, two, three or six month LIBOR, plus between 1.05% and 1.90% (1.65% at March 31, 2004), depending on our the leverage and debt rating. At our option, the Term Loan may bear interest at the prime rate plus .25%. Interest is due at the end of the LIBOR term, unless a six month LIBOR term is selected, in which case interest is also paid at the end of the third month of the LIBOR term. If we elect interest based on the prime rate, then interest payments will be due monthly. The Term Loan agreement contains financial and operating covenants and, like the Credit Facility agreement, requires payment of prepayment premiums in certain instances.

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Additional Debt

Mortgage Indebtedness. The following table sets forth information regarding our mortgage indebtedness outstanding at March 31, 2004:

			Annual
			Debt
	Principal	Interest	Service
	Balance	Rate	(in 000's)	Maturity
Property / Location	(in 000's)	(a)	(a) (b)	Date

1000 Howard Boulevard	3,530	9.25%	803	Nov-04
Croton Road	6,182	7.81%	590	Jan-06
111 Arrandale Blvd.	1,140	8.65%	150	Aug-06
429 Creamery Way	3,199	8.30%	410	Sep-06
Interstate Center (a)	1,090	3.00%	204	Mar-07
440 & 442 Creamery	5,830	8.55%	631	Jul-07
Norriton Office Center	5,325	8.50%	524	Oct-07
481 John Young Way	2,462	8.40%	261	Nov-07
400 Commerce Drive	12,303	7.12%	1,059	Jun-08
200 Commerce Drive	6,137	7.12%	556	Jan-10
Plymouth Meeting Executive Campus	48,108	7.00%	4,142	Dec-10
Four Tower Bridge	10,981	6.62%	845	Feb-11
Arboretum I, II, III & V	24,007	7.59%	2,235	Jul-11
993, 997 and 2000 Lenox Drive, 2000, 4000, 9000 Midlantic Drive and 1 Righter Parkway	65,737	8.05%	6,325	Oct-11
Six Tower Bridge	15,613	7.79%	1,501	Aug-12
Newtown Square, Berwyn, Libertyview	66,000	7.25%	5,568	May-13
Southpoint III	6,190	7.75%	887	Apr-14
Grande B (30 properties)	81,385	7.48%	7,444	Jul-27
Grande A (23 properties)
Tranche 1	63,146	7.48%	5,948	Jul-27
Tranche 2 (a)	20,000	1.85%	384	Jul-27
Tranche 3 (a)	3,684	2.02%	77	Jul-27

Total mortgage indebtedness	$452,049		$40,544

(a)	For loans that bear interest at a variable rate, the rates in effect at March 31, 2004 have been assumed to remain constant.

(b)	“Annual Debt Service” is calculated by annualizing the regularly scheduled principal and interest amortization.

Guaranties. As of March 31, 2004, we had guaranteed repayment of approximately $1.2 million of loans on behalf of the Real Estate Ventures. See Item 3. Properties – Real Estate Ventures. We also provide customary environmental indemnities in connection with construction and permanent financing both for our own account and on behalf of Real Estate Ventures.

Management Activities

We conduct our real estate management services through Brandywine Realty Services Corporation (the “Management Company”), a taxable REIT subsidiary of which 95% is owned by us. The remaining five percent is owned by a partnership comprised of two executives of the Company. As of March 31, 2004, the Management Company was managing properties containing an aggregate of approximately 19.3 million net rentable square feet, of which approximately 15.7 million net rentable square feet related to Properties owned by us and approximately 3.6 million net rentable square feet related to properties owned by third parties.

Geographic Segments

We currently manage our portfolio of Properties within three segments: (1) Pennsylvania, (2) New Jersey and (3) Virginia.

Business Objective

Our business objective is to maximize return on investment and to accomplish our objective we seek to:

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•	maximize cash flow through leasing strategies designed to capture potential rental growth as rental rates increase and as below-market leases are renewed;

•	attain a high tenant retention rate through aggressive tenant service programs responsive to the varying needs of our diverse tenant base;

•	increase economic diversification while maximizing economies of scale;

•	develop high-quality office and industrial properties on our existing inventory of land, as warranted by market conditions;

•	capitalize on our redevelopment expertise to selectively acquire, redevelop and reposition underperforming properties in desirable locations;

•	acquire high-quality office and industrial properties and portfolios of such properties at attractive yields in selected submarkets within the Mid-Atlantic region that we expect will experience economic growth and provide barriers to entry; and

•	pursue joint venture opportunities with high-quality partners having attractive real estate holdings or significant financial resources.

We expect to continue to concentrate our real estate activities in submarkets within the Mid-Atlantic region where we believe that: (i) barriers to entry (such as zoning restrictions, utility availability, infrastructure limitations, development moratoriums and limited developable land) will create supply constraints on office and industrial space; (ii) current market rents and absorption statistics justify limited new construction activity; (iii) we can maximize market penetration by accumulating a critical mass of properties and thereby enhance operating efficiencies; and (iv) there is potential for economic growth.

Policies With Respect To Certain Activities

The following is a discussion of our investment, financing and other policies. These policies have been determined by the Board of Trustees of Brandywine Realty Trust (the “Board” or the “Board of Trustees”), as our general partner, and may be amended or revised from time to time by the Board of Trustees without a vote of shareholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate:

We may develop, purchase or lease income-producing properties for long-term investment, expand and improve the Properties presently owned or other properties purchased, or sell such properties, in whole or in part, as circumstances warrant. Although there is no limitation on the types of development activities that we may undertake, we expect that our development activities will generally be on a build-to-suit basis for particular tenants, or where a significant portion of the building is pre-leased before construction begins. We may also participate with other entities in property ownership through joint ventures or other types of co-ownership. Our equity investments may be subject to existing or future mortgage financing and other indebtedness that will have priority over our equity investments.

Securities of or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers:

Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers. We may enter into joint ventures or partnerships for the purpose of obtaining an equity interest in a particular property. We do not currently intend to invest in the securities of other issuers except in connection with joint ventures or acquisitions of indirect interests in properties.

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Investments in Real Estate Mortgages:

While our current portfolio consists of, and our business objectives emphasize, equity investments in commercial real estate, we may, in the discretion of management or of the Board of Trustees, invest in other types of equity real estate investments, mortgages and other real estate interests. We do not presently intend to invest to a significant extent in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the cash flow or any appreciation in the value of the property.

Disposition

Our disposition of Properties is based upon management’s periodic review of our portfolio and, for material dispositions, the determination by the Board of Trustees that such action would be in the best interests of the Partnership.

Financing Policies

As a general policy, we intend, but are not obligated, to maintain a long-term average debt-to-market capitalization ratio of no more than 50%. Our mortgages, credit facilities and unsecured debt securities contain customary restrictions, requirements and other limitations on our ability to incur indebtedness. Our Amended and Restated Agreement of Limited Partnership as amended (the “Partnership Agreement”) and the Declaration of Trust and Bylaws of Brandywine Realty Trust do not limit the amount or percentage of indebtedness that we may incur. We have not established any limit on the number or amount of mortgages that may be placed on any single property or on our portfolio as a whole.

We consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties and the Partnership as a whole to generate cash flow to cover expected debt service.

Working Capital Reserves

We will maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that our management determines to be adequate to meet normal contingencies in connection with our business and investments.

Policies with Respect to Other Activities

Brandywine Realty Trust, as our sole general partner, may authorize us to issue additional Partnership Units. Brandywine Realty Trust has authorized us in the past, and may continue to authorize us in the future, to issue Partnership Units to persons who contribute their direct or indirect interests in properties to us in exchange for such Units. We have not engaged in trading, underwriting or agency distribution or sale of securities of issuers and we do not intend to do so. At all times, we intend to make investments in such a manner as to maintain Brandywine Realty Trust’s qualification as a REIT, unless because of circumstances or changes in the Internal Revenue Code of 1986, as amended (or the Treasury Regulations), the Board of Trustees determines that it is no longer in the best interest of Brandywine Realty Trust to qualify as a REIT. We may make loans to third parties, including to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act of 1940. Our policies with respect to such activities may be reviewed and modified from time to time by the Board of Trustees.

Competition

The leasing of real estate is highly competitive. Our Properties compete for tenants with similar properties primarily on the basis of location, total occupancy costs (including base rent and operating expenses), services provided, and the design and condition of the improvements. We also face competition when attempting to acquire real estate, including competition from domestic and foreign financial institutions, other REIT’s, life insurance companies, pension funds, partnerships and individual investors.

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Environmental Regulations

As an owner and operator of real estate, we are subject to various environmental laws. Compliance with existing laws has not had a material adverse effect on our financial condition and results of operations, and management does not believe it will have such an impact in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on our Properties, properties that we have sold or on properties that we may acquire in the future. See “Risk Factors - Environmental problems at the Properties are possible and may be costly.”

Other

We do not have any foreign operations and our business is not seasonal. Our operations are not dependent on a single tenant or a few tenants and no single tenant accounted for more than 10% of our total 2003 revenue.

RISK FACTORS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this Form 10 and other materials filed by us and by Brandywine Realty Trust with the SEC (as well as information included in oral statements or other written statements made or to be made by us) contain statements that are forward-looking, such as statements relating to business development and real estate development activities, acquisitions, dispositions, future capital expenditures, financing sources and availability, and the effects of regulation (including environmental regulation) and competition. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of us. Factors that could cause actual results to differ materially from our management’s expectations include, but are not limited to, changes in general economic conditions, changes in local real estate conditions (including changes in rental rates and the number of competing properties), changes in the economic conditions affecting industries in which our principal tenants compete, our failure to lease unoccupied space in accordance with our projections, our failure to re-lease occupied space upon expiration of leases, the bankruptcy of major tenants, changes in prevailing interest rates, the unavailability of equity and debt financing, unanticipated costs associated with the acquisition and integration of our acquisitions, unanticipated costs to complete and lease-up pending developments, increased costs for, or lack of availability of, adequate insurance, including for terrorist acts, demand for tenant services beyond those traditionally provided by landlords, potential liability under environmental or other laws, the existence of complex regulations relating to the status of Brandywine Realty Trust as a REIT and to our acquisition, disposition and development activities, the adverse consequences of Brandywine Realty Trust’s failure to qualify as a REIT and the other risks identified in this Form 10. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Our operations are concentrated in the Mid-Atlantic region, and our operational and financial performance depend on the economies in the markets in which we have a presence; changes in such markets may adversely affect our financial condition.

Our Properties are located in suburban markets in Pennsylvania, New Jersey, Virginia and Delaware. We thus do not have a broad geographic distribution of our properties. Like other real estate markets, these markets have experienced economic downturns in the past, and they are currently experiencing a downturn similar to the broader economic slowdown in the U.S. Such a downturn can lead to lower occupancy rates and, consequentially, downward pressure on rental rates. They can also result in companies experiencing difficulty with their cash flow, which might cause them to delay or miss making their lease payments or to declare bankruptcy. Furthermore, such a climate might affect the timing of lease commitments by new tenants or of lease renewals by existing tenants as such parties delay or defer their leasing decisions in order to get the most current information possible about trends in their businesses or industries. A prolonged decline in the economies of these real estate markets could adversely affect our financial position, results of operations, cash flow, and ability to make distributions.

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Financially distressed tenants may reduce our cash flow.

If one or more of our tenants were to experience financial difficulties, including bankruptcy, insolvency or general downturn of business, there could be an adverse effect our financial performance and distributions.

We cannot assure you that any tenant that files for bankruptcy protection will continue to pay us rent. A bankruptcy filing by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant or the lease guarantor, or their property, unless we receive an order permitting us to do so from the bankruptcy court. In addition, we cannot evict a tenant solely because of its bankruptcy. A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we would recover substantially less than the full value of any unsecured claims we hold. For additional detail on tenant credit risk, see Item 2 - Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview - Tenant Credit Risk.

We may be unable to renew leases or relet space as leases expire.

If tenants do not to renew their leases upon expiration, we may be unable to relet the subject space. Even if the tenants do renew their leases or we can relet the space, the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. Certain leases grant the tenants an early termination right upon payment of a termination penalty. For additional detail on the risk of non-renewal of expiring leases, see Item 2 - Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview - Tenant Rollover Risk.

New development and acquisitions may not produce results in accordance with our expectations and may require development and renovation costs exceeding our estimates.

Once made, our investments may not produce results in accordance with our expectations. Our actual renovation and improvement costs in bringing an acquired property up to market standards may exceed our estimates.

In addition, we are active in developing and redeveloping office properties. Risks associated with these activities include:

•	the unavailability of favorable financing, including permanent financing to repay construction financing;

•	construction costs exceeding original estimates, due to increases in interest rates and increased materials, labor or other costs;

•	construction and lease-up delays resulting in increased debt service, fixed expenses and construction or renovation costs;

•	complications (including building moratoriums and anti-growth legislation) in obtaining necessary zoning, occupancy and other governmental permits; and

•	insufficient occupancy levels and rental rates at a newly completed property causing the property to be unprofitable.

For additional detail on development risks, see Item 2 - Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview - Development Risk.

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Some potential losses are not covered by insurance.

We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our Properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, types of losses, such as lease and other contract claims and acts of war, that generally are not insured. Some of our existing insurance policies expire in June 2004. We cannot be assured that we will be able to renew insurance coverage in an adequate amount or at reasonable prices. In addition, insurance companies may no longer offer coverage against certain types of losses, such as losses due to terrorist acts and mold, or, if offered, these types of insurance may be prohibitively expensive. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a Property, as well as the anticipated future revenue from the Property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the Property. We cannot be assured that material losses in excess of insurance proceeds will not occur in the future. If any of our Properties were to experience a catastrophic loss, it could seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the Property. Such events could adversely affect our cash flow and ability to make distributions to shareholders.

Because real estate is illiquid, we may not be able to sell Properties when appropriate.

Real estate investments generally, and large office and industrial properties like those that we own, in particular, often cannot be sold quickly. Consequently, we may not be able to vary our portfolio promptly in response to changes in economic or other conditions. In addition, because our general partner is a REIT, the Internal Revenue Code of 1986 (the “Code”) limits our ability to sell properties held for fewer than four years. Furthermore, Properties that we acquired in exchange for our partnership units often have a low tax basis. If we were to dispose of any of these Properties in a taxable transaction, Brandywine may be required to distribute a significant amount of the taxable gain to its security holders under the requirements of the Internal Revenue Code of 1986 applicable to REITs and this could, in turn, impact its cash flow and ability to make distributions. In addition, purchase options and rights of first refusal held by tenants or partners in Real Estate Ventures may also limit our ability to sell certain properties. Any of these factors could adversely affect our cash flow and ability to make distributions as well as the ability of someone to purchase us, even if a purchase were in our best interests.

We have agreed not to sell certain of our Properties.

We have agreed with the former owners of 13 of our Properties aggregating approximately 1.1 million net rentable square feet not to sell these Properties for varying periods of time in transactions that would trigger taxable income to the former owners, subject to certain exceptions. Some of these agreements are with affiliates of current trustees of the Company. In addition, we may enter into similar agreements with sellers of Properties acquired by us in the future. These agreements generally provide that we may dispose of the applicable Properties in transactions that qualify as tax-free exchanges under Section 1031 of the Code or in other tax deferred transactions. Such transactions can be difficult and result in the property acquired in exchange for the disposed of property inheriting the tax attributes (including tax protection covenants) of the disposed property. Without suffering adverse financial consequences, we may be precluded from selling certain Properties other than in transactions that would qualify as tax-free exchanges for federal income tax purposes.

Our operating costs might rise, which might reduce our profitability and have an adverse effect on our cash flow and our ability to make distributions to shareholders.

We might face higher operating expenses as a result of rising costs generally and, in particular, as a result of increased costs following the terrorist attacks in the U.S. on September 11, 2001. For example, it might cost more in the future for building security, property/casualty and liability insurance, and property maintenance. Following the September 11th attacks, we have increased the level of security at our Properties. We might not be able to pass along the increased costs associated with such increased building security to our tenants, which could reduce our profitability and cash flow. Some of our existing insurance policies expire in June 2004. As a result of the terrorist attacks and other market conditions, the cost of premiums for comparable coverage might be significantly higher when it is time to renew our coverage, which could increase our operating expenses and reduce our profitability and our cash flow. Because of rising costs in general, we might experience increases in our property maintenance costs, such as for cleaning, electricity, and heating, ventilation and air conditioning. In general, under our leases with tenants, we pass on a portion of these costs to them. We cannot be assured, however, that tenants will actually bear the full burden of these higher costs, or that such increased costs will not lead them, or other prospective tenants, to seek office space elsewhere. If operating expenses increase, the availability of other comparable office space in our specific geographic markets might limit our ability to increase rents, which could reduce our profitability (if operating expenses increase without a corresponding increase in revenues) and limit our ability to make distributions.

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We face significant competition from other real estate developers.

We compete with real estate developers, operators and institutions for tenants and acquisition and development opportunities. Some of these competitors have significantly greater financial resources than we do. Such competition may reduce the number of suitable investment opportunities offered to us, interfere with our ability to attract and retain tenants and may increase vacancies, which increases supply and lowers market rental rates, reduces our bargaining leverage and adversely affects our ability to improve our operating leverage. In addition, some of our competitors may be willing, because their properties may have vacancy rates higher than those for our properties, to make space available at lower prices than the space in our properties. We cannot be assured that this competition will not adversely affect our cash flow and ability to make distributions.

Our ability to make distributions is subject to various risks.

We have been paying quarterly distributions. Our ability to make distributions in the future will depend upon:

•	the operational and financial performance of our Properties;

•	capital expenditures with respect to existing and newly acquired Properties;

•	the amount of, and the interest rates on, our debt; and

•	the absence of significant expenditures relating to environmental and other regulatory matters.

Certain of these matters are beyond our control and any significant difference between our expectations and actual results could have a material adverse effect on our cash flow and our ability to make distributions.

Changes in the law may adversely affect our cash flow.

Because increases in income and service taxes are generally not passed through to tenants under leases, such increases may adversely affect our cash flow and ability to make expected distributions. The Properties are also subject to various regulatory requirements, such as those relating to the environment, fire and safety. Our failure to comply with these requirements could result in the imposition of fines and damage awards. Also, the costs to comply with any new or different regulations could adversely affect our cash flow and our ability to make distributions. While we believe that the Properties are currently in material compliance with all such requirements, we cannot be assured that these requirements will not change or that newly imposed requirements will not require significant unanticipated expenditures.

Our indebtedness subjects us to additional risks.

Debt Financing and Existing Debt Maturities. Like other real estate companies, we are subject to risks normally associated with debt financing, such as the insufficiency of cash flow to meet required debt service payment obligations and the inability to refinance existing indebtedness. If our debt cannot be paid, refinanced or extended at maturity, in addition to our failure to repay our debt, we may not be able to make distributions at expected levels or at all. Furthermore, an increase in our interest expense could adversely affect our cash flow and ability to make distributions to shareholders. If we do not meet our debt service obligations, any Properties securing such indebtedness could be foreclosed on, which would have a material adverse effect on our cash flow and ability to make distributions and, depending on the number of Properties foreclosed on, could threaten our continued viability.

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Risk of Rising Interest Rates and Variable Rate Debt. Increases in interest rates on variable rate indebtedness would increase our interest expense, which could adversely affect our cash flow and ability to make distributions. As of March 31, 2004, outstanding borrowings of approximately $214.7 million bear interest at variable rates (after giving effect to interest rate hedges discussed in Item 2 – Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources - Interest Rate Risk and Sensitivity Analysis).

No Limitation on Debt. Our organizational documents do not contain any limitation on our ability to incur additional debt. Accordingly, subject to limitations in our credit facilities, we could increase our outstanding debt without restriction. The increased debt service could adversely affect our cash flow and ability to make distributions and could increase the risk of default on our indebtedness.

Environmental problems at the Properties are possible and may be costly.

Federal, state and local laws, ordinances and regulations may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or releases at such property. The owner or operator may be forced to pay for property damage and for investigation and clean-up costs incurred by others in connection with environmental contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. These costs may be substantial and the presence of such substances may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral.

Environmental laws that govern the presence, maintenance and removal of asbestos require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, notify and train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Independent environmental consultants have conducted a standard Phase I or similar general environmental site assessment (“ESA”) of each of our Properties to identify potential sources of environmental contamination and assess environmental regulatory compliance. For a number of the Properties, the Phase I ESA either referenced a prior Phase II ESA obtained on such Property or prompted us to have a Phase II ESA of such Property conducted. A Phase II ESA generally involves invasive procedures, such as soil sampling and testing or the installation and monitoring of groundwater wells. While the ESAs conducted have identified environmental contamination on a few of the Properties, they have not revealed any environmental contamination, liability or compliance concern that we believe would have a material adverse effect on our cash flow or ability to make distributions to shareholders. It is possible that the existing ESAs relating to the Properties do not reveal all environmental contaminations, liabilities or compliance concerns which currently exist, and it is also possible that the cost of remediating identified contamination may exceed current estimates. In addition, future properties which we acquire may be subject to environmental conditions.

While we have an ongoing maintenance program in place to address indoor air quality, inquiries about indoor air quality may necessitate special investigation and, depending on the results, remediation. Indoor air quality issues can stem from inadequate ventilation, chemical contaminants from indoor or outdoor sources, and biological contaminants such as molds, pollen, viruses and bacteria. Indoor exposure to chemical or biological contaminants above certain levels can be alleged to be connected to allergic reactions or other health effects and symptoms in susceptible individuals. If these conditions occur at one of our Properties, we may need to undertake a targeted remediation program, including without limitation, steps to increase indoor ventilation rates and eliminate sources of contaminants. Such remediation programs are costly and could necessitate the temporary relocation of some or all of the property’s tenants or require rehabilitation of the affected property.

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Americans with Disabilities Act compliance could be costly.

Under the Americans with Disabilities Act of 1990 (“ADA”), all public accommodations and commercial facilities, including office buildings, must meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could involve removal of structural barriers from certain disabled persons’ entrances which could adversely affect our financial condition and results of operations. Other federal, state and local laws may require modifications to or restrict further renovations of our Properties with respect to such accesses. Although we believe that our properties are currently in material compliance with present requirements, noncompliance with the ADA or similar or related laws or regulations could result in the United States government imposing fines or private litigants being awarded damages against us. In addition, we do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures. Such costs may adversely affect our cash flow and ability to make distributions.

By holding Properties through the Partnership and various joint ventures, we are exposed to additional risks.

We own the Properties and interests in Real Estate Ventures. In the future, we expect to continue to participate with other entities in property ownership through joint ventures or partnerships. Partnership or joint venture investments may involve risks not otherwise present in direct investments. Such risks include:

•	the potential bankruptcy of our partners or co-venturers;

•	a conflict between our business goals and those of our partners or co-venturers; and

•	actions taken by our partners or co-venturers contrary to our instructions or objectives.

There is no limitation under our organizational documents as to the amount of funds which we may invest in partnerships or joint ventures.

Brandywine Realty Trust’s status as a REIT is dependent on compliance with federal income tax requirements.

Brandywine Realty Trust’s failure to qualify as a REIT would have serious adverse consequences to holders of our securities. We believe that since 1986 our general partner has qualified for taxation as a REIT for federal income tax purposes. Brandywine Realty Trust plans to continue to meet the requirements for taxation as a REIT. Many of these requirements are highly technical and complex. The determination that Brandywine Realty Trust is a REIT requires an analysis of various factual matters and circumstances that may not be totally within its or our control. For example, to qualify as a REIT, at least 95% of Brandywine Realty Trust’s gross income must come from certain sources that are itemized in the REIT tax laws. Brandywine Realty Trust is also required to distribute to shareholders at least 90% of its REIT taxable income (excluding net capital gains). The fact that Brandywine Realty Trust holds its assets through us and our subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize Brandywine Realty Trust’s REIT status. Furthermore, Congress and the IRS might change the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for Brandywine Realty Trust to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize Brandywine Realty Trust’s REIT status.

To maintain REIT status, a REIT may not own more than 10% of the securities of any corporation, except for a qualified REIT subsidiary (which must be wholly owned by the REIT), taxable REIT subsidiary or another REIT.

If Brandywine Realty Trust fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted Brandywine Realty Trust relief under certain statutory provisions, Brandywine Realty Trust would remain disqualified as a REIT for four years following the year it first failed to qualify. If Brandywine Realty Trust failed to qualify as a REIT, it would be required to pay significant income taxes which would directly and adversely impact the Partnership and substantially reduce funds available for distribution. This would likely have a material adverse effect on the value of our securities.

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In order to make the distributions required to maintain its REIT status, Brandywine Realty Trust may need to borrow funds. To obtain the favorable tax treatment associated with REIT qualification, Brandywine Realty Trust generally will be required to distribute to its shareholders at least 90% of its annual REIT taxable income (excluding net capital gains). In addition, Brandywine Realty Trust will be subject to tax on its undistributed net taxable income and net capital gain and a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of ordinary income plus 95% of capital gain net income for the calendar year, plus certain undistributed amounts from prior years.

Brandywine Realty Trust intends to make distributions to its shareholders to comply with the distribution provisions of the Code and to avoid income and other taxes. Its income will consist primarily of its share of the income of the Partnership and its cash flow will consist primarily of its share of distributions from the Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Partnership or Brandywine Realty Trust) and the effect of required debt amortization payments could require Brandywine Realty Trust to borrow funds on a short-term basis or to liquidate funds on adverse terms to meet the REIT qualification distribution requirements.

Failure of the Partnership (or a subsidiary partnership) to be treated as a partnership would have serious adverse consequences to holders of our Units and other securities. If the IRS were to successfully challenge the tax status of the Partnership or any of its subsidiary partnerships for federal income tax purposes, the Partnership or the affected subsidiary partnership would be taxable as a corporation. In such event, Brandywine Realty Trust would cease to qualify as a REIT and the imposition of a corporate tax on the Partnership or a subsidiary partnership would reduce the amount of cash available for distribution from such partnership to us, our unit holders, and holders of other of our securities. This would directly and adversely impact the Partnership and substantially reduce the funds available for payment of distributions.

Brandywine Realty Trust does pay some taxes. Even if Brandywine Realty Trust qualifies as a REIT, it is required to pay certain federal, state and local taxes on its income and Properties. In addition, the Management Company is subject to federal, state and local income tax at regular corporate rates on its net taxable income derived from its management, leasing and related service business. If we have net income from a prohibited transaction, such income will be subject to a 100% tax.

We own a subsidiary REIT. One of our subsidiaries, Atlantic American Properties Trust (“AAPT”), that indirectly holds 22 of the Properties, elected to be taxed as a REIT for the year ended December 31, 1997. So long as we seek to maintain AAPT’s REIT status, AAPT will be subject to all the requirements and risks associated with maintaining REIT status summarized above, including the limitation on the ownership of more than 10% of the securities of any corporation (other than a qualified REIT subsidiary, taxable REIT subsidiary or another REIT).

We are dependent upon our key personnel.

We are dependent on our key personnel whose continued service is not guaranteed. We are dependent upon our executive officers for strategic business direction and real estate experience. While we believe that we could find replacements for these key personnel, loss of their services could adversely affect our operations. Although the Company has an employment agreement with Gerard H. Sweeney for a term extending to May 7, 2005, this agreement does not restrict his ability to become employed by a competitor following the termination of his employment. We do not have key man life insurance coverage on our executive officers.

Certain limitations exist with respect to a third party’s ability to acquire the Company or effectuate a change in control of the Company, which could be detrimental to holders of our units

Limitations imposed to protect Brandywine Realty Trust’s REIT status. In order to protect Brandywine Realty Trust against loss of its REIT status, its Declaration of Trust limits any shareholder from owning more than 9.8% in value of its outstanding shares, subject to certain exceptions. The ownership limit may have the effect of precluding acquisition of control of Brandywine Realty Trust. If anyone acquires shares in excess of the ownership limit, Brandywine Realty Trust may:

•	consider the transfer to be null and void;

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•	not reflect the transaction on its books;

•	institute legal action to stop the transaction;

•	not pay dividends or other distributions with respect to those shares;

•	not recognize any voting rights for those shares; and

•	consider the shares held in trust for the benefit of a person to whom such shares may be transferred.

Limitation due to Brandywine Realty Trust’s ability to issue preferred shares. Brandywine Realty Trust’s Declaration of Trust authorizes its Board of Trustees to issue preferred shares, without limitation as to amount. The Board of Trustees may establish the preferences and rights of any preferred shares issued which could have the effect of delaying or preventing someone from taking control of Brandywine Realty Trust, even if a change in control were in its shareholders’ best interests.

Limitations imposed by the Maryland Business Combination Law. The Maryland General Corporation Law, as applicable to Maryland real estate investment trusts, establishes special restrictions against “business combinations” between a Maryland real estate investment trust and “interested shareholders” or their affiliates unless an exemption is applicable. An interested shareholder includes a person who beneficially owns, and an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of, ten percent or more of the voting power of Brandywine Realty Trust’s then-outstanding voting shares. Among other things, the law prohibits (for a period of five years) a merger and certain other transactions between the trust and an interested shareholder unless the Board of Trustees approved the transaction before the party became an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees and approved by two super-majority shareholder votes unless, among other conditions, the trust’s common shareholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares or unless the Board of Trustees approved the transaction before the party in question became an interested shareholder. The business combination statute could have the effect of discouraging offers to acquire Brandywine Realty Trust and of increasing the difficulty of consummating any such offers, even if the acquisition would be in the best interest of the shareholders of Brandywine Realty Trust. Brandywine Realty Trust has exempted any business combination involving Safeguard Scientifics, Inc., the Commonwealth of Pennsylvania State Employees’ Retirement System and a voting trust established for its benefit, Morgan Stanley Asset Management Inc. and two funds managed by it, Lazard Freres Real Estate Investors, L.L.C., Five Arrows Realty Securities III L.L.C., Gerard H. Sweeney (the President and Chief Executive Officer of Brandywine Realty Trust) and any of their respective affiliates or associates.

Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a real estate investment trust acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the vote eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control Shares” means shares that, if aggregated with all other shares previously acquired by the acquirer, would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholder’s meeting, then subject to certain conditions and limitations the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholder’s meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Any control shares acquired in a control share acquisition which are not exempt under the bylaws of Brandywine Realty Trust will be subject to the Maryland Control Share Acquisition Act. Brandywine Realty Trust’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of its shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

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Item 2.  Financial Information

Selected Consolidated Financial and Operating Data

The following information should be read in conjunction with the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Form 10.

(in thousands, except per Common Partnership Unit data and number of properties)

	Quarter Ended March 31,			Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Operating Results
Total revenue	$73,860	$75,241	$305,659	$291,040	$270,488	$249,664	$247,480
Net income from continuing operations	13,314	15,138	84,621	57,107	28,244	48,246	29,755
Net income	13,719	16,287	96,467	73,136	42,344	61,756	42,602
Earnings per Common Partnership Unit:
Basic	$0.34	$0.30	$1.43	$1.41	$0.58	$1.12	$0.80
Diluted	$0.33	$0.30	$1.43	$1.40	$0.58	$1.12	$0.80
Cash distributions declared, per Common Partnership Unit	$0.44	$0.44	$1.76	$1.76	$1.70	$1.62	$1.57

Balance Sheet Data
Real estate investments, net of accumulated depreciation	$1,727,540		$1,695,355	$1,745,981	$1,812,909	$1,674,341	$1,702,353
Total assets	1,867,585		1,855,776	1,919,288	1,960,203	1,821,103	1,825,276
Total indebtedness	817,049		867,659	1,004,729	1,009,165	866,202	839,634
Total liabilities	887,964		951,484	1,098,846	1,109,266	923,961	895,083
Series B Preferred Units	—		97,500	97,500	97,500	97,500	97,500
Redeemable limited partnership units	53,072		46,505	38,984	45,335	44,611	35,296
Partners' equity	926,549		760,287	683,958	708,102	755,031	797,397

Other Data
Cash flows from:
Operating activities	$33,068	$27,709	$118,793	$128,836	$152,116	$103,123	$81,495
Investing activities	(18,642)	(6,601)	(34,068)	5,038	(123,736)	(32,372)	69,195
Financing activities	(15,421)	(39,366)	(102,974)	(120,532)	(30,961)	(60,403)	(158,073)

Property Data
Number of properties owned at period end	232	240	234	238	270	250	251
Net rentable square feet owned at period end	15,660	16,345	15,733	16,052	17,312	16,471	16,607

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Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis should be read in conjunction with “Selected Consolidated Financial and Operating Data,” and our audited consolidated financial statements and notes thereto appearing elsewhere herein.

OVERVIEW

The Partnership currently manages its portfolio within three segments: (1) Pennsylvania, (2) New Jersey and (3) Virginia. As of March 31, 2004, the Partnership’s portfolio consisted of 207 office properties, 24 industrial facilities and one mixed-use property that contain an aggregate of approximately 15.7 million net rentable square feet. As of March 31, 2004, the Partnership held ownership interests in ten Real Estate Ventures.

The Partnership receives income primarily from rental revenue (including tenant reimbursements) from the Properties and, to a lesser extent, from the management of properties owned by third parties and from investments in the Real Estate Ventures.

The Partnership’s financial performance is dependent upon the demand for office and other commercial space in its markets. Current economic conditions, including recessionary pressures and capital market volatility, have enhanced the challenges facing the Partnership.

In the current economic climate, the Partnership continues to seek revenue growth through an increase in occupancy of its portfolio (90.0% at March 31, 2004). However, with a downturn in general leasing activity, owners of commercial real estate, including the Partnership, are experiencing longer periods in which to lease unoccupied space and are incurring higher capital costs and leasing commissions to achieve targeted tenancies.

As the Partnership seeks to increase revenues, management also focuses on strategies to minimize operating risks, including (i) tenant rollover risk, (ii) tenant credit risk and (iii) development risk.

Tenant Rollover Risk:

The Partnership is subject to the risk that, upon expiration, leases may not be renewed, the space may not be released, or the terms of renewal or releasing (including the cost of renovations) may be less favorable than the current lease terms. Leases totaling approximately 9.3% of the net rentable square feet of the Properties as of March 31, 2004 expire without penalty through the end of 2004. In addition, leases totaling approximately 18.6% of the net rentable square feet of the Properties as of March 31, 2004 are scheduled to expire without penalty in 2005. The Partnership maintains an active dialogue with its tenants in an effort to achieve a high level of lease renewals. The Partnership’s retention rate for leases that were scheduled to expire in the three-month period ended March 31, 2004 was 76.4%. If the Partnership is unable to renew leases for a substantial portion of the space under expiring leases, or promptly release this space at anticipated rental rates, the Partnership’s cash flow could be adversely impacted.

Tenant Credit Risk:

In the event of a tenant default, the Partnership may experience delays in enforcing its rights as a landlord and may incur substantial costs in protecting its investment. Management regularly evaluates its accounts receivable reserve policy in light of its tenant base and general and local economic conditions. The accounts receivable allowances were $4.2 million or 11.0% of total receivables (including accrued rent receivable) as of March 31, 2004 compared to $4.0 million or 11.2% of total receivables (including accrued rent receivable) as of December 31, 2003.

Development Risk:

As of March 31, 2004, the Partnership had in development four office properties and had in redevelopment three office properties. These seven properties aggregate 1.1 million square feet. The total cost of these projects is estimated to be $213.6 million of which $28.9 million had been incurred as of March 31, 2004. As of March 31, 2004, these projects were approximately 54% leased. One of the development properties is Cira Centre, a planned 28-story office tower to be located adjacent to Amtrak’s 30th Street Station in the University City District of Philadelphia. The total cost of this project is estimated to be $177.6 million and the Partnership expects to complete this project in the fourth quarter of 2005. As of March 31, 2004, this project was approximately 62% leased. While the Partnership is actively marketing space at the development and redevelopment projects to prospective tenants, management cannot provide assurance as to the timing or terms of any leases of such space. As of March 31, 2004, the Partnership owned approximately 410 acres of undeveloped land and held options to purchase approximately 61 additional acres. Risks associated with development include construction cost overruns, construction delays, insufficient occupancy rates and inability to obtain necessary zoning, land-use, building, occupancy and other required governmental approvals. If one or more of the Partnership’s assumptions regarding the successful efforts of development and leasing are incorrect, the Partnership’s earnings and cash flows may be impacted.

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RECENT ACTIVITY

The Partnership sold or disposed of the following properties during the three-month period ended March 31, 2004:

Sale			# of	Rentable	Sales/Disposition
Date	Property/Portfolio Name	Location	Bldgs.	Square Feet	Price

					(in 000's)
Mar-04	2201 Dabney Road	Richmond, VA	1	45,000	$2,100
Mar-04	1255 Broad Street	Bloomfield, NJ	1	37,478	3,960

	Total Properties Sold		2	82,478	$6,060

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Partnership’s condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management bases its estimates and assumptions on historical experience and current economic conditions. On an on-going basis, management evaluates its estimates and assumptions including those related to revenue, impairment of long-lived assets, allowance for doubtful accounts, deferred costs, contingencies and litigation. Actual results may differ from those estimates and assumptions.

The Partnership’s significant accounting policies are described in Note 2 to the consolidated financial statements included elsewhere in this Form 10. While the estimates and judgments associated with the application of these accounting policies may be affected by different assumptions or conditions, the Partnership believes the estimates and judgments associated with the reported amounts are appropriate in the circumstances. The following identifies critical accounting policies that are used in preparing the Partnership’s consolidated financial statements, including those policies which require significant judgment and estimates:

Revenue Recognition

Rental revenue is recognized on a straight-line basis over the lease term regardless of when payments are due. Certain lease agreements contain provisions that require tenants to reimburse a pro rata share of real estate taxes and common area maintenance costs.

Real Estate Investments

Real estate investments are carried at cost. The Partnership records acquisition of real estate investments under the purchase method of accounting and allocates the purchase price to land, buildings and intangible assets on a relative fair value basis. Depreciation is computed using the straight-line method over the useful lives of buildings and capital improvements (25 to 40 years) and over the shorter of the lease term or the life of the asset for tenant improvements. Direct construction costs related to the development of Properties and land holdings are capitalized as incurred. The Partnership expenses routine repair and maintenance expenditures.

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Impairment of Long-Lived Assets

Management reviews investments in real estate and real estate ventures for impairment if facts and circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of any impairment loss will be based on the fair value of the asset, determined using customary valuation techniques, such as the present value of expected future cash flows.

In accordance with SFAS No. 144 (“SFAS 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities relating to assets classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Income Taxes

No federal or state income taxes are payable by the Partnership, and accordingly, no provision for taxes has been made in the accompanying condensed consolidated financial statements. The partners are to include their respective share of the Partnership’s profits or losses in their individual tax returns. The Partnership’s tax returns and the amount of allocable Partnership profits and losses are subject to examination by federal and state taxing authorities. If such examination results in changes to Partnership profits or losses, then the tax liability of the partners would be changed accordingly.

We own a subsidiary real estate investment trust (“REIT”) that has elected to be taxed as a real estate investment trust under Sections 856-860 of the Internal Revenue Code. In management’s opinion, the requirements to maintain this election are being met. Our REIT subsidiary is subject to a 4% Federal excise tax, if sufficient taxable income is not distributed within prescribed time limits. The excise tax equals 4% of the annual amount, if any, by which the sum of (a) 85% of the subsidiary’s ordinary income and (b) 95% of the subsidiary’s net capital gain exceeds cash distributions and certain taxes paid by the subsidiary.

Allowance for Doubtful Accounts

The Partnership maintains an allowance for doubtful accounts that represents an estimate of losses that may be incurred from the inability of tenants to make required payments. The allowance is an estimate based on two calculations that are combined to determine the total amount reserved. First, the Partnership evaluates specific accounts where it has been determined that a tenant may have an inability to meet its financial obligations. In these situations, the Partnership uses its judgment, based on the facts and circumstances, and records a specific reserve for that tenant against amounts due to reduce the receivable to the amount that the Partnership expects to collect. These reserves are reevaluated and adjusted as additional information becomes available. Second, a reserve is established for all tenants based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If the financial condition of the Partnership’s tenants were to deteriorate, additional allowances may be required.

Deferred Costs

The Partnership incurs direct costs related to the financing, development and leasing of the Properties. Management exercises judgment in determining whether such costs meet the criteria for capitalization or must be expensed. Capitalized financing fees are amortized over the related loan term and capitalized leasing costs are amortized over the related lease term. Management re-evaluates the remaining useful lives of leasing costs as the creditworthiness of the Partnership’s tenants and economic and market conditions change.

Purchase Price Allocation

The Partnership allocates the purchase price of properties to net tangible and identified intangible assets acquired based on fair values. Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) the Partnership’s estimate of the fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancellable term of the lease. Capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancellable terms of the respective leases. Capitalized below-market lease values amortized as an increase of rental income over the remaining non-cancellable terms of the respective leases, including any fixed-rate renewal periods.

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The aggregate value of other intangibles acquired is measured based on the difference between (i) the property valued with in-place leases adjusted to market rental rates and (ii) the property valued as if it was vacant. The Partnership estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, include leasing commissions, legal and other related expenses. This intangible asset is amortized to expense over the remaining term of the respective leases. Company estimates of value are made using methods similar to those used by independent appraisers. Factors considered by the Partnership in their analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. The Partnership also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, the Partnership includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from three to twelve months.

The total amount of these other intangible assets is further allocated to tenant relationships and in-place leases based on the Partnership’s evaluation of the specific characteristics of each tenant’s lease and the Partnership’s overall relationship with the respective tenant. Characteristics considered by the Partnership in allocating value to its tenant relationships include the nature and extent of the Partnership’s business relationship with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors. The value of tenant relationship intangibles is amortized over the remaining initial lease term and renewals, but in no event longer than the remaining depreciable life of the building. The value of in-place leases is amortized over the remaining non-cancellable term of the respective leases and any fixed-rate renewal periods.

In the event that a tenant terminates its lease, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, would be charged to expense.

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RESULTS OF OPERATIONS

Comparison of the Quarter Ended March 31, 2004 to the Quarter Ended March 31, 2003.

	Quarter Ended March 31,
			Dollar	Percent
	2004	2003	Change	Change

	(amounts in thousands)

Revenue:
Rents	$63,763	$63,921	$(158)	-0.2%
Tenant reimbursements	8,060	8,593	(533)	-6.2%
Other	2,037	2,727	(690)	-25.3%

Total revenue	73,860	75,241	(1,381)	-1.8%

Operating Expenses:
Property operating expenses	22,333	21,335	998	4.7%
Real estate taxes	6,948	6,560	388	5.9%
Interest	12,104	15,306	(3,202)	-20.9%
Depreciation and amortization	15,906	14,698	1,208	8.2%
Administrative expenses	3,489	3,514	(25)	-0.7%

Total operating expenses	60,780	61,413	(633)	-1.0%

Income from continuing operations before equity in
income of real estate ventures, and net gain on sales	13,080	13,828	(748)	-5.4%
Equity in income of real estate ventures	234	158	76	48.1%

Income from continuing operations before net gain
on sales	13,314	13,986	(672)	-4.8%
Net gain on sales of interest in real estate	—	1,152	(1,152)	0.0%

Income from continuing operations	13,314	15,138	(1,824)	-12.0%
Income from discontinued operations	405	1,149	(744)	-64.8%

Net income	$13,719	$16,287	$(2,568)	-15.8%

Of the 232 Properties owned by the Company as of March 31, 2004, a total of 222 Properties containing an aggregate of 14.9 million net rentable square feet (“Same Store Properties”) were owned for the entire three-month periods ended March 31, 2004 and 2003.

Revenue decreased to $73.9 million for the three-month period ended March 31, 2004 as compared to $75.2 million for the comparable period in 2003, primarily due to decreased other revenue in 2004. The straight-line rent adjustment, which reflects the difference between rents accrued in accordance with generally accepted accounting principles and rents billed, increased revenues over rents billed by $1.9 million for the three-month period ended March 31, 2004 and $1.5 million for the comparable period in 2003. Other revenue includes lease termination fees, leasing commissions, third-party management fees and interest income. Other revenue decreased to $2.0 million for the three-month period ended March 31, 2004 as compared to $2.7 million for the comparable period in 2003 primarily due to decreased bankruptcy settlement proceeds and termination fees received during 2004. Revenue for Same Store Properties increased to $68.5 million for the three months ended March 31, 2004 as compared to $68.1 million for the comparable period in 2003. This increase was the result of increased occupancy in 2004 as compared to 2003. Average occupancy for the Same Store Properties for the three months ended March 31, 2004 increased to 90.6% from 89.8% for the comparable period in 2003.

Property operating expenses increased to $22.3 million for the three-month period ended March 31, 2004 as compared to $21.3 million for the comparable period in 2003, primarily due to increased repairs and maintenance expense and bad debt provision in 2004 as compared to 2003. Property operating expenses for the Same Store Properties increased to $22.5 million for the three months ended March 31, 2004 as compared to $21.9 million for the comparable period in 2003 as a result of increased repairs and maintenance expense in 2004.

Real estate taxes increased to $6.9 million for the three-month period ended March 31, 2004 as compared to $6.6 million for the comparable period in 2003, primarily due to higher tax rates and property assessments. Real estate taxes for the Same Store Properties increased to $6.4 million for the three months ended March 31, 2004 as compared to $5.9 million for the comparable period in 2003 as a result of higher tax rates and property assessments in 2004.

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Interest expense decreased to $12.1 million for the three-month period ended March 31, 2004 as compared to $15.3 million for the comparable period in 2003, primarily due to decreased average borrowings offset slightly by increased interest rates. Average outstanding debt balances for the three months ended March 31, 2004 were $842.4 million as compared to approximately $995.7 million for the comparable period in 2003. Our weighted-average interest rate after giving effect to hedging activities on the revolving credit facility increased to 4.64% per annum for the three months ended March 31, 2004 from 4.60% per annum for the comparable period in 2003. The weighted-average interest rate on mortgage notes payable increased to 7.33% per annum for the three months ended March 31, 2004 from 7.10% per annum for the comparable period in 2003.

Depreciation expense increased to $13.6 million for the three-month period ended March 31, 2004 as compared to $13.1 million for the comparable period in 2003 primarily due to additional depreciation recorded from increased tenant improvements during 2004. Amortization expense, related to deferred leasing costs, increased to $2.3 million for the three-month period ended March 31, 2004 as compared to $1.6 million for the comparable period in 2003, primarily due to increased leasing activity.

Administrative expenses were $3.5 million for the three-month periods ended March 31, 2004 and 2003.

Equity in income of Real Estate Ventures was $.2 million for the three-month periods ended March 31, 2004 and 2003.

Discontinued operations decreased to $.4 million for the three-month period ended March 31, 2004 as compared to $1.1 million for the comparable period in 2003 primarily due to the decreased net gain on sales of real estate investments in 2004 as compared to 2003. During the three-month period ended March 31, 2004, we sold two properties containing 82,000 net rentable square feet for $6.1 million, realizing a gain of $.2 million. During the three-month period ended March 31, 2003, we sold three units of one office property containing 28,000 net rentable square feet for $2.6 million, realizing a gain of $.6 million

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002.

	Year Ended December 31,
			Dollar	Percent
	2003	2002	Change	Change

	(amounts in thousands)

Revenue:
Rents	$256,945	$248,075	$8,870	3.6%
Tenant reimbursements	37,755	33,263	4,492	13.5%
Other	10,959	9,702	1,257	13.0%

Total revenue	305,659	291,040	14,619	5.0%

Operating Expenses:
Property operating expenses	80,817	74,967	5,850	7.8%
Real estate taxes	27,919	25,196	2,723	10.8%
Interest	57,835	63,522	(5,687)	-9.0%
Depreciation and amortization	60,592	56,431	4,161	7.4%
Administrative expenses	14,464	14,804	(340)	-2.3%

Total operating expenses	241,627	234,920	6,707	2.9%

Income from continuing operations before equity in
income of real estate ventures, and net gain on sales	64,032	56,120	7,912	14.1%
Equity in income of real estate ventures	52	987	(935)	-94.7%

Income from continuing operations before net gain
on sales	64,084	57,107	6,977	12.2%
Net gain on sales of interest in real estate	20,537	—	20,537	0.0%

Income from continuing operations	84,621	57,107	27,514	48.2%
Income from discontinued operations	11,846	16,029	(4,183)	-26.1%

Net income	$96,467	$73,136	$23,331	31.9%

Of the 234 Properties owned by the Company as of December 31, 2003, a total of 211 Properties containing an aggregate of approximately 13.6 million net rentable square feet (“Same Store Properties”) were owned for the entire twelve-month periods ended December 31, 2003 and 2002.

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Revenue increased to $305.7 million for 2003 as compared to $291.0 million for 2002, primarily due to increased rental rates and additional properties in 2003, offset by decreased occupancy. The straight-line rent adjustment increased revenues by $5.9 million in 2003 and $5.8 million in 2002. Other revenue represents lease termination fees, bankruptcy settlement proceeds, leasing commissions, third-party management fees and interest income. Other revenue increased to $11.0 million in 2003 from $9.7 million in 2002 primarily due to bankruptcy settlement proceeds received in 2003. Revenue for Same Store Properties increased to $247.0 million in 2003 from $242.3 million in 2002. This increase was the result of increased occupancy as well as increased tenant reimbursements from higher operating expenses in 2003 as compared to 2002. Average occupancy for the Same Store Properties increased to 91.0% in 2003 from 90.9% in 2002.

Property operating expenses increased to $80.8 million in 2003 as compared to $75.0 million in 2002, primarily due to increased snow removal costs and additional properties in 2003. Property operating expenses included a provision for doubtful accounts of $.2 million in 2003 and $.9 million in 2002 to provide for increased tenant credit risk. Property operating expenses for the Same Store Properties increased to $75.3 million in 2003 as compared to $69.7 million in 2002 as a result of increased snow removal costs in 2003 as compared to 2002.

Real estate taxes increased to $27.9 million in 2003 as compared to $25.2 million in 2002, primarily due to increased real estate tax assessments in 2003 and additional properties in 2003. Real estate taxes for the Same Store Properties increased to $22.9 million in 2003 as compared to $21.6 million in 2002 as a result of higher tax rates and property assessments.

Interest expense decreased to $57.8 million in 2003 as compared to $63.5 million in 2002, primarily due to decreased interest rates and decreased average borrowings during 2003. Average outstanding debt balances for 2003 were $948.7 million as compared to $1.0 billion for 2002. Our weighted-average interest rate from its unsecured credit facilities after giving effect to hedging activities on the unsecured credit facilities decreased to 4.60% in 2003 from 5.41% in 2002 and on mortgage notes payable decreased to 7.09% in 2003 from 7.27% in 2002.

Depreciation increased to $53.5 million in 2003 as compared to $50.8 million in 2002 primarily due to additional properties in 2003 and additional depreciation from increased tenant improvements during 2003. Amortization, related to deferred leasing costs, increased to $7.1 million in 2003 as compared to $5.6 million in 2002, primarily due to increased leasing activity and additional properties in 2003.

Administrative expenses decreased to $14.5 million in 2003 as compared to $14.8 million in 2002, primarily due to decreased amortization of restricted stock.

Equity in income of Real Estate Ventures decreased to $52,000 in 2003 as compared to $1.0 million in 2002. During 2003, we recorded an impairment charge of $861,000 associated with the write-down its investment in a non-operating joint venture.

During 2003, we sold four parcels of land containing an aggregate of 24.1 acres for an aggregate of $4.2 million, realizing an aggregate gain of $2.0 million. In addition, we sold two office properties containing an aggregate of approximately 633,000 net rentable square feet for an aggregate of $112.8 million, of which $52.9 million of proceeds were used to pay off existing mortgage notes payable secured by the two properties. We recognized a gain on the sale of approximately $18.5 million, which is recorded in net gain on sale of real estate interests and not in discontinued operations due to a continuing 20% interest that we have maintained in the properties. During 2002, we sold two land parcels containing an aggregate of 12.8 acres for $.7 million with no net gain realized.

Discontinued operations decreased to $11.8 million in 2003 as compared to $16.0 million in 2002 primarily due to net gain on sales of real estate investments of $8.6 million in 2002. During 2003 we sold eight office properties containing an aggregate of 343,000 net rentable square feet and two industrial properties containing an aggregate of 131,000 net rentable square feet for an aggregate of $41.4 million, realizing an aggregate gain of $9.7 million. During 2002, the Partnership sold 23 office properties containing an aggregate of 1.4 million net rentable square feet and 20 industrial properties containing an aggregate of .9 million net rentable square feet for an aggregate of $190.1 million, realizing a net gain of $8.6 million. We also recorded an impairment loss in 2002 of $665,000 related to one property held-for-sale for which the anticipated net sales price is less than the book value of the asset.

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Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

	Year Ended December 31,
			Dollar	Percent
	2002	2001	Change	Change

	(amounts in thousands)

Revenue:
Rents	$248,075	$228,149	$19,926	8.7%
Tenant reimbursements	33,263	31,993	1,270	4.0%
Other	9,702	10,346	(644)	-6.2%

Total revenue	291,040	270,488	20,552	7.6%

Operating Expenses:
Property operating expenses	74,967	70,604	4,363	6.2%
Real estate taxes	25,196	22,435	2,761	12.3%
Interest	63,522	67,496	(3,974)	-5.9%
Depreciation and amortization	56,431	67,224	(10,793)	-16.1%
Administrative expenses	14,804	15,177	(373)	-2.5%
Non-recurring charges	—	6,600	(6,600)	-100.0%

Total operating expenses	234,920	249,536	(14,616)	-5.9%

Income from continuing operations before equity in
income of real estate ventures, and net gain on sales	56,120	20,952	35,168	167.9%
Equity in income of real estate ventures	987	2,768	(1,781)	-64.3%

Income from continuing operations before net gain
on sales	57,107	23,720	33,387	140.8%
Net gain on sales of interest in real estate	—	4,524	(4,524)	0.0%

Income from continuing operations	57,107	28,244	28,863	102.2%
Income from discontinued operations	16,029	14,100	1,929	13.7%

Net income	$73,136	$42,344	$30,792	72.7%

Of the 238 Properties owned by the Company as of December 31, 2002, a total of 194 Properties containing an aggregate of 13.2 million net rentable square feet (“Same Store Properties”) were owned for the entire twelve-month periods ended December 31, 2002 and 2001.

Revenue increased to $291.0 million for 2002 as compared to $270.5 million for 2001, primarily due to increased rental rates and additional properties in 2002, offset by decreased occupancy. The straight-line rent adjustment increased revenues by $5.8 million in 2002 and $5.4 million in 2001. Other revenue represents lease termination fees, leasing commissions, third-party management fees and interest income. Other revenue decreased to $9.7 million in 2002 from $10.3 million in 2001 primarily due to reduced interest income earned in 2002 as compared to 2001. Revenue for Same Store Properties decreased to $233.3 million in 2002 from $236.6 million in 2001. This decrease was the result of decreased occupancy in 2002 as compared to 2001. Average occupancy for the Same Store Properties decreased to 90.4% in 2002 from 94.5% in 2001.

Property operating expenses increased to $75.0 million in 2002 as compared to $70.6 million in 2001, primarily due to increased insurance and security costs and additional properties in 2002. Property operating expenses included a provision for doubtful accounts of $.9 million in 2002 and $2.9 million in 2001 to provide for increased tenant credit risk. Property operating expenses for the Same Store Properties increased to $71.2 million in 2002 as compared to $69.9 million in 2002 as a result of higher insurance and security costs.

Real estate taxes increased to $25.2 million in 2002 as compared to $22.4 million in 2001, primarily due to increased real estate tax assessments in 2002 and additional properties in 2002. Real estate taxes for the Same Store Properties increased to $21.9 million in 2002 as compared to $20.8 million in 2001 as a result of higher tax rates and property assessments.

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Interest expense decreased to $63.5 million in 2002 as compared to $67.5 million in 2001, primarily due to decreased interest rates offset by increased average borrowings during 2002. Average outstanding debt balances for 2002 were $1.0 billion as compared to $949.5 million for 2001. Our weighted-average interest rate from its unsecured credit facilities after giving effect to hedging activities on the unsecured credit facilities decreased to 5.41% in 2002 from 6.48% in 2001 and on mortgage notes payable decreased to 7.27% in 2002 from 7.39% in 2001.

Depreciation decreased to $50.8 million in 2002 as compared to $62.9 million in 2001 primarily due to a change made by us in the estimated useful lives of buildings from 25 to 40 years. The impact of this change in useful lives was $19.0 million or $0.53 per share for the year ended December 31, 2002. Management determined that the longer period better reflected the useful lives of the buildings. Amortization, related to deferred leasing costs, increased to $5.6 million in 2002 as compared to $4.3 million in 2001, primarily due to increased leasing activity and additional properties in 2002.

Administrative expenses decreased to $14.8 million in 2002 as compared to $15.2 million in 2001, primarily due to decreased amortization of restricted stock.

Equity in income of Real Estate Ventures decreased to $1.0 million in 2002 as compared to $2.8 million in 2001. The 2001 results include a $785,000 gain on the sale of our interests in a Real Estate Venture. In addition, we acquired the remaining partnership interests in three Real Estate Ventures, and, accordingly, the results attributable to these properties are now consolidated from the date of acquisition.

During 2002, we sold two land parcels containing an aggregate of 12.8 acres for $.7 million with no net gain realized. During 2001, we sold three office properties, eight industrial properties and four land parcels for $31.3 million, realizing a net gain of $4.5 million.

Discontinued operations increased to $16.0 million in 2002 from $14.1 million in 2001 primarily due to net gain on sales of real estate investments of $8.6 million in 2002. During 2002, we sold 23 office properties containing an aggregate of 1.4 million net rentable square feet and 20 industrial properties containing an aggregate of .9 million net rentable square feet for an aggregate of $190.1 million, realizing a net gain of $8.6 million. We also recorded an impairment loss in 2002 of $665,000 related to one property held-for-sale for which the anticipated net sales price is less than the book value of the asset.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

During the three-month period ended March 31, 2004, we generated $33.1 million in cash flow from operating activities. Other sources of cash flow for the three-month period consisted of: (i) $176.6 million in net proceeds from unit issuances, (ii) $130.0 million of proceeds from draws on a revolving credit facility, (iii) $2.0 million of proceeds from sales of properties, (iv) $.3 million of cash distributions from Real Estate Ventures, and (v) $.4 million of cash acquired from the consolidation of two Real Estate Ventures that are variable interest entities and as to which we are considered the primary beneficiary. During the three-month period ended March 31, 2004, cash out-flows consisted of: (i) $170.0 million of credit facility repayments, (ii) $93.8 million of repurchases of Series B Preferred Units and Class A Units, (iii) $37.2 million of mortgage note repayments, (iv) $21.0 million of distributions to unit holders, (v) $18.4 million to fund development and capital expenditures, (vi) $2.0 million of leasing costs, (vii) $.9 million of escrowed cash and (viii) $.1 million of additional investment in Real Estate Ventures.

During the three-month period ended March 31, 2003, we generated $27.7 million in cash flow from operating activities. Other sources of cash flow for the three-month period consisted of $3.2 million of proceeds from sales of properties. During the three-month period ended March 31, 2003, cash out-flows consisted of: (i) $21.2 million of distributions to unit holders, (ii) $12.0 million of revolving credit facility repayments, (iii) $7.1 million to fund development and capital expenditures, (iv) $6.2 million of mortgage note repayments and deferred financing costs, (v) $1.5 million of leasing costs, (vi) $1.2 million of escrowed cash, and (vii) $.1 million of additional investment in Real Estate Ventures.

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During 2003 we generated $118.8 million in cash flow from operating activities. Other sources of cash in-flows consisted of: (i) $220.0 million of proceeds from draws on a revolving credit facility, (ii) $159.1 million in net proceeds from unit issuances, (iii) $87.5 million of net proceeds from property sales, (iv) $3.3 million of cash distributions from Real Estate Ventures, (v) $2.5 million from payments on employee stock loans and (vi) $1.9 million of escrowed cash. During 2003, cash out-flows consisted of: (i) $222.0 million of credit facility repayments, (ii) $91.4 million of Preferred Unit repurchases, (iii) $82.1 million of mortgage note repayments, (iv) $88.9 million of distributions to unit holders, (v) $67.5 million for property acquisitions, (vi) $50.9 million to fund capital expenditures, (vii) $7.8 million of leasing costs, (viii) $.5 million of additional investment in Real Estate Ventures and (ix) $.1 million of debt costs.

During 2002 we generated $128.8 million in cash flow from operating activities. Other sources of cash in-flows consisted of: (i) $115.0 million of proceeds from the Term Loan and draws on a revolving credit facility, (ii) $78.0 million of net proceeds from property sales, (iii) proceeds from $20.2 million of additional mortgage notes payable, (iv) $2.5 million of escrowed cash, (v) $2.0 million of cash distributions from Real Estate Ventures and (vi) $1.7 million from payments on employee stock loans. During 2002, cash out-flows consisted of: (i) $102.3 million of credit facility repayments, (ii) $85.6 million of distributions to unit holders, (iii) $48.6 million of mortgage note repayments, (iv) $38.8 million to fund capital expenditures, (v) $25.1 million for property acquisitions, (vi) $20.2 million to repurchase Units, (vii) $13.1 million of leasing costs, and (viii) $.7 million of debt costs and (ix) $.4 million of additional investment in Real Estate Ventures.

During 2001, we generated $152.1 million in cash flow from operating activities. Other sources of cash in-flows consisted of: (i) proceeds from $135.2 million of additional mortgage notes payable, (ii) $91.0 million of proceeds from draws on the revolving credit facility, (iii) $31.3 million of net proceeds from property sales, (iv) $5.5 million of cash distributions from Real Estate Ventures and (v) $2.5 million from payments on employee stock loans. During 2001, cash out-flows consisted of: (i) $127.9 million of mortgage note repayments, (ii) $107.4 million to fund capital expenditures, (iii) $83.2 million of distributions to unit holders, (iv) $40.4 million for property acquisitions, (v) $35.0 million to repay borrowings under the credit facility, (vi) $6.5 million to repurchase Units, (vi) $9.2 million of leasing costs, (vii) $5.6 million of debt costs, (viii) $2.5 million of additional investment in Real Estate Ventures and (ix) $1.0 million of escrowed cash.

Capitalization

At March 31, 2004, we maintained a $500 million revolving credit facility. In May 2004, we obtained a new Credit Facility as more fully described in Item 1 - Business – Credit Facility. The proceeds from the new Credit Facility were used to repay our predecessor revolving credit facility.

As of March 31, 2004, we had approximately $817.0 million of debt outstanding, consisting of $265.0 million of borrowings under our predecessor credit facility, $100.0 million under the Term Loan and $452.0 million of mortgage notes payable. The mortgage notes payable consists of $427.3 million of fixed rate loans and $24.7 million of variable rate loans. Additionally, we had entered into interest rate swap agreements to fix the interest rate on $175 million of our predecessor credit facility through June 29, 2004. The mortgage loans mature between November 2004 and July 2027. As of March 31, 2004, we also had $10.7 million of letters of credit outstanding under the predecessor credit facility and $224.3 million of unused availability under the predecessor credit facility. For the three-month period ended March 31, 2004, the weighted-average interest rate under our predecessor credit facility and the related swap agreements was 4.64% per annum, the average interest rate for the Term Loan was 2.76% per annum and the weighted-average interest rate for borrowings under mortgage notes payable and the related cap agreements was 7.33% per annum.

On January 12, 2004, Brandywine Realty Trust sold 2,645,000 of its Common Shares for net proceeds of approximately $69.3 million and contributed these net proceeds to us in exchange for 2,645,000 GP Units. We used the net proceeds to reduce the outstanding balance under our credit facility.

In February 2004, we redeemed all of our then outstanding Series B Preferred Units. The Series B Preferred Units had an aggregate stated value of $97.5 million and accrued distributions at 7.25% per annum. We redeemed all of the Series B Preferred Units for an aggregate price of $93.0 million, together with accrued but unpaid distributions from January 1, 2004 and recorded a gain of $4.5 million as an adjustment to net income available to Common Partnership Unitholders.

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On February 27, 2004, Brandywine Realty Trust sold 2,300,000 of its 7.375% Series D Cumulative Redeemable Preferred Shares for net proceeds of approximately $55.5 million and contributed these net proceeds to us in exchange for 7.375% Series E Preferred Mirror Units. We used the net proceeds to reduce the outstanding balance under our credit facility, including amounts advanced under our credit facility to fund the redemption of Series B Preferred Units.

On March 3, 2004, Brandywine Realty Trust sold 1,840,000 of its Common Shares for net proceeds of approximately $50.7 million and contributed these net proceeds to us in exchange for 1,840,000 GP Units. We used the net proceeds to reduce the outstanding balance under our credit facility.

The Board of Trustees of Brandywine Realty Trust approved a share repurchase program authorizing it to repurchase up to 4,000,000 of its outstanding Common Shares. Through March 31, 2004, Brandywine Realty Trust had repurchased 3.2 million of its Common Shares at an average price of $17.75 per share. Concurrent with share repurchases by Brandywine Realty Trust, we have repurchased 3.2 million of our GP Units from Brandywine Realty Trust at an average price of $17.75 per GP Unit. Under the share repurchase program, Brandywine Realty Trust has the authority to repurchase an additional 762,000 shares. No time limit has been placed on the duration of the share repurchase program.

Short- and Long-Term Liquidity

We believe that cash flow from operations and current financing alternatives are adequate to fund our short-term liquidity requirements for 2004. Cash flow from operations is generated primarily from rental revenues, operating expense reimbursements from tenants, and by providing management services to third parties. We intend to use these funds to meet our principal short-term liquidity needs, which are to fund operating expenses, debt service requirements, recurring capital expenditures, tenant allowances, leasing commissions and the minimum distributions required to maintain Brandywine Realty Trust’s REIT qualifications under the Internal Revenue Code.

On March 25, 2004, Brandywine Realty Trust authorized us to declare a quarterly dividend distribution of $0.44 per unit, paid on April 15, 2004 to Class A Unit holders of record as of April 6, 2004, and to the GP Unit holder. Distributions of $1.76 per unit were declared in each of 2003 and 2002.

On March 25, 2004, the Partnership declared distributions to holders of its Series A Preferred Mirror Units, Series D Preferred Mirror Units and Series E Preferred Mirror Units, which are currently entitled to a cumulative preferential return of 7.25%, 7.50% and 7.375%, respectively. Distributions paid on April 15, 2004 to holders of Series A Preferred Mirror Units, Series D Preferred Mirror Units and Series E Preferred Mirror Units totaled $.7 million, $.9 million and $.4 million, respectively.

Future distributions by us will be declared at the discretion of Brandywine Realty Trust as our general partner and will depend on our actual cash flow, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986 and such other factors as Brandywine Realty Trust deems relevant.

We expect to meet our long-term liquidity requirements, such as for property acquisitions, development, investments in real estate ventures, scheduled debt maturities, major renovations, expansions and other significant capital improvements, through borrowings under our Credit Facility, long-term secured and unsecured indebtedness, the issuance of Units and the disposition of certain properties.

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Commitments and Contingencies

The following table outlines the timing of payment requirements related to our commitments as of March 31, 2004:

	Payments by Period (in thousands)

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Mortgage notes payable:
Fixed rate	$427,275	$8,946	$25,674	$41,321	$351,334
Variable rate	24,774	131	407	552	23,684

	452,049	9,077	26,081	41,873	375,018

Revolving credit facility	265,000	305,000	—	—	—
Unsecured debt	100,000	—	100,000	—	—
Other Liabilities	1,350	602	748	—	—

	$818,399	$314,679	$126,829	$41,873	$375,018

We intend to refinance our mortgage notes payable as they become due or repay those that are secured by properties being sold. In May 2004, we obtained a new Credit Facility as more fully described in Item I – Business – Credit Facility.

Off-Balance Sheet Arrangements

We are not dependent on the use of any off-balance sheet financing arrangements for liquidity. Our off-balance sheet arrangements are discussed in Note 6 to the consolidated financial statements: “Investment in Unconsolidated Real Estate Ventures”. Additional information about the debt of our unconsolidated Real Estate Ventures is included in Item 3 – Properties.

Inflation

A majority of our leases provide for escalations of real estate taxes and operating expenses either on a triple net basis or over a base amount. In addition, many of the office leases provide for fixed base rent increases. We believe that inflationary increases in expenses will be significantly offset by expense reimbursement and contractual rent increases.

Interest Rate Risk and Sensitivity Analysis

The analysis below presents the sensitivity of the market value of our financial instruments to selected changes in market rates. The range of changes chosen reflects our view of changes which are reasonably possible over a one-year period. Market values are the present value of projected future cash flows based on prevailing market conditions at March 31, 2004.

Our financial instruments consist of both fixed and variable rate debt. As of March 31, 2004, our consolidated debt consisted of $427.3 million in fixed rate mortgages and $24.7 million in variable rate mortgage notes, $265.0 million borrowings under our predecessor credit facility and $100.0 million under our Term Loan. All financial instruments were entered into for other than trading purposes and the net market value of these financial instruments is referred to as the net financial position. Changes in interest rates have different impacts on the fixed and variable rate portions of our debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial position, but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows, but does not impact the net financial position.

We have entered into interest rate swap and rate cap agreements designed to reduce the impact of interest rate changes on our variable rate debt. At March 31, 2004, we had interest rate swap agreements for notional principal amounts aggregating $175 million. The swap agreements effectively fix the LIBOR interest rate on $100 million of credit facility borrowings at 4.230% and on $75 million of credit facility borrowings at 4.215%, in each case until June 29, 2004. The interest rate cap agreement effectively limits the interest rate on a mortgage with a notional value of $28 million at 8.7% until July 2004. After giving effect to our swap arrangements, our total variable rate debt subject to interest rate sensitivity was $214.7 million at March 31, 2004.

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As of March 31, 2004, the carrying value of our fixed rate debt was $427.3 million and had a fair value of $489.8 million. Changes in market interest rates on our fixed-rate debt impacts the fair value of the debt, but it has no impact on interest incurred or cash flow. The sensitivity analysis related to our fixed debt assumes an immediate 100 basis point move in interest rates from their actual March 31, 2004 levels, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease in the fair market value of our fixed-rate debt by $31.2 million at March 31, 2004. A 100 basis point decrease in market interest rates would result in an increase in the fair market value of our fixed-rate debt by $34.7 million at March 31, 2004.

Based on our variable rate debt as of March 31, 2004, a 1% increase in interest rates would result in an additional $3.5 million in interest expense per year and a 1% decrease would reduce interest expense by $3.5 million per year.

Item 3. Properties

Properties

As of March 31, 2004, we owned 207 office properties, 24 industrial facilities and one mixed-use property that contained an aggregate of approximately 15.7 million net rentable square feet. The properties are located in the markets in and surrounding Philadelphia, Pennsylvania; New Jersey; and Richmond, Virginia. As of March 31, 2004, the Properties were approximately 90.0% leased to 1,023 tenants and had an average age of approximately 17.6 years. The office properties are primarily one to three story suburban office buildings containing an average of approximately 72,922 net rentable square feet. The industrial properties accommodate a variety of tenant uses, including light manufacturing, assembly, distribution and warehousing. We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which we believe are adequate.

We had the following projects in development or redevelopment as of March 31, 2004:

			%	Estimated	Estimated	Total Cost	Estimated
			Leased	Project	Project	Incurred	Total
		Rentable	as of	Completion	Stabilization	as of	Development
Project Name	Location	Square Feet	3/31/04	Date	Date (a)	3/31/04	Cost (b)

						(in 000's)	(in 000's)
Under Development:
Cira Centre	Philadelphia, PA	727,725	62%	Dec-05	Apr-07	$13,396	$177,642
Bishops Gate	Mount Laurel, NJ	52,986	69%	Jul-04	Jul-05	3,226	8,048
6990 Snowdrift (Bldg A)	Allentown, PA	44,200	69%	Oct-03	Dec-04	5,361	5,713
6990 Snowdrift (Bldg B)	Allentown, PA	27,900	0%	Dec-03	Dec-04	2,396	3,292

		852,811				24,379	194,695

Under Redevelopment:
7535 Windsor Drive	Allentown, PA	128,061	59%	Oct-03	Dec-04	$3,026	$3,474
855 Springdale Drive	West Whitefield, PA	50,750	0%	Dec-04	Dec-05	172	3,400
501 Office Center Drive	Fort Washington, PA	114,837	32%	Oct-03	Dec-04	1,274	12,044

		293,648				4,472	18,918

		1,146,459				$28,851	$213,613

(a)	Stabilization date represents date at which the property is projected to be 95% leased.

(b)	Total development cost includes land acquisition costs, land carry costs, hard and soft construction costs, tenant improvements and broker commissions.

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The following table sets forth information with respect to the Properties at March 31, 2004:

Property Name		Location	State	Year Built	Net Rentable Square Feet	Percentage Leased as of March 31, 2004 (a)	Total Base Rent for the Annualized Twelve Months as of March 31, 2004 (b) (000's)	Average Annualized Rental Rate as of March 31, 2004 (c)

PENNSYLVANIA SEGMENT

100-300 Gundy Drive		Reading	PA	1970	448,212	96.8%	$6,917	$15.60

401 Plymouth Road		Plymouth Meeting	PA	2001	202,662	88.9%	5,380	29.98

Philadelphia Marine Center	(d)	Philadelphia	PA	Various	181,900	100.0%	806	7.42

300 Corporate Center Drive		Camp Hill	PA	1989	175,280	100.0%	3,391	20.63

111 Presidential Boulevard		Bala Cynwyd	PA	1997	173,095	37.7%	1,755	24.51

751-761 Fifth Avenue		King Of Prussia	PA	1967	158,000	100.0%	498	3.15

630 Allendale Road		King of Prussia	PA	2000	150,000	100.0%	3,678	24.30

640 Freedom Business Center	(d)	King Of Prussia	PA	1991	132,000	99.0%	3,117	26.61

100 Katchel Blvd		Reading	PA	1970	131,082	100.0%	2,960	21.46

52 Swedesford Square		East Whiteland Twp.	PA	1988	131,017	100.0%	2,862	23.75

105 / 140 Terry Drive		Newtown	PA	1982	128,666	92.5%	1,755	15.19

7535 Windsor Drive		Allentown	PA	1988	128,061	— (e)	—	—

400 Berwyn Park		Berwyn	PA	1999	124,172	42.5%	1,713	31.44

101 Lindenwood Drive		Malvern	PA	1988	118,121	95.3%	2,489	21.90

501 Office Center Drive		Fort Washington	PA	1974	114,837	— (e)	—	—

7130 Ambassador Drive		Allentown	PA	1991	114,049	—	—	0.00

7350 Tilghman Street		Allentown	PA	1987	111,500	100.0%	1,976	19.81

300 Berwyn Park		Berwyn	PA	1989	109,919	97.0%	2,035	22.82

50 Swedesford Square		East Whiteland Twp.	PA	1986	109,800	100.0%	1,928	18.87

920 Harvest Drive		Blue Bell	PA	1990	104,505	100.0%	2,100	20.27

442 Creamery Way		Exton	PA	1991	104,500	100.0%	598	6.64

935 First Avenue		King of Prussia	PA	2001	103,090	—	—	—

100 Brandywine Boulevard		Newtown	PA	2002	102,000	100.0%	2,681	23.72

500 Office Center Drive		Fort Washington	PA	1974	101,303	97.9%	1,877	22.25

7450 Tilghman Street		Allentown	PA	1986	100,000	81.2%	1,423	19.59

301 Lindenwood Drive		Malvern	PA	1984	97,624	85.5%	1,794	18.30

555 Croton Road		King of Prussia	PA	1999	96,909	100.0%	2,853	23.27

500 North Gulph Road		King Of Prussia	PA	1979	93,082	68.4%	1,335	21.38

620 West Germantown Pike		Plymouth Meeting	PA	1990	90,169	82.8%	1,712	24.75

610 West Germantown Pike		Plymouth Meeting	PA	1987	90,152	95.5%	2,379	31.25

630 West Germantown Pike		Plymouth Meeting	PA	1988	89,925	86.2%	1,989	28.18

600 West Germantown Pike		Plymouth Meeting	PA	1986	89,681	94.0%	2,210	30.10

630 Freedom Business Center	(d)	King Of Prussia	PA	1989	86,683	94.3%	1,915	26.99

620 Freedom Business Center	(d)	King Of Prussia	PA	1986	86,559	45.4%	889	14.72

1200 Swedsford Road		Berwyn	PA	1994	86,000	100.0%	1,666	27.64

595 East Swedesford Road		Wayne	PA	1998	81,890	100.0%	2,117	26.25

3331 Street Road -Greenwood Square		Bensalem	PA	1986	81,575	100.0%	1,673	21.11

1050 Westlakes Drive		Berwyn	PA	1984	80,000	100.0%	2,415	31.95

One Progress Avenue		Horsham	PA	1986	79,204	100.0%	841	11.60

1060 First Avenue	(d)	King Of Prussia	PA	1987	77,718	52.5%	878	21.28

741 First Avenue		King Of Prussia	PA	1966	77,184	100.0%	580	8.00

323 Norristown Road		Lower Gwyned	PA	1988	76,287	97.1%	1,739	17.37

1040 First Avenue	(d)	King Of Prussia	PA	1985	75,488	64.0%	1,145	25.80

200 Berwyn Park		Berwyn	PA	1987	75,025	93.8%	1,661	26.61

1020 First Avenue	(d)	King Of Prussia	PA	1984	74,556	100.0%	1,642	21.52

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Property Name		Location	State	Year Built	Net Rentable Square Feet	Percentage Leased as of March 31, 2004 (a)	Total Base Rent for the Annualized Twelve Months as of March 31, 2004 (b) (000's)	Average Annualized Rental Rate as of March 31, 2004 (c)

1000 First Avenue	(d)	King Of Prussia	PA	1980	74,139	95.9%	1,537	23.26

160 - 180 West Germantown Pike		East Norriton	PA	1982	73,394	61.5%	897	19.08

436 Creamery Way		Exton	PA	1991	72,300	89.1%	604	11.93

14 Campus Boulevard		Newtown Square	PA	1998	69,542	100.0%	1,460	23.10

500 Enterprise Road		Horsham	PA	1990	66,751	100.0%	675	16.30

575 East Swedesford Road		Wayne	PA	1985	66,503	100.0%	1,750	28.36

925 Harvest Drive		Blue Bell	PA	1990	63,663	90.7%	1,156	20.43

429 Creamery Way		Exton	PA	1996	63,420	100.0%	760	13.84

610 Freedom Business Center	(d)	King Of Prussia	PA	1985	62,991	88.6%	1,342	26.96

980 Harvest Drive		Blue Bell	PA	1988	62,379	100.0%	1,442	25.22

426 Lancaster Avenue		Devon	PA	1990	61,102	100.0%	1,107	18.34

3329 Street Road -Greenwood Square		Bensalem	PA	1985	60,705	100.0%	1,054	19.42

1180 Swedesford Road		Berwyn	PA	1987	60,371	100.0%	1,728	29.24

1160 Swedesford Road		Berwyn	PA	1986	60,099	91.7%	1,359	25.09

200 Corporate Center Drive		Camp Hill	PA	1989	60,000	100.0%	1,071	18.48

321 Norristown Road		Lower Gwyned	PA	1988	59,994	100.0%	1,128	18.29

100 Berwyn Park		Berwyn	PA	1986	57,731	68.4%	754	28.73

440 Creamery Way		Exton	PA	1991	57,218	100.0%	518	12.04

640 Allendale Road		King of Prussia	PA	2000	56,034	100.0%	350	8.16

565 East Swedesford Road		Wayne	PA	1984	55,789	75.5%	1,116	28.05

680 Allendale Road		King Of Prussia	PA	1962	52,528	100.0%	544	11.97

2240/50 Butler Pike		Plymouth Meeting	PA	1984	52,229	100.0%	886	21.05

650 Park Avenue		King Of Prussia	PA	1968	51,711	14.9%	49	6.45

1155 Business Center Drive		Horsham	PA	1990	51,388	100.0%	712	18.75

486 Thomas Jones Way		Exton	PA	1990	51,372	88.9%	773	18.66

800 Business Center Drive		Horsham	PA	1986	51,236	100.0%	598	15.33

855 Springdale Drive		Exton	PA	1986	50,750	— (e)	—	—

660 Allendale Road		King of Prussia	PA	1962	50,635	100.0%	365	8.66

15 Campus Boulevard		Newtown Square	PA	2002	50,000	100.0%	1,338	25.93

875 First Avenue		King Of Prussia	PA	1966	50,000	100.0%	1,038	18.66

630 Clark Avenue		King Of Prussia	PA	1960	50,000	100.0%	301	7.17

620 Allendale Road		King Of Prussia	PA	1961	50,000	79.8%	857	21.16

7150 Windsor Drive		Allentown	PA	1988	49,420	100.0%	609	15.81

479 Thomas Jones Way		Exton	PA	1988	49,264	84.2%	651	17.00

17 Campus Boulevard		Newtown Square	PA	2001	48,565	100.0%	1,224	25.90

520 Virginia Drive		Fort Washington	PA	1987	48,122	100.0%	902	19.75

11 Campus Boulevard		Newtown Square	PA	1998	47,700	100.0%	1,077	23.21

456 Creamery Way		Exton	PA	1987	47,604	100.0%	364	7.87

6575 Snowdrift Road		Allentown	PA	1988	47,091	100.0%	568	13.55

220 Commerce Drive		Fort Washington	PA	1985	46,080	89.5%	846	20.90

7248 Tilghman Street		Allentown	PA	1987	43,782	85.5%	568	17.87

110 Summit Drive		Exton	PA	1985	43,660	100.0%	394	11.70

585 East Swedesford Road		Wayne	PA	1998	43,635	100.0%	1,259	28.38

7360 Windsor Drive		Allentown	PA	2001	43,600	100.0%	935	23.13

1100 Cassett Road		Berwyn	PA	1997	43,480	100.0%	1,106	26.81

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Property Name		Location	State	Year Built	Net Rentable Square Feet	Percentage Leased as of March 31, 2004 (a)	Total Base Rent for the Annualized Twelve Months as of March 31, 2004 (b) (000's)	Average Annualized Rental Rate as of March 31, 2004 (c)

467 Creamery Way		Exton	PA	1988	42,000	100.0%	495	15.27

300 Welsh Road - Building I		Horsham	PA	1980	40,042	55.3%	336	21.01

7310 Tilghman Street		Allentown	PA	1985	40,000	78.9%	469	17.81

150 Corporate Center Drive		Camp Hill	PA	1987	39,401	93.9%	665	17.72

1336 Enterprise Drive		West Goshen	PA	1989	39,330	100.0%	720	20.50

600 Park Avenue		King Of Prussia	PA	1964	39,000	100.0%	530	15.44

412 Creamery Way		Exton	PA	1999	38,098	57.9%	452	19.98

755 Business Center Drive		Horsham	PA	1998	38,050	100.0%	576	24.45

18 Campus Boulevard		Newtown Square	PA	1990	37,374	100.0%	809	22.19

457 Creamery Way		Exton	PA	1990	36,019	100.0%	427	16.40

100 Arrandale Boulevard		Exton	PA	1997	34,931	100.0%	550	19.52

7010 Snowdrift Road		Allentown	PA	1991	33,029	100.0%	448	18.91

300 Lindenwood Drive		Allentown	PA	1991	33,000	100.0%	747	23.17

2260 Butler Pike		Plymouth Meeting	PA	1984	31,892	63.6%	466	22.60

700 Business Center Drive		Horsham	PA	1986	30,773	33.0%	190	17.50

120 West Germantown Pike		Plymouth Meeting	PA	1984	30,546	50.0%	279	17.87

650 Dresher Road		Horsham	PA	1984	30,071	100.0%	684	22.25

655 Business Center Drive		Horsham	PA	1997	29,849	100.0%	427	15.81

468 Thomas Jones Way		Exton	PA	1990	28,934	100.0%	543	18.79

630 Dresher Road		Horsham	PA	1987	28,894	100.0%	681	24.00

1700 Paoli Pike		Malvern	PA	2000	28,000	100.0%	505	17.61

140 West Germantown Pike		Plymouth Meeting	PA	1984	25,357	95.4%	460	22.83

3333 Street Road -Greenwood Square		Bensalem	PA	1988	25,000	100.0%	539	21.79

800 Corporate Circle Drive		Harrisburg	PA	1979	24,862	100.0%	394	15.98

2490 Boulevard of the Generals		King Of Prussia	PA	1975	20,600	100.0%	420	20.40

481 John Young Way		Exton	PA	1997	19,275	100.0%	405	21.95

100 Lindenwood Drive		Malvern	PA	1985	18,400	100.0%	303	9.00

500 Nationwide Drive		Harrisburg	PA	1977	18,027	100.0%	324	18.58

600 Corporate Circle Drive		Harrisburg	PA	1978	17,858	100.0%	288	16.30

300 Welsh Road - Building II		Horsham	PA	1980	17,750	100.0%	385	21.55

748 Springdale Drive		Exton	PA	1986	13,950	100.0%	255	19.21

200 Lindenwood Drive		Malvern	PA	1984	12,600	—	—	—

2404 Park Drive		Harrisburg	PA	1983	11,000	64.8%	98	14.63

111 Arrandale Road		Exton	PA	1996	10,479	100.0%	191	23.64

2401 Park Drive		Harrisburg	PA	1984	10,074	33.2%	62	17.95

George Kachel Farmhouse		Reading	PA	2000	1,664	100.0%	22	13.00

400 Commerce Drive		Newark	DE	1997	154,086	100.0%	2,268	15.07

One Righter Parkway	(d)	Wilmington	DE	1989	104,828	100.0%	2,293	24.76

Two Righter Parkway	(d)	Wilmington	DE	1987	95,514	100.0%	1,919	21.02

200 Commerce Drive		Newark	DE	1998	68,034	100.0%	1,073	15.85

100 Commerce Drive		Newark	DE	1989	62,787	65.0%	737	18.34

111/113 Pencader Drive		Newark	DE	1990	52,665	72.4%	378	11.20

NEW JERSEY SEGMENT

50 East State Street		Trenton	NJ	1989	305,884	92.2%	5,194	24.66

1009 Lenox Drive		Lawrenceville	NJ	1989	180,460	100.0%	4,698	26.86

10000 Midlantic Drive		Mt. Laurel	NJ	1990	179,098	100.0%	2,851	24.17

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Property Name	Location	State	Year Built	Net Rentable Square Feet	Percentage Leased as of March 31, 2004 (a)	Total Base Rent for the Annualized Twelve Months as of March 31, 2004 (b) (000's)	Average Annualized Rental Rate as of March 31, 2004 (c)

33 West State Street	Trenton	NJ	1988	167,774	100.0%	2,975	28.85

Main Street - Plaza 1000	Voorhees	NJ	1988	162,364	96.6%	3,484	24.13

55 U.S. Avenue	Gibbsboro	NJ	1982	138,982	25.5%	328	9.50

457 Haddonfield Road	Cherry Hill	NJ	1990	121,737	99.9%	2,728	23.44

2000 Midlantic Drive	Mt. Laurel	NJ	1989	121,658	97.3%	1,908	21.63

2000 Lenox Drive	Lawrenceville	NJ	2000	119,114	100.0%	3,200	28.23

700 East Gate Drive	Mt. Laurel	NJ	1984	118,899	100.0%	2,516	23.47

989 Lenox Drive	Lawrenceville	NJ	1984	112,055	96.6%	2,698	26.11

993 Lenox Drive	Lawrenceville	NJ	1985	111,124	100.0%	2,834	23.87

1000 Howard Boulevard	Mt. Laurel	NJ	1988	105,312	100.0%	1,996	22.49

One South Union Place	Cherry Hill	NJ	1982	99,573	90.4%	1,550	19.46

997 Lenox Drive	Lawrenceville	NJ	1987	97,277	100.0%	2,386	24.76

1000 Atrium Way	Mt. Laurel	NJ	1989	97,158	74.6%	1,389	18.45

1120 Executive Boulevard	Marlton	NJ	1987	95,278	100.0%	2,082	25.42

15000 Midlantic Drive	Mt. Laurel	NJ	1991	84,056	96.3%	1,466	23.02

220 Lake Drive East	Cherry Hill	NJ	1988	78,509	100.0%	1,789	23.48

1007 Laurel Oak Road	Voorhees	NJ	1996	78,205	100.0%	621	7.94

10 Lake Center Drive	Marlton	NJ	1989	76,359	100.0%	1,660	23.52

200 Lake Drive East	Cherry Hill	NJ	1989	76,352	88.7%	1,552	23.75

Three Greentree Centre	Marlton	NJ	1984	69,300	100.0%	1,398	21.83

King & Harvard Avenue	Cherry Hill	NJ	1974	67,444	100.0%	1,337	20.59

9000 Midlantic Drive	Mt. Laurel	NJ	1989	67,299	100.0%	836	20.37

6 East Clementon Road	Gibbsboro	NJ	1980	66,236	95.4%	1,066	16.78

701 East Gate Drive	Mt. Laurel	NJ	1986	61,794	72.1%	991	21.22

210 Lake Drive East	Cherry Hill	NJ	1986	60,604	100.0%	1,332	22.94

308 Harper Drive	Mt. Laurel	NJ	1976	59,500	86.4%	1,029	21.85

305 Fellowship Drive	Mt. Laurel	NJ	1980	56,824	91.3%	1,087	24.48

Two Greentree Centre	Marlton	NJ	1983	56,075	100.0%	1,033	21.62

309 Fellowship Drive	Mt. Laurel	NJ	1982	55,911	100.0%	1,208	23.80

One Greentree Centre	Marlton	NJ	1982	55,838	94.3%	935	19.12

8000 Lincoln Drive	Marlton	NJ	1997	54,923	67.1%	718	20.84

307 Fellowship Drive	Mt. Laurel	NJ	1981	54,485	94.9%	1,100	20.98

303 Fellowship Drive	Mt. Laurel	NJ	1979	53,848	85.5%	815	19.91

1000 Lenox Drive	Lawrenceville	NJ	1982	52,264	100.0%	1,319	22.50

2 Foster Avenue	Gibbsboro	NJ	1974	50,761	100.0%	247	5.31

4000 Midlantic Drive	Mt. Laurel	NJ	1998	46,945	100.0%	905	21.54

Five Eves Drive	Marlton	NJ	1986	45,564	95.2%	737	17.61

161 Gaither Drive	Mount Laurel	NJ	1987	44,739	100.0%	916	21.58

Main Street - Piazza	Voorhees	NJ	1990	41,408	92.2%	665	16.64

30 Lake Center Drive	Marlton	NJ	1986	40,287	100.0%	801	20.23

20 East Clementon Road	Gibbsboro	NJ	1986	38,260	100.0%	696	19.23

Two Eves Drive	Marlton	NJ	1987	37,532	100.0%	664	18.45

304 Harper Drive	Mt. Laurel	NJ	1975	32,978	100.0%	620	20.86

Main Street - Promenade	Voorhees	NJ	1988	31,445	84.6%	434	17.06

Four B Eves Drive	Marlton	NJ	1987	27,011	100.0%	344	17.93

815 East Gate Drive	Mt. Laurel	NJ	1986	25,500	100.0%	291	18.44

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Property Name	Location	State	Year Built	Net Rentable Square Feet	Percentage Leased as of March 31, 2004 (a)	Total Base Rent for the Annualized Twelve Months as of March 31, 2004 (b) (000's)	Average Annualized Rental Rate as of March 31, 2004 (c)

817 East Gate Drive	Mt. Laurel	NJ	1986	25,351	100.0%	357	16.00

Four A Eves Drive	Marlton	NJ	1987	24,687	82.8%	225	15.87

1 Foster Avenue	Gibbsboro	NJ	1972	24,255	—	—	—

4 Foster Avenue	Gibbsboro	NJ	1974	23,372	88.3%	148	8.14

7 Foster Avenue	Gibbsboro	NJ	1983	22,158	100.0%	356	18.50

10 Foster Avenue	Gibbsboro	NJ	1983	18,651	69.2%	197	17.30

305 Harper Drive	Mt. Laurel	NJ	1979	14,980	100.0%	124	8.98

5 U.S. Avenue	Gibbsboro	NJ	1987	5,000	100.0%	22	4.40

50 East Clementon Road	Gibbsboro	NJ	1986	3,080	100.0%	145	47.01

5 Foster Avenue	Gibbsboro	NJ	1968	2,000	100.0%	—	—

VIRGINIA SEGMENT

600 East Main Street	Richmond	VA	1986	424,228	72.1%	5,861	19.25

300 Arboretum Place	Richmond	VA	1988	212,643	95.8%	3,643	16.09

6802 Paragon Place	Richmond	VA	1989	143,217	78.2%	2,034	18.33

2511 Brittons Hill Road	Richmond	VA	1987	132,103	100.0%	591	5.70

2100-2116 West Laburnam Avenue	Richmond	VA	1976	127,300	92.0%	1,500	15.25

1957 Westmoreland Street	Richmond	VA	1975	121,815	100.0%	533	5.18

2201-2245 Tomlynn Street	Richmond	VA	1989	85,860	98.0%	604	8.03

100 Gateway Centre Parkway	Richmond	VA	2001	74,585	100.0%	1,470	20.12

9011 Arboretum Parkway	Richmond	VA	1991	72,932	100.0%	1,261	16.94

4805 Lake Brooke Drive	Glen Allen	VA	1996	61,836	86.6%	903	17.08

9100 Arboretum Parkway	Richmond	VA	1988	57,519	98.8%	1,054	18.88

2812 Emerywood Parkway	Henrico	VA	1980	56,076	55.8%	456	13.54

2277 Dabney Road	Richmond	VA	1986	50,400	100.0%	251	6.63

9200 Arboretum Parkway	Richmond	VA	1988	49,542	88.6%	471	11.67

9210 Arboretum Parkway	Richmond	VA	1988	48,012	89.5%	509	12.96

2212-2224 Tomlynn Street	Richmond	VA	1985	45,353	100.0%	192	3.55

2221-2245 Dabney Road	Richmond	VA	1994	45,250	84.1%	272	8.39

2251 Dabney Road	Richmond	VA	1983	42,000	100.0%	220	6.47

2161-2179 Tomlynn Street	Richmond	VA	1985	41,550	50.5%	119	6.75

2256 Dabney Road	Richmond	VA	1982	33,600	100.0%	208	7.33

2246 Dabney Road	Richmond	VA	1987	33,271	100.0%	288	9.63

2244 Dabney Road	Richmond	VA	1993	33,050	100.0%	298	9.80

9211 Arboretum Parkway	Richmond	VA	1991	30,791	86.7%	409	14.08

2248 Dabney Road	Richmond	VA	1989	30,184	100.0%	193	7.73

2130-2146 Tomlynn Street	Richmond	VA	1988	29,700	100.0%	261	10.08

2120 Tomlyn Street	Richmond	VA	1986	23,850	100.0%	138	7.58

2240 Dabney Road	Richmond	VA	1984	15,389	100.0%	139	10.12

4364 South Alston Avenue	Durham	NC	1985	56,601	100.0%	1,134	18.98

TOTAL ALL PROPERTIES / WEIGHTED AVG.				15,659,696	90.0%

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(a)	Calculated by dividing net rentable square feet included in leases signed on or before March 31, 2004 at the property by the aggregate net rentable square feet of the Property.

(b)	“Total Annualized Base Rent” as of March 31, 2004 represents base rents received during the quarter ended March 31, 2004, calculated in accordance with generally accepted accounting principles (GAAP), annualized for twelve months. Excludes tenant reimbursements for real estate taxes, operating expenses and common area maintenance and utility charges.

(c)	“Average Annualized Rental Rate” is calculated as follows: (i) for office leases written on a triple net basis, the sum of the annualized contracted base rental rates payable for all space leased as of March 31, 2004 (without giving effect to free rent or scheduled rent increases that would be taken into account under GAAP) plus the 2004 budgeted operating expenses excluding tenant electricity; and (ii) for office leases written on a full service basis, the annualized contracted base rent payable for all space leased as of March 31, 2004. In both cases, the annualized rental rate is divided by the total square footage leased as of March 31, 2004 without giving effect to free rent or scheduled rent increases that would be taken into account under GAAP.

(d)	This Property is subject to a ground lease.

(e)	These properties are under redevelopment and are excluded from the percentages for Weighted Average Percentage Leased and Average Annualized Rental Rate information.

The following table shows certain information regarding rental rates and lease expirations for the Properties at March 31, 2004, assuming none of the tenants exercises renewal options or termination rights, if any, at or prior to scheduled expirations:

				Final	Percentage
		Rentable	Final	Annualized	of Total Final
	Number of	Square	Annualized	Base Rent	Annualized
Year of	Leases	Footage	Base Rent	Per Square	Base Rent
Lease	Expiring	Subject to	Under	Foot Under	Under
Expiration	Within the	Expiring	Expiring	Expiring	Expiring	Cumulative
December 31,	Year	Leases	Leases (a)	Leases	Leases	Total

2004	195	1,465,100	$24,484,374	$16.71	9.3%	9.3%
2005	253	2,583,893	48,835,602	18.90	18.6%	27.9%
2006	213	1,828,564	33,471,114	18.30	12.7%	40.6%
2007	150	1,744,419	31,881,130	18.28	12.1%	52.8%
2008	151	1,550,336	33,078,853	21.34	12.6%	65.3%
2009	88	1,199,960	24,618,116	20.52	9.4%	74.7%
2010	40	1,049,794	24,093,783	22.95	9.2%	83.9%
2011	20	627,471	11,356,134	18.10	4.3%	88.2%
2012	15	612,623	12,263,345	20.02	4.7%	92.9%
2013	9	269,508	6,701,496	24.87	2.5%	95.4%
2014 and thereafter	31	889,652	12,042,635	13.54	4.6%	100.0%

	1,165	13,821,320	$262,826,582	$19.02	100.0%

(a)	“Final Annualized Base Rent” for each lease scheduled to expire represents the cash rental rate of base rents, excluding tenant reimbursements, in the final month prior to expiration multiplied by 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

At March 31, 2004, the Properties were leased to 1,023 tenants that are engaged in a variety of businesses. The following table sets forth information regarding leases at the Properties with the 20 tenants with the largest amounts leased based upon Annualized Escalated Rent from the Properties as of March 31, 2004:

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		Weighted				Percentage of
		Average	Aggregate	Percentage	Annualized	Aggregate
	Number	Remaining	Square	of Aggregate	Escalated	Annualized
	of	Lease Term	Feet	Leased	Rent (in	Escalated
Tenant Name (a)	Leases	in Months	Leased	Square Feet	000) (b)	Rent

State of New Jersey	7	54	443,434	3.2%	12,658	4.2%
Computer Sciences Corporation	6	30	345,284	2.5%	7,017	2.4%
Verizon	5	41	237,126	1.7%	5,720	1.9%
Penske Truck Leasing	1	201	308,205	2.2%	5,564	1.9%
Omnicare Clinical Research	1	76	150,000	1.1%	3,944	1.3%
Lockheed Martin	7	20	332,950	2.4%	4,219	1.4%
Parsons Corporation	1	72	183,478	1.3%	3,786	1.3%
First Consulting Group	1	49	118,138	0.8%	3,689	1.2%
Hartford Life	4	38	169,170	1.2%	3,690	1.2%
Aventis Behring	1	43	143,025	1.0%	3,372	1.1%
General Electric	4	19	120,758	0.9%	2,965	1.0%
ICT Group	2	136	117,151	0.8%	2,911	1.0%
Automotive Rentals	5	77	131,554	0.9%	2,910	1.0%
Highmark Corporation	5	78	136,710	1.0%	2,903	1.0%
Keystone Health Plan Central	1	5	122,101	0.9%	2,735	0.9%
Dermik Labs	1	77	80,000	0.6%	2,716	0.9%
Kimberly Clark Corporation (Scott Paper)	2	23	99,329	0.7%	2,597	0.9%
PQ Corporation	1	123	86,000	0.6%	2,549	0.9%
AstraZeneca	2	31	107,328	0.8%	2,491	0.8%
Siemens Medical Solutions	3	25	93,241	0.7%	2,414	0.8%

Consolidated Total/Weighted Average	60	62	3,524,982	25.3%	$80,850	27.1%

(a)	The identified tenant includes affiliates in certain circumstances.

(b)	Annualized Escalated Rent represents the monthly Escalated Rent for each lease in effect at March 31, 2004 multiplied by 12. Escalated Rent represents fixed base rental amounts plus tenant reimbursements which include payment of real estate taxes, operating expenses and common area maintenance and utility charges. We estimate operating expense reimbursements based on historical amounts and comparable market data.

The following table sets forth the year-end occupancy percentages of our Properties as of March 31, 2004 and for the last five years:

As of	Occupancy %

March 31, 2004	90.0%
December 31, 2003	90.7%
December 31, 2002	91.0%
December 31, 2001	92.2%
December 31, 2000	95.6%
December 31, 1999	94.1%

Real Estate Ventures

As of March 31, 2004, we had invested approximately $13.3 million in ten Real Estate Ventures (net of returns of investment received by us), excluding $2.4 million relating to our investment in two Real Estate Ventures that we consolidated as of March 31, 2004. We formed these ventures with unaffiliated third parties to develop office properties or to acquire land in anticipation of possible development of office properties. Nine of the Real Estate Ventures own ten office buildings that contain an aggregate of approximately 1.8 million net rentable square feet; one Real Estate Venture developed a hotel property that contains 137 rooms; and one Real Estate Venture holds approximately three acres of land for future development. At March 31, 2004, the operating properties owned by the Real Estate Ventures were approximately 82% leased to 84 tenants.

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Our investment in Real Estate Ventures as of March 31, 2004 is as follows (in thousands):

				Company's Share
			Real Estate	of Real Estate	Current
	Ownership	Carrying	Venture	Venture	Interest	Debt
	Percentage (1)	Amount	Debt at 100%	Income (Loss)	Rate	Maturity

Two Tower Bridge Associates	35%	$2,408	$10,483	$85	6.82%	May-08
Four Tower Bridge Associates (4)	65%	—	—	(5)	N/A	N/A
Five Tower Bridge Associates	15%	—	30,600	—	6.77%	Feb-09
Six Tower Bridge Associates (4)	65%	—	—	(34)	N/A	N/A
Eight Tower Bridge Associates	6%	1,132	38,185	(59)	3.34%	Feb-05
Tower Bridge Inn Associates	50%	2,233	11,507	(59)	8.50%	Apr-07
1000 Chesterbrook Boulevard	50%	3,320	27,777	81	6.88%	Nov-11
PJP Building Two, LC	30%	24	5,715	9	6.12%	Nov-23
PJP Building Five, LC	25%	255	5,730	19	2.69%	Oct-05
Macquarie	20%	3,910	74,500	197	4.62%	Jan-09
Florig, LP (2)	30%	—	—	—	N/A	N/A
Invesco Partnership, L.P. (3)	35%	—	—	—	N/A	N/A

		$13,282	$204,497	$234

(1)	Ownership percentage represents our entitlement to residual distributions after payments by the applicable venture of priority returns.

(2)	Represents our interest in a non-operating venture.

(3)	Our interest consists solely of a residual profit interest.

(4)	Effective March 31, 2004, we adopted the provisions of FASB Interpretation 46R and as a result, these ventures were consolidated by us as of March 31, 2004 as we held a variable interest in these entities and we were determined to be the primary beneficiary of these entities. As a result of the consolidation effective March 31, 2004 the operations of these ventures for the three-months ended March 31, 2004 are included in equity in income pf unconsolidated Real Estate Ventures on our condensed consolidated statements of operations for the three-month period ended March 31, 2004 included elsewhere herein.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of units of partnership interest in the Partnership as of the date of this Form 10 by (i) each Trustee of Brandywine Realty Trust; (ii) the Chief Executive Officer and the four other most highly compensated executive officers of Brandywine Realty Trust for the year ended December 31, 2003; (iii) all Trustees and executive officers of Brandywine Realty Trust, as a group; and (iv) holders of 5% or more of our Units.

As of the date of this Form 10, there are 3,415,214 Class A Units of the Partnership outstanding (including 1,696,760 Class A Units held by Brandywine Realty Trust). In addition, Brandywine Realty Trust owns all of our outstanding GP Units, Series A Preferred Mirror Units, Series C Preferred Mirror Units, Series D Preferred Mirror Units and Series E Preferred Mirror Units.

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	Number of	Percent of
Name and Business Address	Units Beneficially	All Units (1)
Of Beneficial Owner*	Owned (1)

Directors and Executive Officers
Donald E. Axinn (2)	811,984	1.7
D. Pike Aloian	—	—
Walter D’Alessio	—	—
Michael J. Joyce	—	—
Robert C. Larson	—	—
Anthony A. Nichols, Sr.	—	—
Charles P. Pizzi	—	—
Gerard H. Sweeney	—	—
Christopher P. Marr	—	—
Brad A. Molotsky	—	—
Anthony S. Rimikis	—	—
All trustees and executive officers as group (17 persons)	811,984	1.7

5% Holders
Brandywine Realty Trust	45,986,303	96.3

*	Unless otherwise indicated, the address is c/o Brandywine Realty Trust, 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462.

(1)	Includes GP Units and Class A Units.

(2)	Mr. Axinn has a business address at 131 Jericho Turnpike, Jericho, NY 11743.

Item 5. Directors and Executive Officers

The Partnership is managed by Brandywine Realty Trust, our sole general partner. Consequently, we do not have directors or executive officers. This Item 5 reflects information with respect to the trustees and executive officers of Brandywine Realty Trust.

Trustees

Walter D’Alessio, Chairman of the Board and Trustee. Mr. D’Alessio, age 70, was first elected a Trustee on August 22, 1996 and was appointed Chairman of the Board on March 25, 2004. Since October 2003, Mr. D’Alessio has served as Vice Chairman of NorthMarq Capital, a real estate investment banking firm headquartered in Minneapolis and with offices in Philadelphia, Pennsylvania. From 1982 until September 2003, he served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a mortgage banking firm headquartered in Philadelphia, Pennsylvania. Previously, Mr. D’Alessio served as Executive Vice President of the Philadelphia Industrial Development Corporation and Executive Director of the Philadelphia Redevelopment Authority. He also serves on the Board of Directors of Exelon, Independence Blue Cross, Point Five Technologies, Inc. and the Greater Philadelphia Chamber of Commerce.

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Anthony A. Nichols, Sr., Chairman Emeritus and Trustee. Mr. Nichols, age 64, was elected Chairman of the Board on August 22, 1996. On March 25, 2004, Mr. Nichols became Chairman Emeritus of the Board of Trustees. Mr. Nichols founded The Nichols Company, a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. and was President and Chief Executive Officer from 1982 through August 22, 1996. From 1968 to 1982, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now GMAC Mortgage Corporation) and President of Colonial Advisors (the advisor to P.N.B. Mortgage and Realty Trust). Mr. Nichols has been a member of the National Association of Real Estate Investment Trusts (“NAREIT”) and former member of the Board of Governors of the Mortgage Banking Association and Chairman of the Income Loan Committee of the regional Mortgage Bankers Association and the Executive Committee of the Greater Philadelphia Chamber of Commerce. He is a trustee and member of the Development Committee of Saint Joseph’s University. He is Chairman of the Advisory Board for the Marine Corps Scarlet and Gold Committee. His memberships include the National Association of Industrial and Office Parks (“NAIOP”) and the Urban Land Institute (“ULI”). Mr. Nichols is the father of Anthony A. Nichols, Jr., Brandywine Realty Trust’s Senior Vice President – New Business Development. The Company has agreed to use commercially reasonable efforts to cause Mr. Nichols to be nominated for election to the Board at each annual meeting of shareholders held prior to December 31, 2006. See Item 6 – Executive Compensation.

Gerard H. Sweeney, President, Chief Executive Officer and Trustee. Mr. Sweeney, age 47, has served as President and Chief Executive Officer of Brandywine Realty Trust since August 8, 1994 and as President since November 9, 1988. He was elected a Trustee on February 9, 1994. Prior to August 1994, in addition to serving as President of Brandywine Realty Trust, Mr. Sweeney also served as Vice President of LCOR, Incorporated (“LCOR”), a real estate development firm. Mr. Sweeney was employed by the Linpro Company (a predecessor of LCOR) from 1983 to 1994 and served in several capacities, including Financial Vice President and General Partner. During this time, Mr. Sweeney was responsible for the development, marketing, management, construction and financial oversight of a diversified portfolio consisting of urban high-rise, mid-rise, flex, warehouse and distribution facilities, retail and apartment complexes. Mr. Sweeney is a member of NAREIT, The World Affairs Council and the ULI. Mr. Sweeney is also a board member of U.S. RealTel, Inc., the Pennsylvania Academy of the Fine Arts, Chairman of the Schuylkill River Development Corporation and a board member of the Independence Seaport Museum and WHYY.

D. Pike Aloian, Trustee. Mr. Aloian, age 49, was first elected a Trustee on April 19, 1999. Mr. Aloian is a managing director of Rothschild Realty, a real estate investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Rothschild, Mr. Aloian is responsible for originating investment opportunities, for negotiating and structuring transactions and for monitoring the investments over their respective lives. Mr. Aloian is a Director of EastGroup Properties, Koger Equity, Inc., Merritt Properties and Advance Realty Group. He is an adjunct professor of the Columbia University Graduate School of Business. Mr. Aloian graduated from Harvard College in 1976 and received an M.B.A. from Columbia University in 1980. Mr. Aloian was initially elected to the Board of Trustees in April 1999 in connection with Brandywine Realty Trust’s issuance to Five Arrows Realty Securities III L.L.C. (“Five Arrows”) of a series of its Preferred Shares and warrants exercisable for its Common Shares. The right of Five Arrows to elect a Trustee to the Board terminated on December 30, 2003 when a portion of the Preferred Shares held by Five Arrows was redeemed and the balance was converted into Common Shares of Brandywine Realty Trust.

Donald Everett Axinn, Trustee. Mr. Axinn, age 74, was first elected a Trustee on October 6, 1998. Mr. Axinn is the founder and chairman of the Donald E. Axinn Companies, an investment firm and developer of office and industrial parks throughout the New York metropolitan area. He has published two novels and eight books of poetry, and has produced a film, SPIN, from his novel of the same name. He has served on the board of The American Academy of Poets, the advisory board for Poet Laureate Robert Pinsky, and was recently Chairman of The Nature Conservancy, Long Island Chapter. A graduate of Middlebury College and holder of a master’s degree in Humanities, he has also been awarded five honorary doctorates. Mr. Axinn has also served as an Associate Dean of Arts and Sciences at Hofstra University. In 1983, he co-founded the Interfaith Nutrition Network, which provides shelters and kitchens for the homeless and hungry on Long Island.

Michael J. Joyce, Trustee. Mr. Joyce, age 62, was first elected a Trustee on June 1, 2004. From 1995 until his retirement from Deloitte & Touche in May 2004, Mr. Joyce served as Managing Partner for New England of Deloitte & Touche, an international accounting firm. Prior to that he was, for ten years, Managing Partner for Philadelphia for Deloitte & Touche. Mr. Joyce serves on the board of directors of Heritage Property Investment Trust, Inc. and also serves on the boards of a variety of civic, cultural and educational institutions, including the University of Notre Dame, the Boston Symphony Orchestra, the Greater Boston Chamber of Commerce, the Massachusetts Business Roundtable, the Philadelphia United Way, and the Board of Visitors of the Northeastern University Business School.

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Robert C. Larson, Trustee. Mr. Larson, age 69, was first elected a Trustee on December 2, 1999. Mr. Larson is a Managing Director of Lazard Frères & Co. LLC (“Lazard”) and Chairman and Managing Principal of Lazard Frères Real Estate Investors L.L.C. (“LFREI”), the group responsible for Lazard’s principal investing activities in real estate. He also is the Chairman of Larson Realty Group, a privately owned, Detroit based company engaged in real estate investment, development, management, leasing and consulting. Mr. Larson joined The Taubman Company as Senior Vice President in 1974, was elected President and Chief Operating Officer in 1978, Chief Executive Officer in 1988 and Vice Chairman of Taubman Centers, Inc. and Chairman of the Taubman Realty Group in 1990. He retired from active management responsibilities at Taubman in December 1998 and as Vice Chairman and Director in May 2000. Taubman is a publicly traded real estate investment trust specializing in the development, management and ownership of regional retail centers. Mr. Larson serves as a Director of Intercontinental Hotels Group, PLC, a global hospitality company based in London that owns, manages, leases or franchises more than 3,300 hotels across nearly 100 countries. He is also Chairman of United Dominion Realty Trust, Inc., one of the country’s largest multi-family real estate companies. In addition, he represents Funds managed by LFREI as a director of Destination Europe Limited, Commonwealth Atlantic Properties, Inc., Atria Senior Group Living, Inc. and as a member of the Partnership Committee of DP Operating Partnership, L.P. Mr. Larson is also chairman of the ULI Foundation, a trustee of the ULI, chairman emeritus of the Advisory Board of the Wharton Real Estate Center at the University of Pennsylvania, and a member of The Real Estate Roundtable. Mr. Larson was initially elected to the Board of Trustees in December 1999 as the designee of LF Strategic Realty Investors L.P. (“LFSRI”), a fund managed by LFREI and from whose affiliates the Partnership acquired a portfolio of properties in September 1998. LFSRI’s contractual right to designate a nominee to serve on the Board terminated on February 6, 2003 upon the redemption of a portion of the securities of the Partnership held by an affiliate of LFSRI.

Charles P. Pizzi, Trustee. Mr. Pizzi, age 53, was first elected a Trustee on August 22, 1996. Mr. Pizzi is the President and Chief Executive Officer of Tasty Baking Company, a position he assumed on October 7, 2002. Mr. Pizzi served as President and Chief Executive Officer of the Greater Philadelphia Chamber of Commerce from 1989 until October 7, 2002. Mr. Pizzi is a Director of Vestaur Securities, Inc. and serves on a variety of civic, educational, charitable, and other Boards of Directors, including the boards of Drexel University, Philadelphia Stock Exchange, Independence Blue Cross, the United Way of Southeastern Pennsylvania and Day & Zimmermann, Inc.

Each Trustee serves from the date of his election or appointment to the Board until the next annual meeting of shareholders and until his successor is duly elected and qualified.

Executive Officers who are not Trustees

Christopher P. Marr, Senior Vice President and Chief Financial Officer. Mr. Marr, age 39, joined Brandywine Realty Trust in August 2002. Prior to joining Brandywine Realty Trust, Mr. Marr was employed by Storage USA, Inc. from 1994 to 2002. In 1998 Mr. Marr became Chief Financial Officer at Storage USA, Inc. Prior to its acquisition in April 2002 by Security Capital Group, Inc., Storage USA, Inc. was a publicly traded Real Estate Investment Trust with a total market capitalization of approximately $2.0 billion. From 1986 until 1994, Mr. Marr was employed by Coopers & Lybrand.

H. Jeffrey DeVuono, Senior Vice President – Leasing. Mr. DeVuono, age 38, became an officer of Brandywine Realty Trust on January 15, 1997. From January 1993 until that time, he was employed in several capacities by LCOR, Incorporated, a real estate development firm.

Anthony A. Nichols, Jr., Senior Vice President – New Business Development. Mr. Nichols, age 38, became an officer of Brandywine Realty Trust on August 22, 1996. Previously Mr. Nichols was employed at The Nichols Company, a private real estate development company, which he joined in 1989 as a marketing representative. In 1992, Mr. Nichols became an Assistant Vice President - Property Management of The Nichols Company and, in 1995, he became Vice President – Marketing. Mr. Nichols is a member of the National Board of Directors of NAIOP. Mr. Nichols is the son of Anthony A. Nichols, Sr., Brandywine Realty Trust’s Chairman Emeritus.

Anthony S. Rimikis, Senior Vice President – Development & Construction. Mr. Rimikis, age 55, became an executive of Brandywine Realty Trust on October 13, 1997. From January 1994 until October 1997, Mr. Rimikis served as Vice President of Emmes Realty Services, Inc., a New York-based real estate services company, where he managed the Partnership’s construction and development activities in New Jersey and Maryland. Prior to joining Emmes, he served as Vice President of Development for DKM Properties Corp. from 1988 to 1994. Mr. Rimikis is an active member of the Urban Land Institute, and currently serves on the Executive Committee of the Philadelphia Chapter.

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David Ryder, Senior Vice President – Operations. Mr. Ryder, age 48, became an officer of Brandywine Realty Trust on March 1, 2004. Prior to joining Brandywine Realty Trust, Mr. Ryder was Senior Vice President of Office Properties for CB Richard Ellis, where he enjoyed a 22 year career as both tenant and owner representative with responsibilities for more than 600 transactions involving the sale or lease of approximately 9.0 million square feet of office space. Mr. Ryder is an 11 year member of the Top Ten Forum in Philadelphia, which recognizes top commercial real estate producers, and in 1997 was a member of the Colbert Coldwell Circle, which recognizes the top 3% of its sales force annually.

George D. Sowa, Senior Vice President – New Jersey Operations. Mr. Sowa, age 44, became an officer of Brandywine Realty Trust on April 13, 1998. Prior to joining Brandywine Realty Trust, Mr. Sowa was employed by Keating Development Company, a real estate development firm, from 1997 to 1998 as a Development Manager. Mr. Sowa was also employed by LCOR, Incorporated as Director of Development/Operations from 1989 to 1997.

Barbara L. Yamarick, Senior Vice President – Tenant Services & Administration. Ms. Yamarick, age 52, joined Brandywine Realty Trust on October 20, 1997. Prior to joining Brandywine Realty Trust she was a Regional Vice President of Premisys Real Estate Services, Inc., a subsidiary of Prudential Insurance Company, and has over 30 years of experience in property management.

Timothy M. Martin, Vice President – Finance and Chief Accounting Officer. Mr. Martin, age 33, joined Brandywine Realty Trust on April 27, 1997 as Director of Financial Reporting and assumed his current position on April 1, 2004. From 1993 to 1997, Mr. Martin served as a member of the audit staff of Arthur Andersen, LLP’s Philadelphia office, specializing in real estate.

Brad A. Molotsky, General Counsel and Secretary. Mr. Molotsky, age 39, became General Counsel and Secretary of Brandywine Realty Trust in October 1997. Prior to joining Brandywine Realty Trust, Mr. Molotsky was an attorney at Pepper Hamilton LLP, Philadelphia, Pennsylvania.

Item 6.  Executive Compensation

The Partnership is managed by Brandywine Realty Trust, our sole general partner. Consequently, we do not have directors or executive officers. This Item 6 reflects information with respect to the compensation of trustees and executive officeres of Brandywine Realty Trust.

Compensation of Trustees

During 2003, the Brandywine Realty Trust paid its Trustees who are not officers fees for their services as Trustees. These Trustees received an annual fee of $35,000 (payable in cash or Common Shares at the election of each Trustee); a fee of $1,000 for attendance at each meeting and informational session of the Board of Trustees; and $500 for attendance at each meeting of a committee of the Board of Trustees. Commencing in May 2004, the Board approved a revised compensation program for the Trustees (other than Mr. Sweeney, President and Chief Executive Officer of Brandywine Realty Trust). Under the revised program, each Trustee is entitled to receive: (i) an annual fee of $35,000 (payable in cash or Common Shares at the election of each Trustee); (ii) a $25,000 award of “restricted” Common Shares that vest in three equal annual installments; (iii) a fee of $1,500 for attendance at each meeting and informational session of the Board of Trustees; and (iv) $1,000 for attendance at each meeting of a committee of the Board of Trustees. In addition, the Chairman will receive a $10,000 annual fee, and the Chairs of the Audit Committee, Compensation Committee and Corporate Governance Committee will receive annual fees of $7,500, $6,000 and $5,000, respectively.

Compensation of Executive Officers

The following table sets forth information concerning the compensation paid by Brandywine Realty Trust for the years ended December 31, 2003, 2002 and 2001: (i) to Brandywine Realty Trust’s President and Chief Executive Officer and (ii) to each of the four other most highly compensated executive officers in 2003 who were serving as executive officers at December 31, 2003 (the “Named Executive Officers”).

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SUMMARY COMPENSATION TABLE

			Annual Compensation				Long-Term Compensation

											Payouts

					Other		Restricted		Securities		LTIP		All Other
					Annual		Share		Underlying		Payouts		Compensation
Name and Principal Position	Year(2)		Salary	Bonus(3)	Compensation		Awards (5)		Options (#)		($)		($)(10)

Anthony A. Nichols, Sr.	2003		$372,666	—	—		—		—		$389,080	(8)	$18,293
Chairman Emeritus	2002		$361,000	—	—		—		—		$378,743	(8)	$24,034
	2001		$280,000	$256,500	—		—		—		$362,868	(8)	$27,504

Gerard H. Sweeney	2003		$363,249	$750,000	$19,854		$812,517				$583,617	(9)	$10,477
President and Chief	2002		$336,417	$550,000	$14,558	(4)	$809,802	(6)	$100,000	(7)	$568,111	(9)	$30,911
Executive Officer	2001		$335,000	$333,750	$8,834	(4)	—		—		$544,301	(9)	$33,698

Christopher P. Marr	2003		$286,833	$250,000	—		$206,264		—		—		$15,786
Senior Vice President	2002	(2)	$106,433	$115,000	—		$200,000		—		—		$150,000
and Chief Financial Officer	2001		—	—	—		—		—		—		—

Anthony S. Rimikis	2003		$213,033	$160,000	$7,062		$138,763		—		—		$12,699
Senior Vice President –
Development &	2002		$192,200	$150,000	$6,617	(4)	$138,285		—		—		$12,699
Construction	2001		$182,200	$120,000	$5,294	(4)	—		—		—		$14,100

Brad A. Molotsky	2003		$216,833	$175,000	$7,719		$150,006						$14,735
General Counsel and	2002		$201,000	$150,000	$6,617	(4)	$97,167		—		—		$13,727
Secretary	2001		$196,000	$130,000	$5,736	(4)	—		—		—		$15,600

(1)	Compensation is reportable in the year in which the compensable service was performed even if the compensation was paid in a subsequent year.

(2)	Mr. Marr became an employee of Brandywine Realty Trust on August 15, 2002.

(3)	Bonus amounts for 2003, which were approved by the Compensation Committee of the Board of Trustees, were paid as follows: (i) 25% either in Common Shares of Brandywine Realty Trust or a Common Share equivalent in an investment account established under a deferred compensation plan, with each share or share equivalent valued at $28.81 per share (the closing price of a Common Share on March 11, 2004) and (ii) 75%, at the election of the applicable executive officer, in any combination of cash and Common Shares (or a Common Share equivalent under the deferred compensation plan), with each share or share equivalent valued at 85% of the closing price of a Common Share on March 11, 2004. The portion of the Common Shares (or the Common Share equivalents) received as a result of the discounted purchase price is subject to transfer restrictions until December 31, 2005. Bonus amounts for 2002 and 2001 were approved and paid in a manner comparable to the manner described above for 2003 bonus amounts.

(4)	Represents the difference between the price paid for the Common Shares of Brandywine Realty Trust and the market price of such shares on the date of acquisition.

(5)	The holder of restricted shares is entitled to vote the shares and to receive distributions on the shares. Restricted shares awarded in 2002 vest in five equal annual installments, with the first installment having vested on January 1, 2003. All restricted shares vest upon a change of control of Brandywine Realty Trust. The total number of unvested restricted Common Shares of Brandywine Realty Trust held by each Named Executive Officer at December 31, 2003 and the value of such unvested restricted Common Shares of Brandywine Realty Trust at December 31, 2003 are shown in the following table:

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	Total Number of Unvested	Aggregate Value at
Name	Restricted Common Shares	December 31, 2003

Anthony A. Nichols, Sr.	12,160	$325,523
Gerard H. Sweeney	189,667	$5,077,386
Christopher P. Marr	17,540	$469,546
Anthony S. Rimikis	14,100	$377,457
Brad A. Molotsky	13,248	$354,649

(6)	As of January 2, 2004: (i) 75% of the restricted shares awarded to Mr. Sweeney in 1998 had vested, and the remaining 25% vests in two equal annual installments commencing on January 2, 2005; (ii) 40% of the restricted shares awarded to Mr. Sweeney in 2002 had vested, and the remaining 60% vests in three equal annual installments commencing on January 1, 2005; and (iii) 20% of the restricted shares awarded to Mr. Sweeney in 2003 had vested, and the remaining 80% vests in four equal annual installments commencing on January 1, 2005.

(7)	The options are exercisable for Common Shares of Brandywine Realty Trust, and vest in three equal annual installments. The first one-third vested on January 1, 2003 and an additional one-third vested on January 1, 2004.

(8)	In February 2000, Brandywine Realty Trust loaned Mr. Nichols, Sr. $1.0 million solely to enable him to purchase 64,000 Common Shares of Brandywine Realty Trust. The loan, which bore interest at the lower of the Partnership’s cost of funds or a rate based on the dividend payable on the Common Shares, was subject to forgiveness over a three-year period, with the amount of forgiveness tied to Brandywine Realty Trust’s total shareholder return compared to the total shareholder return of a peer group of companies. During 2001, one-third of the principal amount of the loan, together with accrued interest thereon, was forgiven, based on Brandywine Realty Trust’s total shareholder return compared to the total shareholder return of the peer group companies. The replacement employment agreement that Mr. Nichols entered into with Brandywine Realty Trust, effective December 31, 2001, provided for the forgiveness of the outstanding balance of the loan as of December 31, 2001 ($666,667), together with accrued interest, in equal amounts on April 1, 2002 and April 1, 2003 so long as Mr. Nichols was not in breach of the replacement agreement as of the applicable forgiveness date. Accordingly, the loan is no longer outstanding.

(9)	In February 2000, Brandywine Realty Trust loaned Mr. Sweeney $1.5 million solely to enable him to purchase 96,000 Common Shares of Brandywine Realty Trust. The loan, which bore interest at the lower of the Partnership’s cost of funds or a rate based on the dividend payable on the Common Shares, was subject to forgiveness over a three-year period, with the amount of forgiveness tied to Brandywine Realty Trust’s total shareholder return compared to the total shareholder return of a peer group of companies. During each of 2001, 2002 and 2003, one-third of the principal amount of the loan, together with accrued interest thereon, was forgiven in accordance with the terms of the loan. Accordingly, the loan is no longer outstanding.

(10)	Includes employer matching and profit sharing contributions to Brandywine Realty Trust’s 401(k) retirement and profit sharing plan and deferred compensation plan and life insurance premiums.

(11)	Represents a relocation allowance.

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2004 Restricted Share Awards

On March 11, 2004, the Named Executive Officers were awarded an aggregate of 47,121 “restricted” Common Shares of Brandywine Realty Trust. The number of shares awarded to each of the executives was equal to the dollar value specified below divided by the closing price of the Common Shares on March 11, 2004 ($28.81).

Name	Number of Shares	Dollar Value

Anthony A. Nichols, Sr.	0	0
Gerard H. Sweeney	28,203	$812,528
Christopher P. Marr	7,810	$225,006
Anthony S. Rimikis	5,554	$160,011
Brad A. Molotsky	5,554	$160,011

Stock Options Held by Executive Officers at December 31, 2003

The following table sets forth certain information regarding options for the purchase of Common Shares of Brandywine Realty Trust that were exercised by Named Executive Officers during the year ended December 31, 2003 and the unexercised options held by Named Executive Officers at December 31, 2003.

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

			Number of Securities	Value of
			Underlying	Unexercised In-the-
			Unexercised	Money Options at
	Shares		Options/SAR at FY-	FY End ($)
	Acquired on	Value	End (#) Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable (1)	Unexercisable

Anthony A. Nichols, Sr.	N/A	N/A	678,958/0	$300,843/$0
Chairman Emeritus

Gerard H. Sweeney	N/A	N/A	1,098,489/66,667	$1,382,828/$484,669
President and Chief
Executive Officer

Christopher P. Marr	N/A	N/A	0/0	$0/$0
Senior Vice President
and Chief Financial Officer

Anthony S. Rimikis	N/A	N/A	47,631/0	$10,023/$0
Senior Vice President -
Development & Construction

Brad A. Molotsky	N/A	N/A	47,631/0	$10,023/$0
General Counsel and
Secretary

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(1)	Upon a change of control of Brandywine Realty Trust, unexercised options held by Messrs. Rimikis and Molotsky convert into 4,065 and 2,640 Common Shares of Brandywine Realty Trust, respectively. Similarly, 678,958 of the options held by Mr. Nichols, Sr. and 1,018,489 of the options held by Mr. Sweeney convert into 79,208 and 118,812 Common Shares, respectively, upon a change of control. The number of Common Shares issuable upon a change of control is subject to a proportional reduction in the event of any prior option exercise.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2003

	(a)	(b)		(c)

Number of securities remaining
	Number of securities to	Weighted-average		available for future issuance
	be issued upon exercise	exercise price of		under equity compensation plans
	of outstanding options,	outstanding options,		(excluding securities reflected in
Plan category	warrants and rights	warrants and rights		column (a))

Equity compensation plans approved by security holders (1)	2,773,444	$26.70	(2)	1,265,045

Equity compensation plans not approved by security holders	—	—		—

Total	2,773,444	$26.70	(2)	1,265,045

(1)	Relates to Brandywine Realty Trust’s 1997 Long-Term Incentive Plan.

(2)	Weighted-average exercise price of outstanding options; excludes restricted Common Shares of Brandywine Realty Trust.

Employment Agreements

Mr. Sweeney has entered into an employment agreement with Brandywine Realty Trust. In May 2002, the Board approved a revision of the agreement which extended the term of the employment agreement through May 7, 2005. The revised employment agreement provides that if the term of Mr. Sweeney’s employment is not extended upon expiration, Brandywine Realty Trust will be obligated to provide him with a severance benefit during the one-year period following expiration of the term equal to the sum of his prior year salary and bonus as well as health care benefits. The revised employment agreement does not alter the severance benefits to which Mr. Sweeney would be entitled if his employment is terminated by Brandywine Realty Trust prior to expiration of the term. Mr. Sweeney’s agreement provides for an annual base salary of $325,000. The agreement entitles Mr. Sweeney to a payment equal to three times the sum of his annual salary and bonus: (i) upon termination of his employment without cause, (ii) upon his resignation “for good reason” or (iii) upon his death. Resignation by Mr. Sweeney within six months following a reduction in his salary, an adverse change in his status or responsibilities, certain changes in the location of Brandywine Realty Trust’s headquarters or a change in control of Brandywine Realty Trust would each constitute a resignation “for good reason.”

Effective as of December 31, 2001, the then-existing employment agreement of Mr. Nichols, Sr. was terminated and replaced with a new agreement. The replacement agreement requires Mr. Nichols to provide advice on strategic planning, business development initiatives and special research projects. The replacement agreement initially had a term that extended through December 31, 2004 and provided for an annual salary equal to $360,996 plus $15,000 per year for financial planning services. In March 2004, the Board authorized an amendment to the replacement agreement. In the amendment, Brandywine Realty Trust agreed: (i) to use commercially reasonable efforts to cause Mr. Nichols to be nominated for election to the Board at each annual meeting of shareholders held prior to December 31, 2006; (ii) to pay Mr. Nichols compensation for service on the Board in the same amount that Brandywine Realty Trust pays a non-employee Trustee for service on the Board; (iii) to pay Mr. Nichols $15,000 per year for financial planning services and $20,000 per year for community participation services, in each case through December 31, 2006; and (iv) to continue to provide Mr. Nichols with health care and life insurance benefits through December 31, 2010. The amendment does not extend Brandywine Realty Trust’s agreement to pay Mr. Nichols a $360,996 annual salary beyond December 31, 2004.

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Severance Agreements

The Company has entered into severance agreements with Messrs. Marr, Rimikis and Molotsky. The agreement with Mr. Marr provides that if his employment is terminated (or constructively terminated) within one year following the effective date of a change of control of the Company, he will be entitled to an amount equal to two times (or two and one-half times if the termination occurs before August 15, 2004) the sum of his salary and annual bonus (excluding the portion of any bonus in the form of a long-term incentive award). The agreements with Messrs. Rimikis and Molotsky provide that if such executive’s employment is terminated (or constructively terminated) within one year following the effective date of a change of control of the Company, such executive will be entitled to salary continuation for a period of one and a half years, from the effective date of such executive’s termination. The Company has entered into similar agreements with nine other officers of the Company.

401(k) Plan

Brandywine Realty Trust maintains a Section 401(k) and Profit Sharing Plan (the “401(k) Plan”) covering eligible employees. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Brandywine Realty Trust reserves the right to make matching contributions or discretionary profit sharing contributions. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or Brandywine Realty Trust to the 401(k) Plan and income earned on plan contributions are not taxable to employees until such amounts are withdrawn from the 401(k) Plan, and so that contributions by Brandywine Realty Trust, if any, will be deductible by Brandywine Realty Trust when made.

Deferred Compensation Plan

Brandywine Realty Trust’s Executive Deferred Compensation Plan (the “EDCP”) provides senior executives with the opportunity to defer a portion of their base salary and bonus on a tax-deferred basis. Brandywine Realty Trust reserves the right to make matching contributions on deferred amounts and to make a discretionary profit sharing contribution on compensation in excess of $200,000. Participants elect the timing and form of distribution. Distributions are in the form of a lump sum or installments and can commence in-service, after a required minimum deferral period, or upon retirement. Participants elect the manner in which their accounts are deemed invested during the deferral period. One of the deemed investment options is a hypothetical investment fund consisting of Common Share equivalents of Brandywine Realty Trust. Because the EDCP is a “nonqualified” deferred compensation plan, Brandywine Realty Trust is not obligated to invest deferred amounts in the selected manner or to set aside any deferred amounts in trust. In general, compensation subject to a deferral election, matching contributions and profit sharing contributions are not includible in a participant's taxable income for federal income tax purposes until the participant receives a distribution from the EDCP. Brandywine Realty Trust is not entitled to a deduction until such amounts are distributed.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Trustees is currently comprised of Charles P. Pizzi, Walter D’Alessio and D. Pike Aloian, none of whom is an executive of Brandywine Realty Trust.

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Item 7. Certain Relationships and Related Transactions

The Partnership is managed by Brandywine Realty Trust, our sole general partner. Consequently, we do not have directors or executive officers. This Item 7 reflects information with respect to certain relationships and related transactions of trustees and executive officeres of Brandywine Realty Trust.

Redemption and Purchase from Five Arrows. On December 30, 2003, Brandywine Realty Trust redeemed 3,281,250 of its then outstanding Series B Preferred Shares for $92,531,250 (which amount included accrued but unpaid dividends from October 1, 2003 to the redemption date) and purchased warrants exercisable for 250,000 Common Shares of Brandywine Realty Trust for $1,187,500. The remaining 1,093,750 Series B Preferred Shares were converted at such time into 1,093,750 Common Shares of Brandywine Realty Trust. The Series B Preferred Shares and warrants were owned by Five Arrows. Mr. Aloian is an executive of Rothschild Realty Inc., which provides advisory services to Five Arrows. Upon completion of these transactions, Five Arrows’ right to elect a Trustee to the Board terminated.

Redemption and Purchase from Commonwealth Atlantic Operating Properties Inc. In February 2004, we redeemed all of our Series B Preferred Units (the “Series B Preferred Units”) for an aggregate price of $93.0 million, together with accrued but unpaid distributions from January 1, 2004. The Series B Preferred Units were issued in 1998 as part of our acquisition of a portfolio of properties from LFSRI and its affiliates. In this 1998 transaction, LFSRI obtained a contractual right to designate a nominee to serve on the Board of Trustees and Mr. Larson served as such designee. LFSRI’s Board designation right terminated by virtue of the redemption of Series B Preferred Units. Mr. Larson is a director of Commonwealth Atlantic Operating Properties, Inc., the LFSRI affiliate that owned the Series B Preferred Units.

Employee Share Purchase Loans. In 1998, the Board authorized Brandywine Realty Trust to make loans totaling $5.0 million to enable employees of Brandywine Realty Trust to purchase Common Shares of Brandywine Realty Trust. In 2001, the Board increased the loan authorization by $2.0 million. The outstanding principal balances of the loans to executives officers that participated in the loan program at December 31, 2003 were as follows: Mr. Sweeney ($693,222), Mr. DeVuono ($49,993), Mr. Rimikis ($147,466), Ms. Yamarick ($100,005) and Mr. Molotsky ($346,141). Proceeds of the loans were used solely to fund the purchase of Common Shares of Brandywine Realty Trust. The loans have five-year terms, are full recourse and are secured by the Common Shares purchased. Interest accrues on the loans at the lower of the interest rate borne on borrowings under our revolving credit facility or a rate based on the dividend payments on the Common Shares and is payable quarterly. For the quarter ended March 31, 2004, this rate was 2.49% per annum. The principal of the loans is payable at the earlier of the stated maturity date and 90 days following termination of the applicable employee’s employment with Brandywine Realty Trust.

Advisory Services. The Partnership engages various consulting and investment banking firms in the course of its business to provide it with advice and assistance on capital raising, mortgage financings, acquisitions, dispositions and joint ventures. Until September 30, 2003, Mr. D’Alessio was Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a subsidiary of Legg Mason Inc. For the year ended December 31, 2003, the Partnership paid Legg Mason Real Estate Services, Inc. less than $500. In addition, Legg Mason Wood Walker, Incorporated, also a subsidiary of Legg Mason Inc., served as an underwriter of an offering by Brandywine Realty Trust of its Common Shares in October 2003. Mr. Larson is a Managing Director of Lazard Freres & Co. LLC. For the year ended December 31, 2003, the Partnership paid Lazard Frères & Co. LLC $909,000 for investment banking services.

Item 8. Legal Proceedings

We and our general partner, Brandywine Realty Trust, are involved from time to time in litigation on various matters, which include disputes with tenants and disputes arising out of agreements to purchase or sell properties. Given the nature of our business activities, these lawsuits are considered routine to the conduct of its business. The result of any particular lawsuit cannot be predicted, because of the very nature of litigation, the litigation process and its adversarial nature, and the jury system.

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There have been reports of lawsuits against owners and managers of multifamily and office properties asserting claims of personal injury and property damage caused by the presence of mold in residential units or office space. We have been named as a defendant in two lawsuits filed in the Superior Court of New Jersey that allege personal injury as a result of the presence of mold. Unspecified damages are sought. We have referred these lawsuits to our environmental insurance carrier and, as of the date of this Form 10, the insurance carrier is tendering a defense to these claims.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Security Holder Matters

There is no established trading market for our Units. As of the date of this Form 10, there is one holder of record of the GP Units, Brandywine Realty Trust, and there are 36 holders of record of the Class A Units.

The following table sets forth the quarterly distributions per Common Partnership Unit declared by us with respect to each such period.

Quarter Ended	Distribution

March 31, 2004	$0.44

December 31, 2003	$0.44
September 30, 2003	$0.44
June 30, 2003	$0.44
March 31, 2003	$0.44

December 31, 2002	$0.44
September 30, 2002	$0.44
June 30, 2002	$0.44
March 31, 2002	$0.44

We currently intend to continue to make regular quarterly distributions to holders of our Common Partnership Units. Any future distributions will be declared at the discretion of the Board of Trustees of Brandywine Realty Trust, and will depend on our cash flow, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, and such other factors as the Board of Trustees may deem relevant.

As of the date of this Form 10, (i) there are no Units of partnership interest subject to outstanding options or warrants; (ii) there are no securities outstanding which are convertible into our Units; (iii) there are no Units that are eligible to be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); and (iv) there are no Units that have been, or are proposed to be, publicly offered by us. Generally, Class A Units may be transferred without the consent and approval of Brandywine Realty Trust, as our general partner. See Item 11 - Description of Securities to be Registered – Transfer of Units.

Item 10. Recent Sales of Unregistered Securities

Sales of Units of the Partnership

In the past three years, we have only sold Units to one person, our general partner, Brandywine Realty Trust. These sales have been made in reliance on an exemption under Section 4(2) of the Securities Act in the amounts and for the consideration set forth below.

On February 28, 2003, we issued 341,891 GP Units to Brandywine Realty Trust to reflect awards of restricted Common Shares of Brandywine Realty Trust.

On December 30, 2003, we issued 1,093,750 Class A Units to Brandywine Realty Trust upon the conversion of 1,093,750 of the 8.75% Series B Senior Cumulative Convertible Preferred Shares of Brandywine Realty Trust into Common Shares of Brandywine Realty Trust.

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On January 7, 2004, we issued 50,000 GP Units to Brandywine Realty Trust upon the exercise by the holder of an option for 50,000 Common Shares of Brandywine Realty Trust.

On March 11, 2004, we issued 88,355 GP Units to Brandywine Realty Trust to reflect awards of restricted Common Shares of Brandywine Realty Trust.

On May 3, 2004, we issued 8,167 GP Units to Brandywine Realty Trust to reflect awards of restricted Common Shares of Brandywine Realty Trust.

Common Share Offerings of Brandywine Realty Trust

On June 18, 2003, the Company issued 2,000,000 Common Shares for net proceeds of approximately $47.1 million, in an underwritten public offering, and contributed those proceeds to us in exchange for 2,000,000 GP Units. We used the net proceeds to reduce the outstanding balance under our revolving credit facility and for working capital purposes.

On October 20, 2003, the Company issued 2,587,500 Common Shares for net proceeds of approximately $63.9 million, in an underwritten public offering, and contributed those proceeds to us in exchange for 2,587,500 GP Units. We used approximately $14.9 million of the proceeds, along with other funds, to fund the purchase of an office property and we used $49.0 million of the proceeds to reduce the outstanding balance under our revolving credit facility.

On January 12, 2004, the Company issued 2,645,000 Common Shares for net proceeds of approximately $69.3 million, in an underwritten public offering, and contributed those proceeds to us in exchange for 2,645,000 GP Units. We used the proceeds to reduce the outstanding balance under our revolving credit facility.

On March 3, 2004, the Company issued 1,840,000 Common Shares for net proceeds of approximately $50.8 million, in an underwritten public offering, and contributed those proceeds to us in exchange for 1,840,000 GP Units. We used the proceeds to reduce the outstanding balance under our revolving credit facility.

Preferred Share Offerings of Brandywine Realty Trust

On December 30, 2003, the Company issued 2,000,000 Series C Preferred Shares for net proceeds of approximately $48.1 million, in an underwritten public offering, and contributed those proceeds to us in exchange for 2,000,000 Series D Preferred Mirror Units. We used the proceeds to reduce the outstanding balance under our revolving credit facility.

On February 27, 2004, the Company issued 2,300,000 Series D Preferred Shares for net proceeds of approximately $55.7 million, in an underwritten public offering, and contributed those proceeds to us in exchange for 2,300,000 Series E Preferred Mirror Units. We used the proceeds to reduce the outstanding balance under our revolving credit facility.

Item 11. Description of Registrant’s Securities to be Registered

The following description is only a summary of the material provisions of our Partnership Agreement, and is subject to, and qualified in its entirety by, the Partnership Agreement, a copy of which we have filed with the SEC.

General. We were formed as a Delaware limited partnership. Generally, pursuant to the Partnership Agreement, Brandywine Realty Trust, as our sole general partner, has exclusive and complete responsibility and discretion in our management and operation, and has the ability to cause us to enter into certain major or extraordinary transactions, including mergers, acquisitions and financings. As of the date of this Form 10, the following classes of partnership interest are outstanding: Class A Units, GP Units, Series A Preferred Mirror Units, Series D Preferred Mirror Units and Series E Preferred Mirror Units. Holders of Class A Units do not have the right to remove the general partner, to compel dissolution of the Partnership or to vote in the election of Trustees of Brandywine Realty Trust. Holders of Class A Units do not have appraisal or dissenter’s rights. The consent of holders of at least fifty percent of the outstanding Class A Units is required with respect to a general assignment by the Partnership for the benefit of creditors or the appointment of a custodian, receiver or trustee for any of the assets of the Partnership or the institution of any proceeding for bankruptcy of the Partnership.

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Transfer of Units. The Partnership Agreement provides that holders of Class A Units may transfer all or a portion of their Class A Units without the consent of the general partner subject to regulatory and other restrictions set forth in the Partnership Agreement. These restrictions include provisions intended to ensure compliance with securities and tax laws. Brandywine Realty Trust may not transfer its GP Units except in limited circumstances such as to an entity that is acquiring substantially all of its assets by merger, consolidation, or otherwise, and has been designated to succeed to its rights and obligations under the Partnership Agreement.

Issuance of Additional Units; No Preemptive Rights. We are authorized to issue units and other partnership interests to such persons, for such consideration and on such terms and conditions as Brandywine Realty Trust, as our general partner, in its sole discretion, may deem appropriate, provided that if Brandywine Realty Trust issues additional Common Shares and contributes the net proceeds to us, then we will issue to Brandywine Realty Trust a number of GP Units equal to the number of Common Shares so issued. No holder of Class A Units has preemptive or preferential rights with respect to the issuance of additional units by us. As our general partner, Brandywine Realty Trust is authorized to cause us to issue additional GP Units to Brandywine Realty Trust as consideration for contributions by it to us.

Distributions and Allocations. In general, the Partnership Agreement provides the general partner with sole discretion to determine the amount and timing of any distributions to the partners, which distributions shall be made to the partners pro rata based on the number of units held by them as of the applicable record date, subject to such preferential or subordinated distributions as may be required to be made by us on any additional class or series of Units that are then outstanding. Upon our liquidation, after payment of, or adequate provision for, our debts and obligations, including any partner loans, and preferential entitlements of our preferred Units, any remaining assets will be distributed to the general partner and holders of our Class A Units.

Additional Capital Contributions; Limited Liability. The Partnership Agreement provides that no holder of Class A Units shall be required to contribute capital to us except to the extent such holder agrees to make a capital contribution to us. The Partnership Agreement also provides that holders of Class A Units shall not be personally liable for any of our obligations except to the extent provided by law.

Our profit and loss for each of our fiscal years generally will be allocated among the partners in accordance with their respective interests in us, after consideration of distributions to our Preferred Unit holders. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder.

Redemption Right. Pursuant to the Partnership Agreement, each holder of Class A Units has the right, subject to certain limitations, to require us to redeem all or a portion of the Class A Units held by such holder for the cash equivalent of an equal number of Common Shares of Brandywine Realty Trust or Brandywine Realty Trust may, at its option, elect to acquire Class A Units presented for redemption for such cash amount or for an equal number of its Common Shares.

Management Fees and Expenses. Brandywine Realty Trust is not entitled to compensation for services rendered to us solely in its capacity as general partner. The Partnership Agreement provides that Brandywine Realty Trust shall be reimbursed for (i) all fees and other costs incurred by it for legal, accounting and other services provided on behalf of, or for the benefit of, us and (ii) all fees, costs and expenses incurred by Brandywine Realty Trust for employee salaries, as well as for legal, accounting and other services in connection with the preparation and maintenance of its books and records, financial statements, tax returns and reports to shareholders and the SEC.

Meetings of the Partners. Meetings of the partners may be called by the general partner and meetings of the limited partners holding Class A Units must be called by the general partner upon the receipt of a written request by holders of not less than 25% of the then outstanding Class A Units. Such request must state the purpose for which the meeting will be called.

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Notice of any meeting at which partners are entitled to vote, or of any matter upon which action by written consent of such partners is to be taken, shall be given to each partner of record not less than five (5) nor more than sixty (60) days prior to the date of such meeting or the date on which consent must be given, as the case may be. Each such notice will include a statement setting forth (i) the date, time and place of the meeting or the date by which such action is to be taken; (ii) a description of the matter on which such partners are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. Except as otherwise provided by law, at any meeting of partners, the holders of a majority of the Units entitled to vote at such meeting shall constitute a quorum at such meeting.

Partners may vote in person or by proxy at such meeting. Partners may act without a meeting, provided that the written consent of the holders of such number of partners as whose vote would be required to act on the matter at an actual meeting at which all units entitled to vote thereon were present shall be obtained.

Access to Books and Records. Upon prior notice as provided in the Partnership Agreement, holders of Class A Units have the right, to the extent provided by Delaware law, to inspect and copy our books and records during normal business hours.

Amendments. Except for certain conforming amendments including those to reflect the issuance or transfer of additional units, an amendment to the Partnership Agreement must generally be approved by a majority of the Class A Units then outstanding (including Class A Units held by the general partner). An amendment which would require a limited partner to make additional capital contributions or restore a negative balance on its capital account or alter such limited partner’s limited liability requires the consent of such limited partner.

Termination. We will continue until December 31, 2094, or until sooner dissolved upon (i) the sale of all or substantially all of our assets, (ii) the withdrawal of the general partner (unless the limited partners elect to continue our existence), (iii) the acquisition by a single person of all of the units, (iv) the entry of a decree of judicial dissolution or (v) the election to dissolve our existence as a partnership made by the general partner with the consent of the holders of at least a majority of the Class A Units then outstanding.

Item 12. Indemnification of Directors and Officers

Brandywine Operating Partnership, L.P.

The Partnership Agreement provides for indemnification by us of the trustees and officers of our general partner, Brandywine Realty Trust, for any costs, expenses or liabilities incurred by them by reason of any act performed by them for or on behalf of us or Brandywine Realty Trust, provided that such person’s conduct was taken in good faith and in the belief that such conduct was in our best interests and that such person was not guilty of fraud, willful misconduct or gross negligence.

Brandywine Realty Trust

Maryland statutory law governing real estate investment trusts organized under Maryland law (“the Maryland REIT Law”) permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of Brandywine Realty Trust contains a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law. In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

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The Bylaws of Brandywine Realty Trust, (the “Bylaws”) require Brandywine Realty Trust to indemnify, without a preliminary determination of the ultimate entitlement to indemnification, (a) any present or former trustee, officer or shareholder of Brandywine Realty Trust who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (b) any present or former trustee or officer of Brandywine Realty Trust against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (c) each shareholder or former shareholder of Brandywine Realty Trust against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder.

In addition, the Bylaws require Brandywine Realty Trust to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by any of its present or former trustees, officers or shareholders made a party to a proceeding by reason of his/her status as a trustee, officer or shareholder provided that, in the case of a trustee or officer, Brandywine Realty Trust has received (i) a written affirmation by the trustee or officer of his/her good faith belief that he/she has met the applicable standard of conduct necessary for indemnification by Brandywine Realty Trust as authorized by the Bylaws and (ii) a written undertaking by him/her or on his/her behalf to repay the amount paid or reimbursed by Brandywine Realty Trust if it shall ultimately be determined that the applicable standard of conduct was not met. The Bylaws also (i) permit Brandywine Realty Trust, with the approval of its trustees, to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served Brandywine Realty Trust’s predecessor in such capacity, and to any of the employees or agents of its predecessor, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations and (iii) permit Brandywine Realty Trust to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the trustees and officers of Brandywine Realty Trust, it has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 13. Financial Statements and Supplementary Data

See Financial Statements beginning on page F-2.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

(a)	FINANCIAL STATEMENTS

See Index to Financial Statements on page F-1.

(b)	EXHIBITS:

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Exhibit No.		Description

(1)	3.1.1	Amended and Restated Declaration of Trust of the Company (amended and restated as of May 12, 1997)
(2)	3.1.2	Articles of Amendment to Declaration of Trust of the Company (September 4, 1997)
(3)	3.1.3	Articles of Amendment to Declaration of Trust of the Company
(4)	3.1.4	Articles Supplementary to Declaration of Trust of the Company (September 28, 1998)
(5)	3.1.5	Articles of Amendment to Declaration of Trust of the Company (March 19, 1999)
(7)	3.1.6	Articles Supplementary to Declaration of Trust of the Company (April 19, 1999)
(8)	3.1.7	Articles Supplementary to Declaration of Trust of the Company (December 30, 2003)
(9)	3.1.8	Articles Supplementary to Declaration of Trust of the Company (February 5, 2004)
(10)	3.2	Amended and Restated Bylaws of the Company
(11)	10.1	Second Amended and Restated Partnership Agreement of Brandywine Realty Services Partnership
(12)	10.2	Amended and Restated Articles of Incorporation of Brandywine Realty Services Corporation
(13)	10.3	Amended and Restated Agreement of Limited Partnership of Brandywine Operating Partnership, L.P. (the “Partnership”)
(13)	10.4	First Amendment to Amended and Restated Agreement of the Partnership
(14)	10.5	Second Amendment to the Amended and Restated Agreement of Limited Partnership Agreement of the Partnership
(15)	10.6	Third Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership
(15)	10.7	Tax Indemnification Agreement dated May 8, 1998, by and between the Partnership and the parties identified on the signature page
(16)	10.8	Contribution Agreement dated as of July 10, 1998 (Axinn)
(16)	10.9	Form of Donald E. Axinn Options **
(4)	10.10	Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership
(4)	10.11	Fifth Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership
(4)	10.12	Sixth Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership
(27)	10.13	Seventh Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership
(27)	10.14	Eighth Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership
(27)	10.15	Ninth Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership
(27)	10.16	Tenth Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership
(27)	10.17	Eleventh Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership
(27)	10.18	Twelfth Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership
(4)	10.19	First Amendment to Contribution Agreement (Axinn)
(17)	10.20	Form of Board of Trustee Designation Letter (Lazard)
(10)	10.21	Agreement dated as of December 31, 2001 with Anthony A. Nichols, Sr. **
(11)	10.22	Amended and Restated Employment Agreement dated as of May 7, 2002 of Gerard H. Sweeney**
(5)	10.23	Amended and Restated Non-Qualified Stock Option Award to Anthony A. Nichols, Sr. **
(5)	10.24	Amended and Restated Non-Qualified Stock Option Award to Gerard H. Sweeney **
(5)	10.25	Severance Agreement (Anthony S. Rimikis) **
(6)	10.26	Third Amendment to Restricted Share Award to Gerard H. Sweeney.**
(6)	10.27	Restricted Share Award to Anthony S. Rimikis.**
(18)	10.28	Restricted Share Award to Gerard H. Sweeney **

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(19)	10.29	Fourth Amendment to Restricted Share Award to Gerard H. Sweeney**
(19)	10.30	Severance Agreement (Barbara L. Yamarick)**
(19)	10.31	Severance Agreement (Anthony A. Nichols, Jr.)**
(19)	10.32	Severance Agreement (H. Jeffrey De Vuono)**
(19)	10.33	Severance Agreement (George Sowa)**
(19)	10.34	Restricted Share Award to Gerard H. Sweeney**
(19)	10.35	Restricted Share Award to Anthony S. Rimikis**
(19)	10.36	Restricted Share Award to Barbara L. Yamarick**
(19)	10.37	Restricted Share Award to Anthony A. Nichols, Jr.**
(19)	10.38	Restricted Share Award to H. Jeffrey De Vuono**
(19)	10.39	Restricted Share Award to George Sowa**
(20)	10.40	2002 Restricted Share Award for Gerard H. Sweeney**
(20)	10.41	2002 Form of Restricted Share Award for Executive Officers**
(21)	10.42	Third Amended and Restated Credit Agreement
(22)	10.43	Term Credit Agreement
(22)	10.44	Consent and First Amendment to Third Amended and Restated Credit Agreement
(22)	10.45	Second Amendment to Third Amended and Restated Credit Agreement
(23)	10.46	2002 Restricted Share Award to Christopher P. Marr**
(23)	10.47	Severance Agreement to Christopher P. Marr**
(24)	10.48	2002 Non-Qualified Option to Gerard H. Sweeney**
(12)	10.49	Executive Deferred Compensation Plan**
(12)	10.50	2003 Restricted Share Award to Gerard H. Sweeney**
(12)	10.51	2003 Restricted Share Award to Anthony S. Rimikis**
(12)	10.52	2003 Restricted Share Award to Barbara L. Yamarick**
(12)	10.53	2003 Restricted Share Award to Anthony A. Nichols, Jr.**
(12)	10.54	2003 Restricted Share Award to H. Jeffrey DeVuono**
(12)	10.55	2003 Restricted Share Award to George D. Sowa**
(12)	10.56	2003 Restricted Share Award to Brad A. Molotsky**
(12)	10.57	2003 Restricted Share Award to Christopher P. Marr**
(25)	10.58	Letter to Cohen & Steers Capital Management, Inc.
(8)	10.59	Redemption and Conversion Agreement with Five Arrows Realty Securities III L.L.C.
(26)	10.60	Purchase Agreement with Commonwealth Atlantic Operating Properties Inc.
(28)	10.61	Executive Deferred Compensation Plan
(28)	10.62	2004 Restricted Share Award to Gerard H. Sweeney
(28)	10.63	Form of 2004 Restricted Share Award to executive officers (other than the President and Chief Executive Officer)
(28)	10.64	Amended and Restated Agreement dated March 25, 2004 with Anthony A. Nichols, Sr.
†	21.1	List of Subsidiaries of the Partnership

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(1)	Previously filed as an exhibit to the Company’s Form 8-K dated June 9, 1997 and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Company’s Form 8-K dated September 10, 1997 and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Company’s Form 8-K dated June 3, 1998 and incorporated herein by reference.

(4)	Previously filed as an exhibit to the Company’s Form 8-K dated October 13, 1998 and incorporated herein by reference.

(5)	Previously filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference.

(6)	Previously filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference.

(7)	Previously filed as an exhibit to the Company’s Form 8-K dated April 26, 1999 and incorporated herein by reference.

(8)	Previously filed as an exhibit to the Company’s Form 8-A dated December 29, 2003 and incorporated herein by reference.

(9)	Previously filed as an exhibit to the Company’s Form 8-A dated February 5, 2004 and incorporated herein by reference.

(10)	Previously filed as an exhibit to the Company’s Form 8-K dated October 14, 2003 and incorporated herein by reference.

(11)	Previously filed as an exhibit to the Company’s Registration statement of Form S-11 (File No. 33-4175) and incorporated herein by reference.

(12)	Previously filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference.

(13)	Previously filed as an exhibit to the Company’s Form 8-K dated December 17, 1997 and incorporated herein by reference.

(14)	Previously filed as an exhibit to the Company’s Form 8-K dated April 13, 1998 and incorporated herein by reference.

(15)	Previously filed as an exhibit to the Company’s Form 8-K dated May 14, 1998 and incorporated herein by reference.

(16)	Previously filed as an exhibit to the Company’s Form 8-K dated July 30, 1998 and incorporated herein by reference.

(17)	Previously filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.

(18)	Previously filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

(19)	Previously filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference.

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(20)	Previously filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2002 and incorporated herein by reference.

(21)	Previously filed as an exhibit to the Company’s Form 8-K dated July 12, 2001 and incorporated herein by reference.

(22)	Previously filed as an exhibit to the Company’s Form 8-K dated July 16, 2002 and incorporated herein by reference.

(23)	Previously filed as an exhibit to the Company’s Form 8-K dated August 27, 2002 and incorporated herein by reference.

(24)	Previously filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference.

(25)	Previously filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.

(26)	Previously filed as an exhibit to the Company’s Form 8-K dated February 3, 2004 and incorporated herein by reference.

(27)	Previously filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2003 and incorporated herein by reference.

(28)	Previously filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference.

**	Management contract or compensatory plan or arrangement.

†	Filed herewith.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth Meeting, Pennsylvania on June 23, 2004.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	Brandywine Realty Trust, its General Partner

By:	/s/ Gerard H. Sweeney

	Name:	Gerard H. Sweeney
	Title:	President and Chief Executive Officer

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BRANDYWINE OPERATING PARTNERSHIP, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except Unit information)

	March 31,	December 31,
	2004	2003

ASSETS
Real estate investments:
Operating properties	$1,907,836	$1,869,744
Accumulated depreciation	(286,682)	(268,091)

	1,621,154	1,601,653
Construction-in-progress	48,300	29,787
Land held for development	58,086	63,915

	1,727,540	1,695,355

Cash and cash equivalents	7,557	8,552
Escrowed cash	15,500	14,388
Accounts receivable, net	6,019	5,206
Accrued rent receivable, net	28,886	26,652
Marketable securities	377	12,052
Assets held for sale	—	5,317
Investment in unconsolidated Real Estate Ventures	13,282	15,853
Deferred costs, net	27,509	27,269
Other assets	40,915	45,132

Total assets	$1,867,585	$1,855,776

LIABILITIES AND PARTNERS’ EQUITY
Mortgage notes payable	$452,049	$462,659
Borrowings under Credit Facility	265,000	305,000
Unsecured term loan	100,000	100,000
Accounts payable and accrued expenses	24,658	30,290
Distributions payable	23,014	20,947
Tenant security deposits and deferred rents	17,940	16,123
Other liabilities	5,303	16,413
Liabilities related to assets held for sale	—	52

Total liabilities	887,964	951,484
Commitments and contingencies
7.25% Series B Preferred Units, 1,950,000 issued and outstanding in 2003	—	97,500
Redeemable limited partnership units at redemption value; 1,737,203 issued and outstanding	53,072	46,505
Partners’ Equity
7.25% Series A Preferred Mirror Units; 750,000 issued and outstanding	37,500	37,500
7.50% Series D Preferred Mirror Units; 2,000,000 issued and outstanding	47,912	47,912
7.375% Series E Preferred Mirror Units; 2,300,000 issued and outstanding in 2004	55,538	—
General Partnership Capital, 45,663,743 and 41,040,710 units issued and outstanding	787,479	677,033
Accumulated other comprehensive loss	(1,880)	(2,158)

Total partners' equity	926,549	760,287

Total liabilities and partners' equity	$1,867,585	$1,855,776

The accompanying notes are an integral part of these condensed consolidated financial statements.

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BRANDYWINE OPERATING PARTNERHSIP, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per unit information)

	Three-Month Periods
	Ended March 31,

	2004	2003

Revenue:
Rents	$63,763	$63,921
Tenant reimbursements	8,060	8,593
Other	2,037	2,727

Total revenue	73,860	75,241

Expenses:
Property operating expenses	22,333	21,335
Real estate taxes	6,948	6,560
Interest	12,104	15,306
Depreciation and amortization	15,906	14,698
Administrative expenses	3,489	3,514

Total operating expenses	60,780	61,413

Income from continuing operations before equity in income of unconsolidated
Real Estate Ventures and net gain on sales of interests in real estate	13,080	13,828
Equity in income of unconsolidated Real Estate Ventures	234	158

Income from continuing operations before gain on sale of interests
in real estate	13,314	13,986
Gain on sale of interests in real estate	—	1,152

Income from continuing operations	13,314	15,138
Discontinued operations:
Income from discontinued operations	201	588
Gains on disposition of discontinued operations	204	561

Income from discontinued operations	405	1,149

Net income	13,719	16,287
Income allocated to Preferred Units	(2,850)	(4,743)
Preferred Unit redemption gain	4,500	—

Income allocated to Common Partnership Unitholders	$15,369	$11,544

Basic earnings per Common Partnership Unit
Continuing operations	$0.33	$0.27
Discontinued operations	0.01	0.03

Total	$0.34	$0.30

Diluted earnings per Common Partnership Unit
Continuing operations	$0.32	$0.27
Discontinued operations	0.01	0.03

Total	$0.33	$0.30

The accompanying notes are an integral part of these condensed consolidated financial statements.

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BRANDYWINE OPERATING PARTNERSHIP, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three-Month Period Ended
	March 31,

	2004	2003

Cash flows from operating activities:
Net income	$13,719	$16,287
Adjustments to reconcile net income to net cash from
operating activities:
Depreciation	13,987	13,388
Amortization:
Deferred financing costs	483	495
Deferred leasing costs	1,920	1,640
Deferred compensation costs	553	812
Straight-line rent	(1,925)	(1,484)
Provision for doubtful accounts	430	—
Net gain on sale of interests in real estate	(204)	(1,713)
Changes in assets and liabilities:
Accounts receivable	(959)	(807)
Other assets	6,982	2,496
Accounts payable and accrued expenses	(5,302)	(3,570)
Tenant security deposits and deferred rents	1,808	609
Other liabilities	1,576	(444)

Net cash from operating activities	33,068	27,709

Cash flows from investing activities:
Dispositions of properties	2,012	3,247
Capital expenditures	(18,379)	(7,123)
Investment in unconsolidated Real Estate Ventures	(77)	(75)
Escrowed cash	(859)	(1,155)
Cash distributions from unconsolidated Real Estate Ventures
in excess of equity in income	261	6
Cash acquired from consolidated variable interest entities	426	—
Leasing costs	(2,026)	(1,501)

Net cash from investing activities	(18,642)	(6,601)
Cash flows from financing activities:
Proceeds from notes payable, Credit Facility	130,000	—
Repayments of notes payable, Credit Facility	(170,000)	(12,000)
Repayments of mortgage notes payable	(37,204)	(6,132)
Debt financing costs	—	(48)
Repayment of employee stock loans	1	—
Proceeds from preferred unit issuance, net	55,538	—
Proceeds from common partnership unit issuance, net	121,039	—
Repurchases of preferred and common partnership units	(93,835)	—
Distributions to preferred unit holders	(2,531)	(4,743)
Distributions to common partnership unit holders	(18,429)	(16,443)

Net cash from financing activities	(15,421)	(39,366)

Decrease in cash and cash equivalents	(995)	(18,258)
Cash and cash equivalents at beginning of period	8,552	26,801

Cash and cash equivalents at end of period	$7,557	$8,543

The accompanying notes are an integral part of these condensed consolidated financial statements.

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BRANDYWINE OPERATING PARTNERSHIP, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2004

1.	ORGANIZATION AND NATURE OF OPERATIONS

Brandywine Operating Partnership, L.P. (the “Partnership”) is the entity through which Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), a self-administered and self-managed real estate investment trust, conducts its business and owns its assets. The Partnership’s activities include acquiring, developing, redeveloping, leasing and managing office and industrial properties. The Company’s common shares of benefcial interest are publicly traded on the NYSE under the ticker symbol “BDN”.

The Company’s ownership interests in the Partnership consist of both general partner and limited partner units (“Units” or “Common Partnership Units”). The Partnership issued these Units to the Company in exchange for contributions to the Partnership of the net proceeds from Brandywine Realty Trust’s issuance of its shares of beneficial interest or in connection with awards of shares of beneficial interest by Brandywine Realty Trust to employees and trustees. The number of Units owned by Brandywine Realty Trust, and the entitlements of these Units to receive distributions and payments in liquidation, mirror the outstanding shares of beneficial interest of Brandywine Realty Trust. As of March 31, 2004, Brandywine Realty Trust owns 96.3% of the Partnership’s outstanding Units, excluding any preferred mirror Units. The remaining 3.7% is owned by limited partners. Pursuant to its Partnership Agreement, the Partnership reimburses Brandywine Realty Trust for all expenses incurred in its operations. The Partnership owns a 95% interest in Brandywine Realty Services Corporation (the “Management Company”), a taxable REIT subsidiary, which performs management and leasing services for 41 properties owned by third-parties.

As of March 31, 2004, the Partnership owned 207 office properties, 24 industrial facilities and one mixed-use property (collectively, the “Properties”) that contained an aggregate of approximately 15.7 million net rentable square feet. The Properties are located in the office and industrial markets in and surrounding Philadelphia, Pennsylvania, New Jersey and Richmond, Virginia. As of March 31, 2004, the Partnership also held economic interests in ten real estate ventures (the “Real Estate Ventures”) formed with third parties to develop or own commercial properties.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed consolidated financial statements have been prepared by the Partnership without audit except as to the balance sheet as of December 31, 2003, which has been prepared from audited data, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Partnership believes that the included disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary to fairly present the financial position of the Partnership as of March 31, 2004, the results of its operations for the three-month period ended March 31, 2004 and 2003, and its cash flows for the three-month period ended March 31, 2004 and 2003 have been included. The results of operations for such interim periods are not necessarily indicative of the results for a full year. For further information, refer to the Partnership’s consolidated financial statements for the year ended December 31, 2003 included herein. Certain prior period amounts have been reclassified to conform with the current period presentation.

Principles of Consolidation

The accompanying condensed consolidated financial statements include all accounts of the Partnership, its majority-owned and/or controlled subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue, impairment of long-lived assets, allowance for doubtful accounts and deferred costs.

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Operating Properties

Operating properties are carried at historical cost less accumulated depreciation and impairment losses. The cost of operating properties reflects their purchase price or development cost. Costs incurred for the acquisition and renovation of an operating property are capitalized to the Partnership’s investment in that property. Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives. Fully-depreciated assets are removed from the accounts.

Depreciation and Amortization

The costs of buildings and improvements are depreciated using the straight-line method based on the following useful lives: buildings and improvements (five to 40 years) and tenant improvements (the shorter of the lease term or the life of the asset).

Construction in Progress

Project costs directly associated with the development and construction of a real estate project are capitalized as construction in progress. In addition, interest, real estate taxes and general and administrative expenses that are directly associated with the Partnership’s development activities are capitalized until completion of the building shell. Once the building shell of a real estate project is completed, the costs capitalized to construction in progress are transferred to land and buildings. The Partnership capitalized direct construction costs totaling $548,000 for the three-month period ended March 31, 2004, and $468,000 for the three-month period ended March 31, 2003. The Partnership capitalized interest totaling $396,000 for the three-month period ended March 31, 2004 and $343,000 for the three-month period ended March 31, 2003 related to development of certain Properties and land holdings.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The other assets and liabilities related to assets classified as held-for-sale are presented separately in the consolidated balance sheet.

No impairment losses were recorded for the three-month period ended March 31, 2004 and 2003.

Cash and cash equivalents

Cash and cash equivalents are highly-liquid investments with original maturities of three months or less. The Partnership maintains cash equivalents in financial institutions in excess of insured limits, but believes this risk is mitigated by only investing in or through major financial institutions.

Investments in Unconsolidated Real Estate Ventures

The Partnership currently accounts for its investments in unconsolidated Real Estate Ventures under the equity method of accounting as certain Real Estate Ventures are either not variable interest entities or the Partnership is not considered the primary beneficiary. These investments are recorded initially at cost, as Investments in Real Estate Ventures, and subsequently adjusted for equity in earnings and cash contributions and distributions.

On a periodic basis, management assesses whether there are any indicators that the value of the Partnership’s investments in unconsolidated Real Estate Ventures may be impaired. An investment is impaired only if the value of the investment, as estimated by management, is less than the carrying value of the investment. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the value of the investment.

Deferred Costs

Costs incurred in connection with property leasing are capitalized as deferred leasing costs. Deferred leasing costs consist primarily of leasing commissions that are amortized on the straight-line method over the term of the respective lease. Lease terms generally range from one to 15 years. Management re-evaluates the deferred leasing costs for potential impairment as economic and market conditions change. Internal direct leasing costs deferred totaled $1.0 million for the three-month period ended March 31, 2004, and $951,000 for the three-month period ended March 31, 2003.

Costs incurred in obtaining long-term financing are amortized and charged to interest expense over the terms of the related debt agreements. The Partnership uses the straight-line method to amortize its deferred financing costs which approximates the effective interest rate.

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Purchase Price Allocation

The Partnership allocates the purchase price of properties to net tangible and identified intangible assets acquired based on fair values. Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) the Partnership’s estimate of the fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancellable term of the lease. Capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancellable terms of the respective leases. Capitalized below-market lease values amortized as an increase of rental income over the remaining non-cancellable terms of the respective leases, including any fixed-rate renewal periods.

The aggregate value of other intangibles acquired is measured based on the difference between (i) the property valued with in-place leases adjusted to market rental rates and (ii) the property valued as if it was vacant. The Partnership estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, include leasing commissions, legal and other related expenses. This intangible asset is amortized to expense over the remaining term of the respective leases. Company estimates of value are made using methods similar to those used by independent appraisers. Factors considered by the Partnership in their analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. The Partnership also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, the Partnership includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from three to twelve months.

The total amount of these other intangible assets is further allocated to tenant relationships and in-place leases based on the Partnership’s evaluation of the specific characteristics of each tenant’s lease and the Partnership’s overall relationship with the respective tenant. Characteristics considered by the Partnership in allocating value to its tenant relationships include the nature and extent of the Partnership’s business relationship with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors. The value of tenant relationship intangibles is amortized over the remaining initial lease term and renewals, but in no event longer than the remaining depreciable life of the building. The value of in-place leases is amortized over the remaining non-cancellable term of the respective leases and any fixed-rate renewal periods.

In the event that a tenant terminates its lease, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, would be charged to expense.

Revenue Recognition

Rental revenue is recognized on the straight-line basis from the later of the date of the origination of the lease or the date of acquisition of the facility subject to existing leases. The straight-line basis averages minimum rents over the terms of the leases. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as “accrued rent receivable” on the accompanying balance sheets. The straight-line rent adjustment increased revenue by approximately $1.9 million for the three-month period ended March 31, 2004 and approximately $1.5 million for the three-month period ended March 31, 2003. Tenant receivables and accrued rent receivables are carried net of the allowances for doubtful accounts of $4.2 million as of March 31, 2004 and $4.0 million as of December 31, 2003. The allowance is based on management’s evaluation of the collectability of receivables, taking into account tenant specific considerations as well as the overall tenant credit portfolio. The leases also typically provide for tenant reimbursement of common area maintenance and other operating expenses. Deferred rental revenue represents rental revenue received from tenants prior to their due dates.

Equity-Based Compensation Plans

The Partnership Agreement provides for the issuance by the Partnership to its general partner, the Company, of a number of Common Partnership Units equal to the number of Common Shares issued by the Company, the net proceeds of which are contributed to the Partnership. When the Company issues Common Shares under its equity-based compensation plan, the Partnership issues to the Company an equal number of Common Partnership Units.

In December 2002, the Financial Accounting Standards Board issued SFAS 148 (“SFAS 148”), Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS 148 amends SFAS 123 (“SFAS 123”), Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily adopts the fair value recognition method of recording stock option expense. SFAS 148 also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock options on reported net income and earnings per common partnership unit in annual and interim financial statements. The Partnership adopted SFAS 148 on a prospective basis for all equity-based compensation grants issued by the Company subsequent to January 1, 2002.

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Prior to 2002, the Partnership accounted for equity based awards issued by the Company under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and Related Interpretations. The following table illustrates the effect on net income and earnings per common partnership unit if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands, except per unit amounts):

	Three-month period
	ended March 31,

	2004	2003

Net income available to common partnership unitholders, as reported	$15,369	$11,544

Add: Stock based compensation expense included in reported net income	553	683
Deduct: Total stock based compensation expense determined under
fair value recognition method for all awards	(665)	(796)

Pro forma net income available to common partnership unitholders	$15,257	$11,431

Earnings per Common Partnership Unit
Basic - as reported	$0.34	$0.30

Basic - pro forma	$0.33	$0.30

Diluted - as reported	$0.33	$0.30

Diluted - pro forma	$0.32	$0.30

Accounting for Derivative Instruments and Hedging Activities

The Partnership accounts for its derivative instruments and hedging activities under SFAS No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, and its corresponding amendments under SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities – An Amendment of SFAS 133. SFAS 133 requires the Partnership to measure every derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record them in the balance sheet as either an asset or liability. For derivatives designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Changes in fair value of derivative instruments and ineffective portions of hedges are recognized in earnings in the current period. For the three-month period ended March 31, 2004, the Partnership was not party to any derivative contract designated as a fair value hedge.

The Partnership actively manages its ratio of fixed-to-floating rate debt. To manage its fixed and floating rate debt in a cost-effective manner, the Partnership, from time to time, enters into interest rate swap agreements as cash flow hedges, under which it agrees to exchange various combinations of fixed and/or variable interest rates based on agreed upon notional amounts.

Income Taxes

No federal or state income taxes are payable by the Partnership, and accordingly, no provision for taxes has been made in the accompanying condensed consolidated financial statements. The partners are to include their respective share of the Partnership’s profits or losses in their individual tax returns. The Partnership’s tax returns and the amount of allocable Partnership profits and losses are subject to examination by federal and state taxing authorities. If such examination results in changes to Partnership profits or losses, then the tax liability of the partners would be changed accordingly.

We own a subsidiary real estate investment trust (“REIT”) that has elected to be taxed as a real estate investment trust under Sections 856-860 of the Internal Revenue Code. In management’s opinion, the requirements to maintain this election are being met. The Partnership’s REIT subsidiary is subject to a 4% Federal excise tax, if sufficient taxable income is not distributed within prescribed time limits. The excise tax equals 4% of the annual amount, if any, by which the sum of (a) 85% of the subsidiary’s ordinary income and (b) 95% of the subsidiary’s net capital gain exceeds cash distributions and certain taxes paid by the subsidiary.

Recently Issued Accounting Standards

In January 2003, FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), an interpretation of Accounting Research Bulletin (ARB) 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights, variable interest entities (“VIE’s”), and how to determine when and which business enterprises should consolidate the VIE. The consolidation provisions of FIN 46 were effective immediately for variable interests in VIE’s created after January 31, 2003. In December 2003, FASB revised Interpretation

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FIN No. 46, which adopted several Financial Statement Positions (“FSP’s”) and provided transitional guidance for relationships with VIE’s that are special purpose entities (“SPEs”) versus non-SPE’s. The Partnership has no SPE’s. The Partnership implemented the revised guidance to previously existing non-SPE relationships as of March 31, 2004. In connection with the full adoption, the Partnership concluded that two previously unconsolidated Real Estate Ventures (Four Tower Bridge Associates and Six Tower Bridge Associates) are VIE’s and that the Partnership is the primary beneficiary. As a consequence, effective on March 31, 2004, these investments have been consolidated on the Partnership’s balance sheet, with the assets and liabilities of these two Real Estate Ventures reflected as part of the Partnership’s financial statements and the joint venture partner’s interest reflected as a minority interest. There was no cumulative effect gain or loss upon adoption.

With respect to the Partnership’s remaining investments in unconsolidated Real Estate Ventures, the Partnership has concluded that these investments are not VIE’s or that the Partnership is not the primary beneficiary based on the terms the arrangements. Accordingly, the Partnership will continue to reflect these arrangements using the equity method. The terms of these arrangements are described in Note 4 and the Partnership’s maximum exposure to loss as a result of its involvement with such potential VIE is also described in Note 4.

3.	ACQUISITIONS AND DISPOSITIONS OF REAL ESTATE INVESTMENTS

2004

During the three-month period ended March 31, 2004, the Partnership sold one office property containing 37,000 net rentable square feet and one industrial property containing 45,000 net rentable square feet for an aggregate of $6.1 million, realizing a net gain of $.2 million.

2003

During the first quarter of 2003, the Partnership sold three units of one office property containing 28,000 net rentable square feet and one parcel of land containing 3.1 acres for an aggregate of $3.8 million, realizing a net gain of $1.7 million.

4.	INVESTMENT IN UNCONSOLIDATED REAL ESTATE VENTURES

As of March 31, 2004, the Partnership had an aggregate investment of approximately $13.3 million in eight unconsolidated Real Estate Ventures (net of returns of investment). The Partnership formed these ventures with unaffiliated third parties to develop office properties or to acquire land in anticipation of possible development of office properties. Seven of the unconsolidated Real Estate Ventures own eight office buildings that contain an aggregate of approximately 1.6 million net rentable square feet and one unconsolidated Real Estate Venture developed a hotel property that contains 137 rooms.

The Partnership accounts for its non-controlling interests in its unconsolidated Real Estate Ventures using the equity method. Non-controlling ownership interests range from 6% to 50%, subject to specified priority allocations in certain of the Real Estate Ventures. The Partnership’s investments, initially recorded at cost, are subsequently adjusted for the Partnership’s net equity in the Real Estate Ventures’ income or loss and cash contributions and distributions.

The following is a summary of the financial position of the unconsolidated Real Estate Ventures as of March 31, 2004 and December 31, 2003 (in thousands):

	March 31,	December 31,
	2004	2003

Net property	$292,239	$322,196
Other assets	33,301	29,982
Liabilities	26,681	27,900
Debt	204,497	231,401
Equity	94,363	92,877
Company's share of equity	13,282	15,853

The following is a summary of results of operations of the unconsolidated Real Estate Ventures for the three-month periods ended March 31, 2004 and 2003 (in thousands):

	Three-month period ended March 31,

	2004	2003

Revenue	$10,281	$6,513
Operating expenses	4,515	4,198
Interest expense, net	2,898	1,750
Depreciation and amortization	2,190	1,212
Net (loss) income	678	(647)
Company's share of income	234	158

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As of March 31, 2004, the aggregate maturities of non-recourse debt of unconsolidated Real Estate Ventures payable to third-parties was as follows (in thousands):

2004	$1,059
2005	45,068
2006	1,349
2007	11,900
2008 and thereafter	145,121

$204,497

As of March 31, 2004, the Partnership had guaranteed repayment of approximately $1.2 million of loans for the unconsolidated Real Estate Ventures. The Partnership also provides customary environmental indemnities in connection with construction and permanent financing both for its own account and on behalf of the Real Estate Ventures.

5.	INDEBTEDNESS

The Partnership utilizes credit facility borrowings for general business purposes, including the acquisition of properties and the repayment of other debt. The Partnership maintained a $500 million unsecured credit facility (the “Credit Facility”) that matures in June 2004. Borrowings under the Credit Facility bore interest at 30-day LIBOR (30-day LIBOR was 1.09% at March 31, 2004) plus 1.4% per annum, with the spread over LIBOR subject to reductions from ..10% to .25% or increases of .25% based on the Partnership’s leverage. As of March 31, 2004, the Partnership had $265 million of borrowings and $10.7 million of letters of credit outstanding under the Credit Facility, leaving $224.3 million of unused availability. In May 2004, the Partnership obtained a $450 million unsecured credit facility. The credit facility will mature in May 2007. The Partnership has the option to increase the credit facility to a maximum of $600 million. The credit facility bears interest at LIBOR plus plus a spread over LIBOR ranging from .65% to 1.35% based on the Partnership’s leverage and unsecured debt ratings.

The Partnership also maintains a $100 million term loan. The term loan is unsecured and matures on July 15, 2005, subject to two extensions of one year each upon payment of an extension fee and the absence of any defaults at the time of each extension. There are no scheduled principal payments prior to maturity. The term loan bears interest at a spread over the one, two, three or six month LIBOR that varies between 1.05% and 1.90% per annum (1.65% as of March 31, 2004), based on the Partnership’s leverage ratio. The average interest rate on the Partnership’s term loan was 2.76% per annum for the three-month period ended March 31, 2004.

As of March 31, 2004, the Partnership had $452.0 million of mortgage notes payable, secured by 89 of the Properties and certain land holdings. Fixed rate mortgages, totaling $427.3 million, require payments of principal and/or interest (or imputed interest) at rates ranging from 6.62% to 9.25% per annum and mature on dates from November 2004 through July 2027. Variable rate mortgages, totaling $24.7 million, require payments of principal and/or interest at rates ranging from 30-day LIBOR plus .76% to 1.75% per annum or 75% of prime (prime rate was 4.00% at March 31, 2004) and mature on dates from March 2007 through July 2027. The weighted-average interest rate on the Partnership’s mortgages was 7.33% per annum for the three-month period ended March 31, 2004 and 7.10% per annum for the three-month period ended March 31, 2003.

During the three-month period ended March 31, 2004 and 2003, the Partnership paid interest (net of capitalized interest) totaling $10.9 million in 2004 and $14.7 million in 2003.

6.	RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS

Risk Management

In the normal course of its on-going business operations, the Partnership encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Partnership is subject to interest rate risk on its interest-bearing liabilities. Credit risk is the risk of inability or unwillingness of tenants to make contractually required payments. Market risk is the risk of declines in the value of properties due to changes in rental rates, occupancy levels, interest rates or other market factors affecting the valuation of properties held by the Partnership.

Use of Derivative Financial Instruments

The Partnership’s use of derivative instruments is limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposures and not for speculative purposes. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Partnership’s operating and financial structure, as well as to hedge specific transactions. The counterparties to these arrangements are major financial institutions with which the Partnership and its affiliates may also have other financial relationships. The Partnership is potentially exposed to credit loss in the event of non-performance by these counterparties. However, because of the high credit ratings of the counterparties, the Partnership does not anticipate that any of the counterparties will fail to meet these obligations as they come due. The Partnership does not hedge credit or property value market risks.

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The Partnership formally assesses, both at inception of the hedge and on an on-going basis, whether each derivative is highly-effective in offsetting changes in cash flows of the hedged item. If management determines that a derivative is not highly-effective as a hedge or if a derivative ceases to be a highly-effective hedge, the Partnership will discontinue hedge accounting prospectively.

The following table summarizes the terms and fair values of the Partnership’s derivative financial instruments at March 31, 2004 (in thousands).

Hedge Product	Hedge Type	Notional Amount	Strike	Maturity	Fair Value

Cap	Cash flow	$28,000	8.700%	7/12/2004	$-
Swap	Cash flow	100,000	4.230%	6/29/2004	(988)
Swap	Cash flow	50,000	4.215%	6/29/2004	(491)
Swap	Cash flow	25,000	4.215%	6/29/2004	(246)

					$(1,725)

The Partnership has entered into interest rate swap and rate cap agreements designated as cash flow hedges that are designed to reduce the impact of interest rate changes on its variable rate debt. At March 31, 2004, the Partnership had interest rate swap agreements for notional principal amounts aggregating $175 million. The swap agreements effectively fix the 30-day LIBOR interest rate on $100 million of Credit Facility borrowings at 4.230% per annum and on $75 million of Credit Facility borrowings at 4.215% per annum, in each case until June 29, 2004. The weighted-average interest rate on borrowings under the Credit Facility, including the effect of cash flow hedges, was 4.64% per annum for the three-month period ended March 31, 2004 and 4.60% per annum for the three-month period ended March 31, 2003. The interest rate cap agreement effectively limits the interest rate on a mortgage with a notional value of $28 million at 8.7% per annum until July 2004. The notional amount at March 31, 2004 provides an indication of the extent of the Partnership’s involvement in these instruments at that time, but does not represent exposure to credit, interest rate or market risks.

As of March 31, 2004, the maximum length of time until which the Partnership was hedging its exposure to the variability in future cash flows was through June 29, 2004. There was no gain or loss reclassified from accumulated other comprehensive loss into earnings during the three- month period ended March 31, 2004 as a result of the discontinuance of a cash flow hedge due to the probability of the original forecasted transaction not occurring.

Over time, the unrealized gains and losses held in Other Comprehensive Income (“OCI”) will be reclassified to earnings in the same period(s) in which the hedged items are recognized in earnings. The current balance held in OCI is expected to be reclassified to earnings over the lives of the current hedging instruments, or for realized losses on forecasted debt transactions, over the related term of the debt obligation, as applicable.

Concentration of Credit Risk

Concentrations of credit risk arise when a number of tenants related to the Partnership’s investments or rental operations are engaged in similar business activities, or are located in the same geographic region, or have similar economic features that would cause their inability to meet contractual obligations, including those to the Partnership, to be similarly affected. The Partnership regularly monitors its tenant base to assess potential concentrations of credit risk. Management believes the current credit risk portfolio is reasonably well diversified and does not contain any unusual concentration of credit risk. No tenant accounted for 5% or more of the Partnership’s rents during the three-month period ended March 31, 2004 and 2003. See Note 10 for geographic segment information.

7.	DISCONTINUED OPERATIONS

For the three-month period ended March 31, 2004 and 2003, income from discontinued operations relates to 55 properties containing 2.8 million net rentable square feet that the Partnership sold between January 1, 2002 and March 31, 2004. There were no properties designated as held-for-sale as of March 31, 2004.

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The following table summarizes revenue and expense information for the 55 properties sold since January 1, 2002 (in thousands):

	Three-month period
	ended March 31,

	2004	2003

Revenue:
Rents	$110	$1,704
Tenant reimbursements	166	190
Other	17	11

Total revenue	293	1,905

Expenses:
Property operating expenses	66	712
Real estate taxes	25	275
Depreciation and amortization	1	330

Total operating expenses	92	1,317

Income from discontinued operations before net gain on sale of interests in real estate	201	588
Net gain on sales of interest in real estate	204	561

Income from discontinued operations	$405	$1,149

Discontinued operations have not been segregated in the condensed consolidated statements of cash flows. Therefore, amounts for certain captions will not agree with respective data in the condensed consolidated statements of operations.

8.	PARTNERS’ EQUITY

The Company is the sole general partner of the Partnership and conducts substantially all its business and owns its assets through the Partnership and as a result does not have any significant assets, liabilities or operations, other than its investment in the Parntership’s Units, nor does it have any employees of its own. Pursuant to the Partnership Agreement, the Partnership reimburses the Company for all expenses incurred on behalf of its operations.

The Partnership issues partnership units to the Company in exchange for the contribution of net proceeds of any equity security issuance by the Company. The number and terms of such partnership units corresponding in number and terms of the related equity security issued by the Company. In addition, the Partnership may also issue separate classes of partnership units. Historically, the Partnership has had the following types of partnership units outstanding (i) Preferred Partnership Units which have been issued to parties other than the Company (ii) Preferred Mirror Partnership Units which have been issued to the Company and (iii) Common Partnership Units which include both interest held by the Company and those held by other limited partners. Each these interests are described in more detail below.

Preferred Partnership Units

The Partnership issued 1,950,000 Series B Preferred Units for $97.5 million in 1998. The Preferred Units bear a preferred distribution of 7.25% per annum and have a stated value of $50.00 per share. The Preferred Units are convertible into Class A Limited Partnership Units at a conversion price of $28.00. As more fully discussed in the Common Partnership Unit section, the Class A Limited Partnership units are subject to certain redemption rights. Due to these redemption rights, the Series B Preferred Partnership Units limited partnership units have been excluded from partners' capital and reflected at the greater of their liquidation preference or the Class A Limited Partnership redemption value as of the end of the periods presented based on the closing market price of Company’s common stock at December 31,2003, 2002 and 2001, which was $26.77, $21.81 and $21.07 respectively. In February 2004, the Partnership redeemed all of its outstanding Series B Preferred Units for an aggregate price of $93.0 million, together with accrued but unpaid distributions from January 1, 2004. The Series B Preferred Units had an aggregate stated value of $97.5 million and accrued distributions at 7.25% per annum. The Partnership recorded a gain of $4.5 million related to the redemption as an adjustment to net income available to common partnership unitholders.

Preferred Mirror Partnership Units

In exchange for the proceeds received in such offerings by the Company, the Partnership has issued to the Company multiple classes of Preferred Mirror Partnership Units with terms consistent with securities were issued by the Company.

On September 28, 1998, the Partnership issued 750,000 Series A Preferred Mirror Units to Brandywine Realty Trust in exchange for its contribution of the net proceeds of its Series A Preferred Shares. The 750,000 Series A Preferred Mirror Units outstanding have an aggregate liquidation preference of $37.5 million, or $50.00 per unit. Cumulative distributions on the Series A Preferred Mirror Units are payable quarterly at an annualized rate of 7.25% of the liquidation preference. In connection with, and at the time of the conversion of all or any Series A Preferred Shares into Common Shares, an equivalent number of Series A Preferred Mirror Units will be converted into Class A Units. In the event that any of the Series A Preferred Shares of Brandywine Realty Trust are redeemed, then an equivalent number of Series A Preferred Mirror Units will be redeemed.

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In 1999, the Partnership issued Series C Preferred Mirror Units to the Company in exchange for the net proceeds of $94.8 million from the Company’s Series B Preferred Share issuance. As part of the issuance, the Company issued 500,000 Common Share warrants to the holder at an exercise price of $24.00 per share. On December 30, 2003, the Partnership redeemed 3,281,250 Series C Units at $27.50 per share for approximately $90.2 million and converted the remaining 1,093,750 Series C Units into Class A Units. This redemption and conversion occurred concurrently with the Company’s redemption and conversion of an equal number of their Series B Preferred Shares. The Partnership incurred a charge as an adjustment in arriving at net income available to Common Partnership units of $20.6 million associated with this redemption and conversion.

On December 30, 2003, the Partnership issued 2,000,000 Series D Preferred Mirror Units to Brandywine Realty Trust in exchange for its contribution of the proceeds of its Series C Preferred Shares. The 2,000,000 Series D Preferred Mirror Units outstanding have an aggregate liquidation preference of $50 million, or $25.00 per unit. Cumulative distributions on the Series D Preferred Mirror Units are payable quarterly at an annualized rate of 7.50% of the liquidation preference. In the event that any of the Series C Preferred Shares of Brandywine Realty Trust are redeemed, which may occur at the option of Brandywine Realty Trust at any time on or after December 30, 2008, then an equivalent number of Series D Preferred Mirror Units will be redeemed.

On February 27, 2004, the Partnership issued 2,300,000 Series E Preferred Mirror Units to Brandywine Realty Trust in exchange for its contribution of the net proceeds of its Series D Preferred Shares. The 2,300,000 Series E Preferred Mirror Units outstanding have an aggregate liquidation preference of $57.5 million, or $25.00 per unit. Cumulative distributions on the Series E Preferred Mirror Units are payable quarterly at an annualized rate of 7.375% of the liquidation preference. In the event that any of the Series D Preferred Shares of Brandywine Realty Trust are redeemed, which may occur at the option of Brandywine Realty Trust at any time on or after February 27, 2009, then an equivalent number of Series E Preferred Mirror Units will be redeemed.

On March 25, 2004, the Partnership declared distributions to holders of its Series A Preferred Units, Series D Preferred Units and Series E Preferred Units, which are currently entitled to a cumulative preferential return of 7.25%, 7.50% and 7.375%, respectively. Distributions paid on April 15, 2004 to holders of Series A Preferred Units, Series D Preferred Units and Series E Preferred Units totaled $.7 million, $.9 million and $.4 million, respectively.

Common Partnership Units (Redeemable and General)

The Partnership has two classes of Common Partnership Unit Interest partnership interest and (i) Class A Limited Partnership Interest which are held by parties other than the Company and (i) General Partnership Interests which are held by the Company. (Collectively, the Class A Limited Partnership Interest and General Partnership Interests are referred to as “Common Partnership Units”). The holders of the Common Partnership Units are entitled to share in cash distributions from, and in profits and losses of, the Partnership, in proportion to their respective percentage interests, subject to preferential distributions on the preferred mirror units and the preferred units.

The outstanding Class A Limited Partnership Interest, held by parties other than the Company, are redeemable at the option of the holder for a like number of shares of common stock of the Company, or cash, or a combination thereof, at the election of the Company. Because the form of settlement of these redemption rights are not within the control of the Partnership, these Common Partnership Units have been excluded from partners' capital and are presented as redeemable limited partnership units measured at the potential cash redemption value as of the end of the periods presented based on the closing market price of the Company's common stock at December 31, 2003, 2002 and 2001, which was $26.77, $21.81 and $21.07 respectively. As of March 31, 2004 and December 31, 2003, 1,737,203 Class A Units were outstanding and owned by outside limited partners of the Partnership.

On January 12, 2004, the Partnership issued 2,645,000 Common Partnership Units to the Company in exchange for the contribution of the net proceeds (approximately $69.3 million) from an underwritten public offering of the Company’s Common Shares. The Partnership used the proceeds to reduce the outstanding balance under our revolving credit facility.

On March 3, 2004, the Partnership issued 1,840,000 Common Partnership Units to the Company in exchange for the contribution of the net proceeds (approximately $50.8 million) from an underwritten public offering of the Company’s Common Shares. The Partnership used the proceeds to reduce the outstanding balance under our revolving credit facility.

On March 25, 2004, the Partnership declared a distribution of $0.44 per Common Partnership Unit, totaling $20.2 million, which was paid on April 15, 2004 to unit holders of record as of April 6, 2004.

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9.	COMPREHENSIVE INCOME

Comprehensive income represents net income, plus the results of certain non-partners’ equity changes not reflected in the Condensed Consolidated Statements of Operations. The components of comprehensive income are as follows (in thousands):

	Three-month period
	Ended March 31,

	2004	2003

Net income	$13,719	$16,287
Other comprehensive income (loss):
Reclassification adjustment for gains reclassified into operations	(233)	-
Reclassification adjustments for losses reclassified into operations	1,378	1,255
Unrealized derivative loss on cash flow hedges	(76)	(746)
Unrealized gain (loss) on available-for-sale securities	(792)	(32)

Comprehensive income	$13,996	$16,764

10.	SEGMENT INFORMATION

The Partnership currently manages its portfolio within three segments: (1) Pennsylvania, (2) New Jersey (including New York in 2003 periods) and (3) Virginia. Corporate is responsible for cash and investment management and certain other general support functions.

Segment information for the three-month period ended March 31, 2004 and 2003 is as follows (in thousands):

	Pennsylvania	New Jersey	Virginia	Corporate	Total

As of March 31, 2004:

Real estate investments, at cost
Operating properties	$1,183,546	$509,322	$214,968	$—	$1,907,836
Construction-in-progress	42,243	5,001	1,056	—	48,300
Land held for development	35,199	13,969	8,918	—	58,086

As of December 31, 2003:

Real estate investments, at cost:
Operating properties	$1,146,350	$508,906	$214,488	$—	$1,869,744
Construction-in-progress	25,162	4,043	582	—	29,787
Land held for development	38,723	15,352	9,840	—	63,915
Assets held for sale, at cost		3,649	1,668	—	5,317

For three months ended March 31, 2004:

Total revenue	$43,100	$23,636	$6,662	$462	$73,860
Property operating expenses and real estate taxes	16,992	9,548	2,741	—	29,281

Net operating income	$26,108	$14,088	$3,921	$462	$44,579

For three months ended March 31, 2003:

Total revenue	$45,662	$22,253	$6,833	$493	$75,241
Property operating expenses and real estate taxes	16,538	8,785	2,572	—	27,895

Net operating income	$29,124	$13,468	$4,261	$493	$47,346

Net operating income is defined as total revenue less property operating expenses and real estate taxes. Below is a reconciliation of consolidated net operating income to consolidated income from continuing operations (in thousands):

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	Three-month period
	ended March 31,

	2004	2003

Consolidated net operating income	$44,579	$47,346
Less:
Interest expense	12,104	15,306
Depreciation and amortization	15,906	14,698
Administrative expenses	3,489	3,514
Plus:
Equity in income of real estate ventures	234	158
Net gains on sales of interests in real estate	—	1,152

Consolidated income from continuing operations	$13,314	$15,138

11.	EARNINGS PER COMMON PARTNERSHIP UNIT:

The following table details the number of Common Partnership Units and net income used to calculate basic and diluted earnings per Common Partnership Unit (in thousands, except units and per unit amounts):

	Three-month period ended March 31,

	2004		2003

	Basic	Diluted	Basic	Diluted

Income from continuing operations	$13,314	$13,314	$15,138	$15,138
Income from discontinued operations	405	405	1,149	1,149
Preferred unit redemption gain	4,500	4,500	—	—
Income allocated to Preferred Units	(2,850)	(2,850)	(4,743)	(4,743)

	15,369	15,369	11,544	11,544
Preferred Unit discount amortization	—	—	(369)	(369)

Net income available Common Partnership Unitholders	$15,369	$15,369	$11,175	$11,175

Weighted-average common partnership units outstanding	45,774,045	45,774,045	37,087,578	37,087,578
Options and warrants	—	287,208	—	69,740

Total weighted-average common partnership units outstanding	45,774,045	46,061,253	37,087,578	37,157,318

Earnings per Common Partnership Unit:
Continuing operations	$0.33	$0.32	$0.27	$0.27
Discontinued operations	0.01	0.01	0.03	0.03

Total	$0.34	$0.33	$0.30	$0.30

Potentially dilutive securities (including those Preferred Mirror Units and Preferred Units that are convertible) totaling 1,289,053 for the three-month period ended March 31, 2004 and 9,967,723 for the three-month period ended March 31, 2003 were excluded from the earnings per unit computations above as their effect would have been antidilutive. All of the Series C Preferred Mirror Units were redeemed, or were converted into Partnership Units, in December 2003 and are no longer outstanding. All of the Series B Preferred Units were redeemed by the Partnership in February 2004 and are no longer outstanding.

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Report of Independent Registered Public Accounting Firm

To the Partners of Brandywine Operating Partnership, L.P.:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) and (2) present fairly, in all material respects, the consolidated financial position of Brandywine Operating Partnership, L.P. and its subsidiaries (the “Partnership”) at December 31, 2003 and 2002, and the results of their operations, cash flows, and other comprehensive income for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the consolidated financial statements schedules listed in the index appearing under Item 15(a)(1) and (2), present fairly, in all material respects information set forth therein when read in conjunction with the related consolidated financial statements. These consolidated financial statements are the responsibility of the Partnership’s management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania June 18, 2004

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BRANDYWINE OPERATING PARTNERSHIP, L.P.
CONSOLIDATED BALANCE SHEETS
(in thousands, except number of units)

	December 31,

	2003	2002

ASSETS
Real estate investments:
Operating properties	$1,869,744	$1,890,009
Accumulated depreciation	(268,091)	(245,230)

	1,601,653	1,644,779
Construction-in-progress	29,787	41,986
Land held for development	63,915	59,216

	1,695,355	1,745,981

Cash and cash equivalents	8,552	26,801
Escrowed cash	14,388	16,318
Accounts receivable, net	5,206	3,657
Accrued rent receivable, net	26,652	28,333
Marketable securities	12,052	11,872
Assets held for sale	5,317	7,666
Investment in real estate ventures, at equity	15,853	14,842
Deferred costs, net	27,269	29,271
Other assets	45,132	34,547

Total assets	$1,855,776	$1,919,288

LIABILITIES AND PARNTERS' EQUITY
Mortgage notes payable	$462,659	$597,729
Borrowings under Credit Facility	305,000	307,000
Unsecured term loan	100,000	100,000
Accounts payable and accrued expenses	30,290	27,576
Distributions payable	20,947	21,186
Tenant security deposits and deferred rents	16,123	22,276
Other liabilities	16,413	23,059
Liabilities related to assets held for sale	52	20

Total liabilities	951,484	1,098,846
Commitments and Contingencies
7.25% Series B Preferred Units, 1,950,000 issued and outstanding in 2003	97,500	97,500
Redeemable limited partnership units at redemption value; 1,737,203 and 1,787,436 issued and outstanding	46,505	38,984
Partners' Equity
7.25% Series A Mirror Preferred Units; 750,000 issued and outstanding	37,500	37,500
8.75% Series C Mirror Preferred Units; 4,375,000 issued and outstanding in 2002	—	98,035
7.50% Series D Mirror Preferred Units; 2,000,000 issued and outstanding in 2003	47,912	—
General Partnership Capital, 41,040,710 and 35,226,315 units issued and outstanding	677,033	554,825
Accumulated other comprehensive income	(2,158)	(6,402)

Total partners' equity	760,287	683,958

Total liabilities and partners' equity	$1,855,776	$1,919,288

The accompanying notes are an integral part of these consolidated financial statements.

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BRANDYWINE OPERATING PARTNERSHIP, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit information)

	Year ended December 31,

	2003	2002	2001

Revenue:
Rents	$256,945	$248,075	$228,149
Tenant reimbursements	37,755	33,263	31,993
Other	10,959	9,702	10,346

Total revenue	305,659	291,040	270,488

Operating Expenses:
Property operating expenses	80,817	74,967	70,604
Real estate taxes	27,919	25,196	22,435
Interest	57,835	63,522	67,496
Depreciation and amortization	60,592	56,431	67,224
Administrative expenses	14,464	14,804	15,177
Non-recurring charges	—	—	6,600

Total operating expenses	241,627	234,920	249,536

Income from continuing operations before equity in income of
real estate ventures and net gains on sales of interests in real estate	64,032	56,120	20,952
Equity in income of real estate ventures	52	987	2,768

Income from continuing operations before net gains on sales of
interests in real estate	64,084	57,107	23,720
Net gains on sales of interests in real estate	20,537	—	4,524

Income from continuing operations	84,621	57,107	28,244
Discontinued operations:
Income from discontinued operations	2,156	7,467	14,100
Net gain on disposition of discontinued operations	9,690	8,562	—

Income from discontinued operations	11,846	16,029	14,100

Net income	96,467	73,136	42,344
Income allocated to Preferred Units	(18,975)	(18,975)	(18,975)
Preferred Unit redemption/conversion charge	(20,598)	—	—

Income allocated to common partnership unitholders	$56,894	$54,161	$23,369

Basic earnings per Common Partnership Unit
Continuing operations	$1.12	$0.98	$0.21
Discontinued operations	0.31	0.43	0.37

Total	$1.43	$1.41	$0.58

Diluted earnings per Common Partnership Unit:
Continuing operations	$1.12	$0.97	$0.21
Discontinued operations	0.31	0.43	0.37

Total	$1.43	$1.40	$0.58

The accompanying notes are an integral part of these consolidated financial statements.

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     BRANDYWINE OPERATING PARTNERSHIP, L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share information)

	Year ended December 31,

	2003	2002	2001

Net Income	$96,467	$73,136	$42,344
Other comprehensive income:
Cumulative effect of adopting SFAS No. 133	—	—	(1,300)
Unrealized gain (loss) on derivative financial instruments	(1,117)	(7,954)	(6,620)
Reclassification of unrealized (gains) losses on derivative financial instruments to operations	5,311	5,406	3,249
Unrealized gain (loss) on available-for-sale securities	50	733	1,815

Total other comprehensive income	4,244	(1,815)	(2,856)

Total Comprehensive Income	$100,711	$71,321	$39,488

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BRANDYWINE OPERATING PARTNERSHIP, L.P.
CONSOLIDATED STATEMENT OF PARTNERS' EQUITY
(in thousands, except Units)

									Accumulated Other Comprehensive Income	Total Partner's Equity
	Series A Preferred Mirror Units		Series C Preferred Mirror Units		Series D Preferred Mirror Units		General Partner Capital

	Units	Amount	Units	Amount	Units	Amount	Units	Amount

Balance, January 1, 2001	750,000	$37,500	4,375,000	$95,083	—	$—	35,681,314	$624,179	$(1,731)	$755,031
Net income	—	—	—	—	—	—	—	42,344	—	42,344
Net income allocable to redeemable partnership units	—	—	—	—	—	—	—	(1,553)	—	(1,553)
Other comprehensive income	—	—	—	—	—	—	—	—	(2,856)	(2,856)
Vesting of restricted units	—	—	—	—	—	—	175,411	3,985	—	3,985
Repurchase of general partnership units	—	—	—	—	—	—	(373,713)	(7,294)	—	(7,294)
Employee stock loans used to purchase stock of Brandywine Realty Trust	—	—	—	—	—	—	71,276	—	—	—
Repayment of employee stock loans	—	—	—	—	—	—	—	2,524	—	2,524
Accretion of preferred unit discount	—	—	—	1,476	—	—	—	(1,476)	—	—
Exercise of warrants/options to purchase general partnership units	—	—	—	—	—	—	86,647	(524)	—	(524)
Adjustment of redeemable partnership units to liquidation value at period end	—	—	—	—	—	—	—	(2,918)	—	(2,918)
Distributions to Preferred Mirror Units	—	—	—	—	—	—	—	(11,906)	—	(11,906)
Distributions to Preferred Units	—	—	—	—	—	—	—	(7,069)	—	(7,069)
Distributions to general partnership unit holder	—	—	—	—	—	—	—	(61,662)	—	(61,662)

Balance, December 31, 2001	750,000	37,500	4,375,000	96,559	—	—	35,640,935	578,630	(4,587)	708,102
Net income	—	—	—	—	—	—	—	73,136	—	73,136
Net income allocable to redeemable partnership units	—	—	—	—	—	—	—	(3,083)	—	(3,083)
Other comprehensive income	—	—	—	—	—	—	—	—	(1,815)	(1,815)
Vesting of restricted units	—	—	—	—	—	—	76,454	1,896	—	1,896
Repurchase of general partnership units	—	—	—	—	—	—	(491,074)	(11,053)	—	(11,053)
Repayment of employee stock loans	—	—	—	—	—	—	—	1,658	—	1,658
Accretion of preferred unit discount	—	—	—	1,476	—	—	—	(1,476)	—	—
Amortization of stock options	—	—	—	—	—	—	—	43	—	43
Exercise of warrants/options to purchase general partnership units	—	—	—	—	—	—	—	(578)	—	(578)
Adjustment of redeemable partnership units to liquidation value at period end	—	—	—	—	—	—	—	(2,431)	—	(2,431)
Distributions to Preferred Mirror Units	—	—	—	—	—	—	—	(11,906)	—	(11,906)
Distributions to Preferred Units	—	—	—	—	—	—	—	(7,069)	—	(7,069)
Distributions to general partnership unit holder	—	—	—	—	—	—	—	(62,942)	—	(62,942)

Balance, December 31, 2002	750,000	37,500	4,375,000	98,035	—	—	35,226,315	554,825	(6,402)	683,958
Net income	—	—	—	—	—	—	—	96,467		96,467
Net income allocable to redeemable partnership units	—	—	—	—	—	—	—	(3,589)	—	(3,589)
Other comprehensive income:	—	—	—	—	—	—	—	—	4,244	4,244
Vesting of restricted units	—	—	—	—	—	—	82,912	1,768	—	1,768
Issuance of Series D Mirror Preferred Units	—	—	—	—	2,000,000	47,912	—	—	—	47,912
Redemption of Series C Mirror Preferred units	—	—	(3,281,250)	(74,491)	—	—	—	(16,959)	—	(91,450)
Conversion of Series C Mirror Preferred units to common shares	—	—	(1,093,750)	(25,020)	—	—	1,093,750	25,020	—	—
Issuance of general partnership units	—	—	—	—	—	—	4,587,500	110,982	—	110,982
Conversion of redeemable partnership units to common shares	—	—	—	—	—	—	50,233	1,206	—	1,206
Repayment of employee stock loans	—	—	—	—	—	—	—	2,509	—	2,509
Accretion of preferred unit discount	—	—	—	1,476	—	—	—	(1,476)	—	—
Amortization of stock options	—	—	—	—	—	—	—	104	—	104
Adjustment of redeemable partnership units to liquidation value at period end	—	—	—	—	—	—	—	(8,216)	—	(8,216)
Distributions to Preferred Mirror Units	—	—	—	—	—	—	—	(11,906)	—	(11,906)
Distributions to Preferred Units	—	—	—	—	—	—	—	(7,069)	—	(7,069)
Distributions to general partnership unit holder	—	—	—	—	—	—	—	(66,633)	—	(66,633)

Balance, December 31, 2003	750,000	$37,500	—	$—	2,000,000	$47,912	41,040,710	$677,033	$(2,158)	$760,287

The accompanying notes are an integral part of these consolidated financial statements.

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BRANDYWINE OPERATING PARTNERSHIP, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended December 31,

	2003	2002	2001

Cash flows from operating activities:
Net income	$96,467	$73,136	$42,344
Adjustments to reconcile net income to net cash from
operating activities:
Depreciation	54,353	52,944	73,031
Amortization:
Deferred financing costs	2,304	1,795	3,790
Deferred leasing costs	7,032	5,820	5,158
Deferred compensation costs	2,869	3,182	3,711
Straight-line rental income	(5,917)	(5,930)	(6,206)
Provision for doubtful accounts	189	894	2,867
Net gain on sales of interests in real estate	(30,227)	(8,562)	(4,524)
Non-recurring charge	—	—	6,600
Impairment loss on assets held-for-sale	—	665	—
Minority interest
Changes in assets and liabilities:
Accounts receivable	(1,462)	2,582	(212)
Other assets	(4,232)	11,029	17,464
Accounts payable and accrued expenses	1,911	(6,040)	4,367
Tenant security deposits and deferred rents	(2,432)	(521)	5,058
Other liabilities	(2,062)	(2,158)	(1,332)

Net cash from operating activities	118,793	128,836	152,116
Cash flows from investing activities:
Acquisition of properties	(67,490)	(25,146)	(40,413)
Sales of properties, net	87,461	78,019	31,335
Capital expenditures	(50,885)	(38,787)	(107,405)
Investment in real estate ventures	(521)	(446)	(2,495)
Increase in escrowed cash	1,930	2,553	(1,016)
Cash distributions from real estate ventures in excess of income	3,258	1,969	5,492
Leasing costs	(7,821)	(13,124)	(9,234)

Net cash from investing activities	(34,068)	5,038	(123,736)
Cash flows from financing activities:
Proceeds from notes payable, Credit Facility	220,000	15,000	91,000
Repayment of notes payable, Credit Facility	(222,000)	(102,325)	(35,000)
Proceeds from Term Loan	—	100,000	-
Proceeds from mortgage notes payable	—	20,186	135,165
Repayment of mortgage notes payable	(82,131)	(48,646)	(127,876)
Debt financing costs	(112)	(658)	(5,557)
Repayments on employee stock loans	2,509	1,658	2,524
Proceeds from common partnership unit issuances, net	110,982	—	—
Proceeds from preferred unit issuances, net	48,125
Redemption of Preferred Units	(91,422)	—	—
Repurchases of common partnership units	—	(20,165)	(8,019)
Distributions paid to preferred unit holders	(21,271)	(18,975)	(18,975)
Distributions to common partnership unit holders	(67,654)	(66,607)	(64,223)

Net cash from financing activities	(102,974)	(120,532)	(30,961)

(Decrease) increase in cash and cash equivalents	(18,249)	13,342	(2,581)
Cash and cash equivalents at beginning of year	26,801	13,459	16,040

Cash and cash equivalents at end of year	$8,552	$26,801	$13,459

Supplemental disclosure:
Cash paid for interest, net of capitalized interest	$52,645	$61,814	$74,736

The accompanying notes are an integral part of these consolidated financial statements.

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BRANDYWINE OPERATING PARTNERSHIP, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

1.	ORGANIZATION AND NATURE OF OPERATIONS

Brandywine Operating Partnership, L.P. (the Partnership) is the entity through which Brandywine Realty Trust, a Maryland real estate investment trust (the Company), a self-administered and self-managed real estate investment trust, conducts its business and owns its assets. The Partnership’s activities include acquiring, developing, redeveloping, leasing and managing office and industrial properties. The Company’s Common Shares are publicly traded on the NYSE under the ticker symbol BDN.

The Company’s ownership interests in the Partnership consists of both general partner and limited partner units (collectively “Common Partnership Units”). The Partnership issued these Units to the Company in exchange for contributions of the Partnership of the net proceeds from Brandywine Realty Trust’s issuance of its shares of beneficial interest or in connection with awards of shares of beneficial interest by Brandywine Realty Trust to employees and trustees. The number of Units owned by Brandywine Realty Trust, and the entitlements of these Units to receive distributions and payments in liquidation, mirror the outstanding shares of beneficial interest of Brandywine Realty Trust. As of December 31, 2003, Brandywine Realty Trust owns 95.8% of the Partnerships outstanding units, excluding any preferred mirror units. The remaining 4.2% is owned by limited partners. Pursuant to our Partnership Agreement, we reimburse Brandywine Realty Trust for all expenses incurred on behalf of its operations and its employees. The Partnership owns a 95% interest in Brandywine Realty Services Corporation (the “Management Company”), a taxable REIT subsidiary, which performs management and leasing services for 41 properties owned by third-parties.

As of December 31, 2003, the Partnership owned 208 office properties, 25 industrial facilities and one mixed-use property (collectively, the “Properties”) that contained an aggregate of approximately 15.7 million net rentable square feet. The Properties are located in the office and industrial markets in and surrounding Philadelphia, Pennsylvania, New Jersey and Richmond, Virginia. As of December 31, 2003, the Partnership also held economic interests in ten unconsolidated real estate ventures (the “Real Estate Ventures”) formed with third parties to develop or own commercial properties.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include all accounts of the Partnership, its majority-owned and/or controlled subsidiaries, which includes the Management Company (consolidated subsequent to January 1, 2001, see below). All intercompany accounts and transactions have been eliminated in consolidation.

Management Company

The Management Company, a taxable REIT subsidiary, provides management, leasing, construction, development, redevelopment and other real estate related services for the Partnership’s properties and for third parties. Prior to December 31, 2000, the Partnership owned 100% of the Management Company’s non-voting preferred stock and 5% of its voting common stock and accounted for its investment using the equity method. Effective January 1, 2001, the Partnership converted its non-voting interest in the Management Company to a voting interest. As a result, the Partnership owns 95% of the Management Company’s equity, has voting control and, therefore, has consolidated the Management Company since January 1, 2001.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue, impairment of long-lived assets, allowance for doubtful accounts and deferred costs.

Operating Properties

Operating properties are carried at historical cost less accumulated depreciation and impairment losses. The cost of operating properties reflects their purchase price or development cost. Costs incurred for the acquisition and renovation of an operating property are capitalized to the Partnership’s investment in that property. Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives. Fully-depreciated assets are removed from the accounts.

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Purchase Price Allocation

The Partnership allocates the purchase price of properties to net tangible and identified intangible assets acquired based on fair values. Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) the Partnership’s estimate of the fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancellable term of the lease. Capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancellable terms of the respective leases. Capitalized below-market lease values amortized as an increase of rental income over the remaining non-cancellable terms of the respective leases, including any fixed-rate renewal periods.

The aggregate value of other intangibles acquired is measured based on the difference between (i) the property valued with in-place leases adjusted to market rental rates and (ii) the property valued as if it was vacant. The Partnership estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, include leasing commissions, legal and other related expenses. This intangible asset is amortized to expense over the remaining term of the respective leases. Company estimates of value are made using methods similar to those used by independent appraisers. Factors considered by the Partnership in their analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. The Partnership also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, the Partnership includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from three to twelve months.

The total amount of these other intangible assets is further allocated to tenant relationships and in-place leases based on the Partnership’s evaluation of the specific characteristics of each tenant’s lease and the Partnership’s overall relationship with the respective tenant. Characteristics considered by the Partnership in allocating value to its tenant relationships include the nature and extent of the Partnership’s business relationship with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors. The value of tenant relationship intangibles is amortized over the remaining initial lease term and renewals, but in no event longer than the remaining depreciable life of the building. The value of in-place leases is amortized over the remaining non-cancellable term of the respective leases and any fixed-rate renewal periods.

In the event that a tenant terminates its lease, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, would be charged to expense.

As of December 31, 2003 and 2002, intangible assets and acquired lease liabilities consist of the following:

	As of December 31,

	2003	2002

	(amounts in thousands)
Intangible assets (included in Other Assets and Other Liabilities):
Acquired lease asset, net of accumulated amortization of $345 and $99, respectively	$1,866	$607
Value of In-Place leases, net of accumulated amortization of $564 and $256, respectively	3,533	959
Value of tenant relationships, net of accumulated amortization of $84 in 2003	2,033	—

Net intangible assets	$7,432	$1,566

Acquired lease liability, net of accumulated amortization of $869 and $558, respectively	$1,305	$1,547

Depreciation and Amortization

The costs of buildings and improvements are depreciated using the straight-line method based on the following useful lives: buildings and improvements (five to 40 years) and tenant improvements (the shorter of the lease term or the life of the asset).

Effective January 1, 2002, the Partnership changed the estimated useful lives of various buildings from 25 to 40 years. This change resulted in an increase of net income of $19.0 million or $.53 per share for the year ended December 31, 2002. Management determined the longer period to be a better estimate of the useful lives of the buildings.

Construction in Progress

Project costs directly associated with the development and construction of a real estate project are capitalized as construction in progress. In addition, interest, real estate taxes and general and administrative expenses that are directly associated with the Partnership’s development activities are capitalized until completion of the building shell. Once the building shell of a real estate project is completed, the costs capitalized to construction in progress are transferred to land and buildings. Direct construction costs totaling $1.7 million in 2003, $2.2 million in 2002 and $2.7 million in 2001 and interest totaling $1.5 million in 2003, $2.9 million in 2002 and $5.2 million in 2001 were capitalized related to development of certain Properties and land holdings.

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Impairment of Long-Lived Assets

Statement of Financial Accounting Standard No. 144 (“SFAS 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets as held-for-sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Partnership adopted SFAS 144 on January 1, 2002.

In accordance with SFAS 144, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The other assets and liabilities related to assets classified as held-for-sale are presented separately in the consolidated balance sheet. For the year ended December 31, 2002, the Partnership recorded an impairment charge associated with an asset held-for-sale (See Note 9). The Partnership recorded no impairment losses for the years ended December 31, 2003 and 2001.

Cash and Cash Equivalents

Cash and cash equivalents are highly-liquid investments with original maturities of three months or less. The Partnership maintains cash equivalents in financial institutions in excess of insured limits, but believes this risk is mitigated by only investing in or through major financial institutions.

Escrowed Cash

Restricted cash consists of cash held as collateral to provide credit enhancement for the Partnership’s mortgage debt, cash for property taxes, capital expenditures and tenant improvements.

Accounts Receivable

Leases with tenants are accounted for as operating leases. Minimum annual rentals under tenant leases are recognized on a straight-line basis over the term of the related lease. Accrued rent receivable represents the amount that straight-line rental income exceeds rents currently due under the lease agreements. Included in current tenant receivables are tenant reimbursements which are comprised of amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses that are recognized as revenue in the period in which the related expenses are incurred. As of December 31, 2003 and 2002, no tenant represents more than 10% of accounts receivable.

Tenant receivables and accrued rent receivables are carried net of the allowances for doubtful accounts of $1.5 million and $2.5 million in 2003 and $2.3 million and $2.3 million in 2002. Management’s determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual receivables and current economic conditions.

Marketable Securities

The Partnership accounts for its investments in equity securities according to the provisions of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, which requires securities classified as “available-for-sale” to be stated at fair value. Adjustments to fair value of available-for-sale securities are recorded as a component of other comprehensive income (loss). A decline in the market value of equity securities below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established.

As of December 31, 2003, the Partnership had no material exposure to market risk (including foreign currency exchange risk, commodity price risk or equity price risk).

Investments in Unconsolidated Real Estate Ventures

The Partnership accounts for its investments in unconsolidated Real Estate Ventures under the equity method of accounting as the Partnership exercises significant influence, but does not control these entities under the provisions of the entities’ governing agreements. These investments are recorded initially at cost, as Investments in Real Estate Ventures, and subsequently adjusted for equity in earnings and cash contributions and distributions.

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On a periodic basis, management assesses whether there are any indicators that the value of the Partnership’s investments in unconsolidated Real Estate Ventures may be impaired. An investment is impaired only if management’s estimate of the value of the investment is less than the carrying value of the investment. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the value of the investment. During the year ended December 31, 2003, the Partnership recorded an impairment charge associated with an investment in a non-operating Real Estate Venture (see Note 5).

Deferred Costs

Costs incurred in connection with property leasing are capitalized as deferred leasing costs. Deferred leasing costs consist primarily of leasing commissions that are amortized on the straight-line method over the life of the respective lease which generally ranges from one to 15 years. Management re-evaluates the remaining useful lives of leasing costs as economic and market conditions change. Internal direct leasing costs deferred totaled $3.9 million in 2003, $3.6 million in 2002 and $3.1 million in 2001.

Costs incurred in connection with debt financing are capitalized as deferred financing costs and charged to interest expense over the terms of the related debt agreements. Deferred financing costs consist primarily of loan fees which are amortized over the related loan term. Total accumulated amortization related to these costs was $5.0 million and $3.5 million as of December 31, 2003 and 2002.

Other Assets

As of December 31, 2003, other assets included a direct financing lease of $16.1 million, intangible assets related to property acquisitions of $6.2 million, prepaid real estate taxes of $5.4 million, deposits on properties to be purchased in 2004 totaling $5.1 million, cash surrender value of life insurance of $3.7 million, furniture, fixtures and equipment of $2.1 million and $6.5 million of other assets. As of December 31, 2002, other assets included a direct financing lease of $16.0 million, prepaid real estate taxes of $5.6 million, promissory notes of $4.0 million, furniture, fixtures and equipment of $2.1 million and $6.8 million of other assets.

Fair Value of Financial Instruments

Carrying amounts reported in the balance sheet for cash, accounts receivable, other assets, accounts payable and accrued expenses, and borrowings under the Credit Facility approximate fair value. Accordingly, these items have been excluded from the fair value disclosures.

Revenue Recognition

Rental revenue is recognized on the straight-line basis from the later of the date of the origination of the lease or the date of acquisition of the facility subject to existing leases, which averages minimum rents over the terms of the leases. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as “accrued rent receivable” on the accompanying balance sheets. The straight-line rent adjustment increased revenue by approximately $5.9 million in 2003, $5.9 million in 2002 and $6.2 million in 2001. The leases also typically provide for tenant reimbursement of common area maintenance and other operating expenses. Deferred rental revenue represents rental revenue received from tenants prior to their due dates.

No tenant represented greater than 10% of the Partnership’s rental revenue in 2003, 2002 or 2001.

Income Taxes

No federal or state income taxes are payable by the Partnership, and accordingly, no provision for taxes has been made in the accompanying condensed consolidated financial statements. The partners are to include their respective share of the Partnership’s profits or losses in their individual tax returns. The Partnership’s tax returns and the amount of allocable Partnership profits and losses are subject to examination by federal and state taxing authorities. If such examination results in changes to Partnership profits or losses, then the tax liability of the partners would be changed accordingly.

We own a subsidiary real estate investment trust (“REIT”) that has elected to be taxed as a real estate investment trust under Sections 856-860 of the Internal Revenue Code. In management’s opinion, the requirements to maintain this election are being met. Our REIT subsidiary is subject to a 4% Federal excise tax, if sufficient taxable income is not distributed within prescribed time limits. The excise tax equals 4% of the annual amount, if any, by which the sum of (a) 85% of the subsidiary’s ordinary income and (b) 95% of the subsidiary’s net capital gain exceeds cash distributions and certain taxes paid by the subsidiary.

The aggregate cost basis, net of depreciation, for federal income tax purposes of the Partnership’s Properties was $1.4 billion and $1.3 billion as of December 31, 2003 and 2002, respectively.

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The Management Company is subject to federal and state income taxes. There was no provision required for income taxes in 2003, 2002, or 2001.

Earnings Per Common Partnership Unit

Basic earnings per Common Partnership Unit is calculated by dividing net income available to Common Parnternship Unitholders by the weighted-average number of common partnership units outstanding during the period. Diluted earnings per Common Partnership Unit includes the effect of the common partnership unit equivalents outstanding during the period.

Equity-Based Compensation Plans

The Partnership Agreement provides for the issuance by the Partnership to its general partner, the Company, of a number of Common Partnership Units equal to the number of Common Shares issued by the Company, the net proceeds of which are contributed to the Partnership. When the Company issues Common Shares under its equity-based compensation plan, the Partnership issues to the Company an equal number of Common Partnership Units.

In December 2002, the Financial Accounting Standards Board issued SFAS 148 (“SFAS 148”), Accounting for Stock-Based Compensation – Transition and Disclosure. SFAS 148 amends SFAS 123 (“SFAS 123”), Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily adopts the fair value recognition method of recording stock option expense. SFAS 148 also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock options on reported net income and earnings per share in annual and interim financial statements. The Partnership adopted SFAS 148 on a prospective basis for all equity based awards issued by the Company subsequent to January 1, 2002.

Prior to 2002, the Partnership accounted for equity based awards issued by the Company under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and Related Interpretations. The following table illustrates the effect on net income and earnings per Common Partnership Unit if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands, except per unit amounts):

	Year ended December 31,

	2003	2002	2001

Net income available to Common Partnership Unitholders, as reported	$56,894	$54,161	$23,369

Add: Stock based compensation expense included in reported net income	2,740	2,553	2,828
Deduct: Total stock based compensation expense determined under
fair value recognition method for all awards	(3,191)	(3,231)	(3,506)

Pro forma net income available to Common Partnership Unitholders	$56,443	$53,483	$22,691

Earnings per Common Partnership Unit
Basic - as reported	$1.43	$1.41	$0.58

Basic – pro forma	$1.41	$1.39	$0.56

Diluted – as reported	$1.43	$1.40	$0.58

Diluted – pro forma	$1.41	$1.38	$0.56

Comprehensive Income

Comprehensive income or loss is recorded in accordance with the provisions of SFAS 130 (“SFAS 130”), Reporting Comprehensive Income. SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income includes unrealized gains and losses on available-for-sale securities and the effective portions of changes in the fair value of derivatives.

Accounting for Derivative Instruments and Hedging Activities

The Partnership accounts for its derivative instruments and hedging activities under SFAS No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, and its corresponding amendments under SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities – An Amendment of SFAS 133. SFAS 133 requires the Partnership to measure every derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record them in the balance sheet as either an asset or liability. For derivatives designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Changes in fair value of derivative instruments and ineffective portions of hedges are recognized in earnings in the current period. For the year ended December 31, 2003, the Partnership was not party to any derivative contract designated as a fair value hedge.

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The Partnership actively manages its ratio of fixed-to-floating rate debt. To manage its fixed and floating rate debt in a cost-effective manner, the Partnership, from time to time, enters into interest rate swap agreements as cash flow hedges, under which it agrees to exchange various combinations of fixed and/or variable interest rates based on agreed upon notional amounts. See Note 7.

New Pronouncements

As of January 1, 2003, the Partnership adopted SFAS No. 145 (“SFAS 145”), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. In adopting SFAS 145, the Partnership has reclassified an extraordinary item recorded during 2001 relating to the write-off of $1.1 million of unamortized deferred financing costs as interest expense.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” an interpretation of ARB 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights (a “variable interest entity” or “VIE”), and how to determine when and which business enterprise should consolidate a VIE. This new models for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial interest from other parties. The provisions of this interpretation apply to the first fiscal year or interim period ending after December 15, 2003.

The Partnership was originally required to implement the consolidation guidance established in Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, immediately for new or modified transactions and by July 1, 2003 for the Variable Interest Entities (“VIEs”) with which the Partnership became involved prior to February 1, 2003. However, in October 2003 and December 2003, the FASB deferred application of FIN 46 twice from July 1, 2003 to December 31, 2003, and then to March 31, 2004 for VIEs entered into prior to February 1, 2003. The Partnership is in process of determining whether it will need to consolidate previously unconsolidated VIEs or to deconsolidate previously consolidated VIEs. Based upon its relationships with such entities, the Partnership believes that the implementation of the consolidation guidance will not have a material effect on the Partnership’s consolidated financial position.

In May 2003, the FASB issued SFAS No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 generally applies to instruments that are mandatorily redeemable, that represent obligations that will be settled with a variable number of the Partnership’s shares, or that represent an obligation to purchase a fixed number of the Partnership’s shares. For instruments within its scope, the statement requires classification as a liability with initial measurement at fair value. Subsequent measurement depends upon the certainty of the terms of the settlement (amount, timing) and whether the obligation will be settled by a transfer of assets or by issuance of a variable number of equity shares. SFAS 150 is applicable now for instruments issued since SFAS 150 was issued, and as of July 1, 2003, for instruments that predate SFAS 150’s issuance. On November 7, 2003, the FASB issued Financial Statement Position 150-3 which among other things deferred indefinitely certain portions of SFAS 150 affecting the accounting for minority interests representing non-controlling interests in finite life entities. The adoption of SFAS 150, as modified, did not have a significant effect at adoption nor is it expected to have a significant prospective impact on the Partnership’s financial position, results of operations or comprehensive income.

Emerging Issue Task Force 00-21 (“EITF 00-21”), Accounting for Revenue Arrangements with Multiple Deliverables, issued during the fourth quarter of 2003, provides guidance on revenue recognition for revenues derived from a single contract that contains multiple products or services. EITF 00-21 also provides additional requirements to determine when these revenues may be recorded separately for accounting purposes. EITF 00-21 did not impact our consolidated financial statements.

In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (“SAB 104”), Revenue Recognition, which supercedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21. SAB 104 did not impact our consolidated financial statements.

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3.	REAL ESTATE INVESTMENTS

As of December 31, 2003 and 2002, the carrying value of the Partnership’s Properties is as follows:

	December 31,

	2003	2002

	(amounts in thousands)

Land	$342,424	$353,111
Building and improvements	1,426,925	1,442,819
Tenant improvements	100,395	94,079

	$1,869,744	$1,890,009

4.	ACQUISITIONS AND DISPOSITIONS OF REAL ESTATE INVESTMENTS

The Partnership’s acquisitions were accounted for by the purchase method. The results of each acquired property are included in the Partnership’s results of operations from their respective purchase dates.

2003

During 2003, the Partnership sold eight office properties containing an aggregate of approximately 343,000 net rentable square feet, two industrial properties containing an aggregate of approximately 131,000 net rentable square feet and four parcels of land containing an aggregate of approximately 24.1 acres for an aggregate of $45.6 million. In December 2003, the Partnership sold two office properties containing an aggregate of approximately 633,000 net rentable square feet for an aggregate of $112.8 million, of which $52.9 million of proceeds were used to pay off existing mortgage notes payable secured by the two properties. The Partnership retained a 20% interest in the venture that purchased the properties. The Partnership recognized a gain on the partial sale of approximately $18.5 million for the portion sold and deferred the gain on the piece retained. The gain on sale and historical results for these properties have not been reflected as discontinued operations because of the Partnership’s continuing involvement. The Partnership also purchased five office properties containing approximately 360,000 net rentable square feet and one parcel of land containing approximately 10.0 acres for an aggregate of $67.8 million.

2002

During 2002, the Partnership sold 23 office properties containing an aggregate of 1.4 million net rentable square feet, 20 industrial properties containing an aggregate of .9 million net rentable square feet and two parcels of land containing an aggregate of 12.8 acres for an aggregate of $190.8 million, realizing a net gain of $8.6 million before minority interest. The Partnership also purchased seven office properties containing 617,000 net rentable square feet and one parcel of land containing 9.0 acres for an aggregate of $99.1 million.

2001

During 2001, the Partnership sold three office and eight industrial properties, containing 440,000 net rentable square feet, and four parcels of land, containing 15.8 acres, for $31.3 million, realizing a net gain of $4.5 million. Seven of the properties were sold for $21.6 million realizing an aggregate gain of $4.3 million, four of the properties were sold for $7.1 million, realizing an aggregate loss of $.7 million and four land parcels were sold for $2.6 million realizing an aggregate gain of $.9 million. The Partnership also acquired two office properties, containing 146,000 net rentable square feet, and three parcels of land, containing 36.0 acres, for $31.5 million, of which $4.2 million was satisfied with an exchange of property.

In addition to the sales and acquisitions above, the Partnership consummated an exchange of properties with Prentiss Properties Acquisition Partners, L.P. (“Prentiss”) during 2001. The Partnership acquired from Prentiss 30 properties (29 office and 1 industrial) containing 1.6 million net rentable square feet and 6.9 acres of developable land for total consideration of $215.2 million. The Partnership conveyed to Prentiss four office properties located in Northern Virginia that contain an aggregate of 657,000 net rentable square feet, assumed $79.7 million of mortgage debt secured by certain of the Prentiss properties, issued a $7.8 million promissory note, paid $15.9 million at closing and agreed to make additional payments totaling $7.0 million (including $5.4 million of payments discounted at 7.5%) over a three-year period subsequent to closing. The Partnership also contributed to Prentiss its interest in a real estate venture that owns two additional office properties that contain an aggregate of 452,000 net rentable square feet and received a combination of preferred and common units of limited partnership interest in Prentiss having a value of $10.7 million, as of the closing. In addition as part of the Prentiss transaction in June 2001, the Partnership purchased a 103,000 square foot building then under construction for $4.2 million and six acres of related developable land for $5.7 million.

5.	INVESTMENT IN UNCONSOLIDATED REAL ESTATE VENTURES

As of December 31, 2003, the Partnership had an aggregate investment of approximately $15.9 million in ten Real Estate Ventures (net of returns of investment received by the Partnership). The Partnership formed these ventures with unaffiliated third parties to develop office properties or to acquire land in anticipation of possible development of office properties. Nine of the Real Estate Ventures own ten office buildings that contain an aggregate of approximately 1.8 million net rentable square feet and one Real Estate Venture developed a hotel property that contains 137 rooms.

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The Partnership accounts for its non-controlling interests in the Real Estate Ventures using the equity method. Non-controlling ownership interests generally range from 6% to 65%. Ownership percentages represent the Partnership’s entitlement to residual distributions after payments of priority returns. The Partnership’s investments, initially recorded at cost, are subsequently adjusted for the Partnership’s net equity in the ventures’ income or loss and cash contributions and distributions.

The Partnership’s investment in Real Estate Ventures as of December 31, 2003 is as follows (in thousands):

				Company's Share
			Real Estate	of Real Estate	Current
	Ownership	Carrying	Venture	Venture	Interest	Debt
	Percentage (1)	Amount	Debt at 100%	Income (Loss)	Rate	Maturity

Two Tower Bridge Associates	35%	$2,409	$10,501	$290	6.82%	May-08
Four Tower Bridge Associates	65%	2,454	11,000	(21)	6.62%	Feb-11
Five Tower Bridge Associates	15%	-	30,600	—	6.77%	Feb-09
Six Tower Bridge Associates	65%	113	15,683	(46)	7.79%	Aug-12
Eight Tower Bridge Associates	6%	1,147	38,219	(189)	3.34%	Feb-05
Tower Bridge Inn Associates	50%	2,291	11,547	(235)	8.50%	Apr-07
1000 Chesterbrook Boulevard	50%	3,373	27,860	456	6.88%	Nov-11
PJP Building Two, LC	30%	15	5,738	30	6.12%	Nov-23
PJP Building Five, LC	25%	238	5,753	94	2.69%	Oct-05
Macquarie	20%	3,813	74,500	64	4.62%	Jan-09
Florig, LP (2)	30%	—	—	(861)	N/A	N/A
Invesco Partnership, L.P. (3)	35%	—	—	470	N/A	N/A

		$15,853	$231,401	$52

(1)	Ownership percentage represents the Partnership's entitlement to residual distributions after payments of priority returns.
(2)	During 2003, the Partnership recorded an impairment charge of $861,000 associated with this non-operating real estate venture. This amount consisted primarily of legal and acquisition costs related to a parcel of land that ultimately was not acquired.
(3)	Company's interest consists solely of a residual profit interest.

The following is a summary of the financial position of the unconsolidated Real Estate Ventures in which the Partnership had investment interests as of December 31, 2003 and 2002 (in thousands):

	December 31,

	2003	2002

Net property	$322,196	$193,552
Other assets	29,982	20,163
Liabilities	27,900	3,186
Debt	231,401	149,129
Equity	92,877	61,400
Company's share of equity	15,853	14,842

The following is a summary of results of operations of the unconsolidated Real Estate Ventures in which the Partnership had interests as of December 31, 2003, 2002 and 2001 (in thousands):

	Year ended December 31,

	2003	2002	2001

Revenue	$29,703	$27,219	$24,117
Operating expenses	11,576	10,406	8,237
Interest expense, net	9,585	9,212	7,495
Depreciation and amortization	8,085	5,531	3,211
Net (loss) income	457	2,070	5,174
Company's share of income	52	987	2,768

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As of December 31, 2003, the aggregate principal payments of non-recourse debt payable to third-parties is as follows (in thousands):

2004	$1,644
2005	45,542
2006	1,823
2007	12,411
2008 and thereafter	169,981

$231,401

As of December 31, 2003, the Partnership had guaranteed repayment of approximately $17.4 million of loans on behalf of the Real Estate Ventures, including a $16.2 million guaranty that terminated in January 2004. The Partnership also provides customary environmental indemnities in connection with construction and permanent financing both for its own account and on behalf of its Real Estate Ventures.

6.	INDEBTEDNESS

Credit Facility

The Partnership utilizes credit facility borrowings for general business purposes, including the acquisition of properties and the repayment of other debt. The Partnership maintains a $500 million unsecured credit facility (the “Credit Facility”) that matures in June 2004. Borrowings under the Credit Facility bear interest at 30-day LIBOR (LIBOR was 1.12% at December 31, 2003) plus 1.5% per annum, with the spread over LIBOR subject to reductions from .10% to ..25% or increases of .25% based on the Partnership’s leverage. As of December 31, 2003, the Partnership had $305.0 million of borrowings and $10.7 million of letters of credit outstanding under the Credit Facility, leaving $184.3 million of unused availability. The weighted-average interest rate on the Partnership’s unsecured credit facilities was 4.60% in 2003, 5.41% in 2002, and 6.48% in 2001.

Unsecured Term Loan

The Partnership also maintains a $100 million term loan. The term loan is unsecured and matures on July 15, 2005, subject to two extensions of one year each upon payment of an extension fee and the absence of any defaults at the time of each extension. There are no scheduled principal payments prior to maturity. The term loan bears interest at a spread over the one, two, three or six month LIBOR that varies between 1.05% and 1.90% per annum (1.12% as of December 31, 2003), based on the Partnership’s leverage ratio. The weighted-average interest rate on the Partnership’s term loan was 3.0% in 2003 and 3.0% in 2002.

Mortgage Notes Payable

As of December 31, 2003, the Partnership had $462.7 million of mortgage notes payable, secured by 93 of the Properties and certain land holdings. Fixed rate mortgages, totaling $402.3 million, require payments of principal and/or interest (or imputed interest) at rates ranging from 7.00% to 9.25% per annum and mature on dates from November 2004 through July 2027. Variable rate mortgages, totaling $60.4 million, require payments of principal and/or interest at rates ranging from 30-day LIBOR plus .76% to 1.60% per annum or 75% of prime (prime rate was 4.00% at December 31, 2003) and mature on dates from March 2004 through July 2027. The weighted-average interest rate on the Partnership’s mortgages was 7.09% in 2003, 7.27% in 2002, and 7.39% in 2001.

Debt Covenants

The Credit Facility and Term Loan require the maintenance of certain ratios related to minimum net worth, debt-to-total capitalization and fixed charge coverage and various non-financial covenants. As of December 31, 2003, the Partnership was in compliance with all debt covenants. As of December 31, 2003, the carrying value of the Partnership’s debt was below fair market value by approximately $85.7 million, as determined by using year-end interest rates and market conditions.

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Principal Payments

The following table outlines the timing of payment requirements related to the Partnership’s indebtedness as of December 31, 2003:

	Payments by Period (in thousands)

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Mortgage notes payable:
Fixed rate	$402,321	$10,277	$24,759	$40,259	$327,026
Variable rate	24,815	172	407	552	23,684
Construction loans	35,523	35,523	—	—	—

	462,659	45,972	25,166	40,811	350,710

Revolving credit facility	305,000	305,000	—	—	—
Unsecured debt	100,000	—	100,000	—	—

	$867,659	$350,972	$125,166	$40,811	$350,710

7.	RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS

Risk Management

In the normal course of its on-going business operations, the Partnership encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Partnership is subject to interest rate risk on its interest-bearing liabilities. Credit risk is the risk of inability or unwillingness of tenants to make contractually required payments. Market risk is the risk of declines in the value of properties due to changes in rental rates, interest rates or other market factors affecting the valuation of properties held by the Partnership.

Use of Derivative Financial Instruments

The Partnership’s use of derivative instruments is limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposures and not for speculative purposes. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Partnership’s operating and financial structure, as well as to hedge specific transactions. The counterparties to these arrangements are major financial institutions with which the Partnership and its affiliates may also have other financial relationships. The Partnership is potentially exposed to credit loss in the event of non-performance by these counterparties. However, because of the high credit ratings of the counterparties, the Partnership does not anticipate that any of the counterparties will fail to meet these obligations as they come due. The Partnership does not hedge credit or property value market risks.

The Partnership formally assesses, both at inception of the hedge and on an on-going basis, whether each derivative is highly-effective in offsetting changes in cash flows of the hedged item. If management determines that a derivative is not highly-effective as a hedge or if a derivative ceases to be a highly-effective hedge, the Partnership will discontinue hedge accounting prospectively.

The following table summarizes the terms and fair values of the Partnership’s derivative financial instruments at December 31, 2003 (in thousands).

		Notional			Fair
Hedge Product	Hedge Type	Amount	Strike	Maturity	Value (Liability)

Cap	Cash flow	$28,000	8.700%	7/12/2004	$—
Swap	Cash flow	100,000	4.230%	6/29/2004	(1,733)
Swap	Cash flow	50,000	4.215%	6/29/2004	(863)
Swap	Cash flow	25,000	4.215%	6/29/2004	(431)

					$(3,027)

The Partnership has entered into interest rate swap and rate cap agreements designated as cash flow hedges that are designed to reduce the impact of interest rate changes on its variable rate debt. At December 31, 2003, the Partnership had interest rate swap agreements for notional principal amounts aggregating $175 million. The swap agreements effectively fix the 30-day LIBOR interest rate on $100 million of Credit Facility borrowings at 4.230% per annum and on $75 million of Credit Facility borrowings at 4.215% per annum, in each case until June 2004. The weighted-average interest rate on borrowings under the Credit Facility, including the effect of cash flow hedges, was 4.60% in 2003, 5.41% in 2002 and 6.48% in 2001. The interest rate cap agreement effectively limits the interest rate on a mortgage with a notional value of $28 million at 8.7% per annum until July 2004. The notional amount at December 31, 2003 provides an indication of the extent of the Partnership’s involvement in these instruments at that time, but does not represent exposure to credit, interest rate or market risks.

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As of December 31, 2003, the maximum length of time until which the Partnership was hedging its exposure to the variability in future cash flows was through June 2004. There was no gain or loss reclassified from accumulated other comprehensive loss into earnings during 2003, 2002 and 2001 as a result of the discontinuance of a cash flow hedge due to the probability of the original forecasted transaction not occurring.

Over time, the unrealized gains and losses held in Other Comprehensive Income (“OCI”) will be reclassified to earnings in the same period(s) in which the hedged items are recognized in earnings. The current balance held in OCI is expected to be reclassified to earnings over the lives of the current hedging instruments, or for realized losses on forecasted debt transactions, over the related term of the debt obligation, as applicable. The Partnership expects that $3.0 million of net hedging losses will be reclassified into earnings over the next twelve months.

Concentration of Credit Risk

Concentrations of credit risk arise when a number of tenants related to the Partnership’s investments or rental operations are engaged in similar business activities, or are located in the same geographic region, or have similar economic features that would cause their inability to meet contractual obligations, including those to the Partnership, to be similarly affected. The Partnership regularly monitors its tenant base to assess potential concentrations of credit risk. Management believes the current credit risk portfolio is reasonably well diversified and does not contain any unusual concentration of credit risk. No tenant accounted for 10% or more of the Partnership’s rents during 2003, 2002 and 2001. See Note 11 for geographic segment information.

8.	DISCONTINUED OPERATIONS

For the years ended December 31, 2003, 2002 and 2001, income from discontinued operations relates to 53 properties containing approximately 2.7 million net rentable square feet that the Partnership sold between January 1, 2002 and December 31, 2003 and two properties containing approximately 82,000 net rentable square feet that the Partnership has designated as “held-for-sale” as of December 31, 2003. The following table summarizes information for two properties designated as held-for-sale as of December 31, 2003 and December 31, 2002:

	December 31,

	2003	2002

	(amounts in thousands)

Real Estate Investments:
Operating Properties	$6,143	$8,729
Accumulated depreciation	(906)	(1,235)

	5,237	7,494
Construction-in-progress	—	55

	5,237	7,549

Accrued rent receivable	65	87
Deferred costs, net	15	2
Other assets	—	28

	$5,317	$7,666

Tenant security deposits and deferred rents	$52	$20

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The following table summarizes revenue and expense information for the 53 properties sold since January 1, 2002 and the two properties designated as held-for-sale as of December 31, 2003 (in thousands):

	Year Ended December 31,

	2003	2002	2001

Revenue:
Rents	$5,089	$14,566	$34,631
Tenant reimbursements	781	2,144	5,258
Other	34	663	448

Total revenue	5,904	17,373	40,337
Expenses:
Property operating expenses	2,095	4,665	9,939
Real estate taxes	860	2,243	5,333
Depreciation and amortization	793	2,333	10,965
Impairment loss on assets held-for-sale	—	665	—

Total operating expenses	3,748	9,906	26,237

Income from discontinued operations before net gain on sale
of interests in real estate and minority interest	2,156	7,467	14,100
Net gain on sales of interest in real estate	9,690	8,562	—

Income from discontinued operations	$11,846	$16,029	$14,100

In 2002, the Partnership recorded an impairment charge of $665,000 in its consolidated statements of operations related to one of the assets held-for-sale.

Discontinued operations have not been segregated in the consolidated statements of cash flows. Therefore, amounts for certain captions will not agree with respective data in the Consolidated Statements of Operations.

9.	PARNTERS’ EQUITY

The Company is the sole general partner of the Partnership and conducts substantially all its business and owns its assets through the Partnership and as a result does not have any significant assets, liabilities or operations, other than its investment in the Partnership’s Units, nor does it have any employees of its own. Pursuant to the Partnership Agreement, the Partnership reimburses the Company for all expenses incurred on behalf of its operations and its employees.

The Partnership issues partnership units to the Company in exchange for the contribution of the net proceeds of any equity security issuance by the Company. The number and terms of such partnership units corresponds to the number and terms of the equity security issued by the Company. In addition, the Partnership may also issue separate classes of partnership interests. Historically, the Partnership has had the following types of partnership units outstanding (i) Preferred Partnership Units which have been issued to parties other than the Company (ii) Preferred Mirror Partnership Units which have been issued to the Company (ii) Common Partnership Units which include both interest held by the Company and those held by other limited partners. Each these interests are described in more detail below.

Preferred Partnership Units

The Partnership issued 1,950,000 Series B Preferred Units for $97.5 million in 1998. The Preferred Units bear a preferred distribution of 7.25% per annum and have a stated value of $50.00 per share. The Preferred Units are convertible into Class A Limited Partnership Units at a conversion price of $28.00. As more fully discussed in the Common Partnership Unit section, the Class A Limited Partnership units are subject to certain redemption rights. Due to these redemption rights, the Series B Preferred Partnership Units limited partnership units have been excluded from partners' capital and reflected at the greater of their liquidation preference or the Class A Limited Partnership redemption value as of the end of the periods presented based on the closing market price of Company’s common stock at December 31,2003, 2002 and 2001, which was $26.77, $21.81 and $21.07 respectively. The Series B Preferred Units were redeemed by the Partnership at a discount subsequent to December 31, 2003 (See Subsequent Event Note 19).

Preferred Mirror Partnership Units

In exchange for the proceeds received in such offerings by the Company, the Partnership has issued to the Company multiple classes of Preferred Mirror Partnership Units with terms consistent with securities were issued by the Company.

On September 28, 1998, the Partnership issued 750,000 Series A Preferred Mirror Units to Brandywine Realty Trust in exchange for its contribution of the net proceeds of its Series A Preferred Shares. The 750,000 Series A Preferred Mirror Units outstanding have an aggregate liquidation preference of $37.5 million, or $50.00 per unit. Cumulative distributions on the Series A Preferred Mirror Units are payable quarterly at an annualized rate of 7.25% of the liquidation preference. In connection with, and at the time of the conversion of all or any Series A Preferred Shares into Common Shares, an equivalent number of Series A Preferred Mirror Units will be converted into Class A Units. In the event that any of the Series A Preferred Shares of Brandywine Realty Trust are redeemed, then an equivalent number of Series A Preferred Mirror Units will be redeemed.

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In 1999, the Partnership issued Series C Preferred Mirror Units to the Company in exchange for the net proceeds of $94.8 million from the Company’s Series B Preferred Share issuance. As part of the issuance, the Company issued 500,000 Common Share warrants to the holder at an exercise price of $24.00 per share. On December 30, 2003, the Partnership redeemed 3,281,250 Series C Units at $27.50 per share for approximately $90.2 million and converted the remaining 1,093,750 Series C Units into Class A Units. This redemption and conversion occurred subsequent to the Company’s redemption and conversion of an equal number of their Series B Preferred Shares. The Partnership incurred a charge for purposes of net income attributed to Common Partnership units of $20.6 million associated with this redemption and conversion.

On December 30, 2003, the Partnership issued 2,000,000 Series D Preferred Mirror Units to Brandywine Realty Trust in exchange for its contribution of the proceeds of its Series C Preferred Shares. The 2,000,000 Series D Preferred Mirror Units outstanding have an aggregate liquidation preference of $50 million, or $25.00 per unit. Cumulative distributions on the Series D Preferred Mirror Units are payable quarterly at an annualized rate of 7.50% of the liquidation preference. In the event that any of the Series C Preferred Shares of Brandywine Realty Trust are redeemed, which may occur at the option of Brandywine Realty Trust at any time on or after December 30, 2008, then an equivalent number of Series D Preferred Mirror Units will be redeemed.

Common Partnership Units (Redeemable and General)

The Partnership has two classes of Common Partnership Unit Interest partnership interest and (i) Class A Limited Partnership Interest which are held by parties other than the Company and (i) General Partnership Interests which are held by the Company. (Collectively, the Class A Limited Partnership Interest and General Partnership Interests are referred to as “Common Partnership Units”, including for purposes of Earnings per common partnership unit see Note 12). The holders of the Common Partnership Units are entitled to share in cash distributions from, and in profits and losses of, the Partnership, in proportion to their respective percentage interests, subject to preferential distributions on the preferred mirror units and the preferred units.

The outstanding Class A Limited Partnership Interest, held by parties other than the Company, are redeemable at the option of the holder for a like number of shares of common stock of the Company, or cash, or a combination thereof, at the election of the Company. Because the form of settlement of these redemption rights are not within the control of the Partnership, these Common Partnership Units have been excluded from partners' capital and are presented as redeemable limited partnership units measured at the potential cash redemption value as of the end of the periods presented based on the closing market price of the Company's common stock at December 31, 2003, 2002 and 2001, which was $26.77, $21.81 and $21.07 respectively. As of December 31, 2003 and 2002, 1,737,203 and 1,787,436 Class A Units were outstanding and owned by outside limited partners of the Partnership. Any adjustments to their liquidation value from period to period is presented as a separate line item in the statement of partners’ equity for the period presented.

At December 31, 2003, 362,321 unvested restricted shares of the Company were held by employees of the Partnership. The restricted shares are amortized over their respective vesting periods of three to eight years from dates of the original award. Included in administrative expenses, the Partnership recorded compensation expense of $2.6 million in 2003, $2.5 million in 2002 and $2.8 million in 2001 related to these shares.

Share/Unit Redemption Program

The Board of Trustees of the Company approved a share repurchase program authorizing it to repurchase up to 4,000,000 of its outstanding Common Shares. Through December 31, 2003, the Company had repurchased 3.2 million of its Common Shares at an average price of $17.75 per share. Concurrent with share repurchases by the Company, the Partnership has repurchased 3.2 million of Partnership Units from the Company at an average price of $17.75 per unit. Under the share repurchase program, the Company has the authority to repurchase an additional 762,000 shares, and, in exchange for the funds required to repurchase these shares, the Partnership will repurchase an equivalent number of Common Partnership Units from the Company. No time limit has been placed on the duration of the share repurchase program.

10.	EQUITY BASED COMPENSATION AND EMPLOYEE BENEFITS

The Partnership Agreement provides for the issuance by the Partnership to its general partner, the Company, of a number of Common Partnership Units equal to the number of Common Shares issued by the Company, the net proceeds of which are contributed to the Partnership. When the Company issues Common Shares uynder its equity-based compensation plan, the Partnership issues to the Company an equal number of Common Partnership Units.

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The Company maintains a plan that authorizes the issuance of various equity-based awards including incentive stock options. The terms and conditions of option awards are determined by the Board of Trustees of the Company. Incentive stock options may not be granted at exercise prices less than fair value of the stock at the time of grant. Options granted by the Company generally vest over two to five years. All options awarded by the the Company to date are non-qualified stock options. As of December 31, 2003, the Company is authorized to issue five million equity-based awards of which 1.3 million shares remain available for future issuance under the plan.

The following table summarizes option activity for the three years ended December 31, 2003:

	Number	Weighted-
	of Shares	Average	Grant Price Range
	Under	Exercise
	Option	Price	From	To

Balance at January 1, 2001	2,623,714	$26.36	$6.21	$29.04
Exercised	(83,333)	19.50	19.50	19.50
Canceled	(61,582)	27.53	25.25	29.04

Balance at December 31, 2001	2,478,799	26.56	6.21	29.04
Granted	100,000	19.50	19.50	19.50
Exercised	(55,000)	19.50	19.50	19.50
Canceled	(151,172)	22.22	19.50	29.04

Balance at December 31, 2002 and 2003	2,372,627	26.70	6.21	29.04

The following table summarizes stock options outstanding as of December 31, 2003:

		Weighted-
		Average	Weighted-		Weighted-
Range of	Number of	Remaining	Average	Number of	Average
Exercise	Options	Contractual	Exercise	Options	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

$6.21 to $14.31	46,667	.6 years	$12.00	46,667	$12.00
$19.50	100,000	1.6	19.50	33,330	19.50
$24.00 to $29.04	2,225,960	4.1	27.33	2,225,960	27.33
$6.21 to $29.04	2,372,627	3.9	26.70	2,305,957	26.91

Based on the Black-Scholes option pricing model, the estimated weighted-average fair value of stock options granted was $2.51 in 2002. Assumptions made in determining estimates of fair value include: risk-free interest rate of 2.7% in 2002, a volatility factor of .280 in 2002, a dividend yield of 8.4% in 2002, and a weighted-average life expectancy of 3 years in 2002.

Effective January 1, 2002, the Partnership voluntarily adopted the fair value recognition provisions of SFAS 123, prospectively for all employee share based awards granted, modified, or settled by the Company after January 1, 2002 (see Note 2). Accordingly, the Partnership recorded compensation expense of $104,000 in 2003 and $43,000 in 2002. This compensation expense relates to the Company’s grant of 100,000 stock options during 2002.

The Company sponsors a 401(k) defined contribution plan for it’s the Partnership’s employees. Each employee may contribute up to 100% of annual compensation, subject to specific limitations under the Internal Revenue Code. At its discretion, the Company can make matching contributions equal to a percentage of the employee’s elective contribution and profit sharing contributions. Employees vest in employer contributions over a three-year service period. Pursuant to the Partnership Agreement, the Partnership reimburses the Company for its expenses, including expenses related to employees of the Partnership. The Partnership reimbursed the Company $821,000 in 2003, $816,000 in 2002 and $669,000 in 2001 and recorded the reimbursement in administrative expense in the accompanying statement of operations.

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11.	SEGMENT INFORMATION

The Partnership currently manages its portfolio within three segments: (1) Pennsylvania, (2) New Jersey and (3) Virginia. Corporate is responsible for cash and investment management and certain other general support functions.

Segment information for the three years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

	Pennsylvania	New Jersey	Virginia	Corporate	Total

2003:
Real estate investments, at cost:
Operating properties	$1,146,350	$508,906	$214,488	$—	$1,869,744
Construction-in-progress	25,162	4,043	582	—	29,787
Land held for development	38,723	15,352	9,840	—	63,915
Assets held for sale	—	3,649	1,668	—	5,317

Total revenue	$185,206	$88,453	$27,841	$4,159	$305,659
Property operating expenses
and real estate taxes	64,307	34,278	10,151	—	108,736

Net operating income	$120,899	$54,175	$17,690	$4,159	$196,923

2002:
Real estate investments, at cost:
Operating properties	$1,169,919	$506,818	$213,272	$—	$1,890,009
Construction-in-progress	51,469	3,619	3,039	—	58,127
Land held for development	25,051	10,023	8,001	—	43,075
Assets held for sale, at cost	—	7,666	—	—	7,666

Total revenue	$178,145	$84,291	$26,652	$1,952	$291,040
Property operating expenses
and real estate taxes	60,114	30,543	9,506	—	100,163

Net operating income	$118,031	$53,748	$17,146	$1,952	$190,877

2001:
Total revenue	$159,662	$80,986	$27,309	$2,531	$270,488
Property operating expenses
and real estate taxes	52,931	30,182	9,926	—	93,039

Net operating income	$106,731	$50,804	$17,383	$2,531	$177,449

Net operating income is defined as total revenue less property operating expenses and real estate taxes. Below is reconciliation of consolidated net operating income to consolidated income from continuing operations:

	Year Ended December 31,

	2003	2002	2001

	(amounts in thousands)
Consolidated net operating income	$196,923	$190,877	$177,449
Less:
Interest expense	57,835	63,522	67,496
Depreciation and amortization	60,592	56,431	67,224
Administrative expenses	14,464	14,804	15,177
Non-recurring charges	—	—	6,600
Plus:
Equity in income of real estate ventures	52	987	2,768
Net gains on sales of interests in real estate	20,537	—	4,524

Consolidated income from continuing operations	$84,621	$57,107	$28,244

12.	EARNINGS PER COMMON PARTNERSHIP UNIT

Total outstanding Common Partnership Units include units held by the Company and Redeemable Class A Limited Partnership Units held by parties other than the Company.

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The following table details the number of Common Partnership Units and net income used to calculate basic and diluted earnings per Common Partnership Unit for the three years ended December 31, 2003 (in thousands, except per unit amounts):

	For the year ended December 31,

	2003		2002		2001

	Basic	Diluted	Basic	Diluted	Basic	Diluted

Income from continuing operations	$84,621	$84,621	$57,107	$57,107	$28,244	$28,244
Income from discontinued operations	11,846	11,846	16,029	16,029	14,100	14,100
Income allocated to Preferred Units	(18,975)	(18,975)	(18,975)	(18,975)	(18,975)	(18,975)
Preferred Share redemption/conversion charge	(20,598)	(20,598)	—	—	—	—

	56,894	56,894	54,161	54,161	23,369	23,369
Preferred Share discount amortization	(1,476)	(1,476)	(1,476)	(1,476)	(1,476)	(1,476)

Income available to Common Partnership Unitholders	$55,418	$55,418	$52,685	$52,685	$21,893	$21,893

Weighted-average common partnership units outstanding	38,696,552	38,696,552	37,424,841	37,424,841	37,800,424	37,800,424
Options, warrants and unvested restricted stock	—	150,402	—	131,997	—	27,809

Total weighted-average common partnership units outstanding	38,696,552	38,846,954	37,424,841	37,556,838	37,800,424	37,828,233

Earnings per Common Partnership Unit:
Continuing operations	$1.12	$1.12	$0.98	$0.97	$0.21	$0.21
Discontinued operations	0.31	0.31	0.43	0.43	0.37	0.37

Total	$1.43	$1.43	$1.41	$1.40	$0.58	$0.58

Potentially dilutive securities (including those Preferred Mirror Units and Preferred Units which are convertible) totaling 4,799,547 in 2003, 9,345,748 in 2002 and 9,469,340 in 2001 were excluded from the earnings per common partnership unit computations above as their effect would have been antidilutive. Certain preferred units would participate in earnings at certain levels whether or not distributed. These thresholds have not been met in years presented and therefore, no additional participation has occurred.

13.	DISTRIBUTIONS (UNAUDITED):

	Year ended December 31,

	2003	2002	2001

Common Partnership unit distributions:
Total distributions per unit	$1.76	$1.76	$1.70
Preferred Unit Distributions:
Total distributions declared	$18,975,000	$18,975,000	$18,975,000

14.	RELATED—PARTY TRANSACTIONS

In 1998, the Company’s Board of Trustees authorized the Partnership to make loans totaling up to $5.0 million to enable employees of the Partnership to purchase Common Shares of the Company at fair market value. The loans have five-year terms, are full recourse, and are secured by the Common Shares purchased. Interest, payable quarterly, accrues on the loans at the lower of the interest rate borne on borrowings under the Partnership’s Credit Facility or a rate based on the dividend payments on the Common Shares. As of December 31, 2003, the interest rate was 2.62% per annum. The loans are payable at the earlier of the stated maturity date or 90 days following the employee’s termination. As of December 31, 2003, the outstanding balance of these loans totaled $1.5 million and were secured by an aggregate of 85,163 Common Shares of the Company.

The Partnership owns 384,615 shares of US Realtel, Inc. (“USR”) Common Stock and holds warrants exercisable for 600,000 additional shares. The warrants have an exercise price of $8.00 per share and expire on December 31, 2004. In addition, the Partnership held warrants exercisable for 123,077 shares at an exercise price of $3.25, and these warrants expire on August 15, 2005. As of December 31, 2003, the Partnership’s recorded value for its investment in USR was $1.1 million. An officer of the Partnership holds a position on USR’s Board of Directors.

In February 2000, the Partnership loaned an aggregate of $2.5 million to two executive officers to enable them to purchase Common Shares of the Partnership. One loan had a four-year term and bears interest at the lower of the Partnership's cost of funds or a rate based on the dividend payable on the Common Shares, but not to exceed 10% annum. This loan was subject to forgiveness over a three-year period, with the amount of forgiveness tied to the Partnership's total shareholder return compared to the total shareholder return of peer group companies. This loan was also subject to forgiveness in the event of a change of control of the Partnership. This loan was reflected as a reduction in beneficiaries equity. In 2001, the Partnership recorded a $4.1 million charge in connection with the executive’s transition to a non-executive, non-managerial status and to restructure the other loan. Principal and interest totaling $1.0 million was forgiven related to these loans in 2003 and $.9 million in 2002 and 2001.

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In connection with the sale by the Partnership of a land parcel in 2003, the Partnership paid a $42,000 commission to Kevin Nichols, son of Anthony A. Nichols, Sr., Chairman of the Board of the Partnership, for brokerage services relating to the sale.

Robert C. Larson, a Trustee of the Partnership, is a managing director of Lazard Freres & Co. LLC (“Lazard”). The Partnership paid Lazard a fee of approximately $909,000 for investment banking services related to the Partnership’s sale of two office properties to a Real Estate Venture in the fourth quarter of 2003.

15.	OPERATING LEASES

The Partnership leases properties to tenants under operating leases with various expiration dates extending to 2020. As of December 31, 2003, leases covering approximately 1.8 million square feet or 12.8% of the net rentable square footage are scheduled to expire during 2004. Minimum future rentals on non–cancelable leases at December 31, 2003 are as follows (in thousands):

Year	Minimum Rent

2004	$249,836
2005	216,862
2006	178,757
2007	148,915
2008	116,708
2009 and thereafter	344,434

$1,255,512

Total minimum future rentals presented above do not include amounts to be received as tenant reimbursements for increases in certain operating costs.

16.	SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

The following is a summary of quarterly financial information as of and for the years ended December 31, 2003 and 2002 (in thousands, except per share data):

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter

2003:
Total revenue	$75,241	$74,464	$77,178	$78,776
Net income	16,287	15,860	19,876	44,444
Income allocated to Common Partnership Unitholders	11,544	11,117	15,133	19,101

Basic earnings per Common Partnership Unit	$0.30	$0.29	$0.38	$0.45
Diluted earnings per Common Partnership Unit	$0.30	$0.29	$0.38	$0.45

2002:
Total revenue	$69,021	$72,491	$74,390	$75,138
Net income	26,523	15,147	16,373	15,093
Income allocated to Common Partnership Unitholders	21,779	10,403	11,630	10,350

Basic earnings per Common Partnership Unit	$0.57	$0.27	$0.30	$0.27
Diluted earnings per Common Partnership Unit	$0.57	$0.27	$0.30	$0.27

The summation of quarterly earnings per share amounts do not necessarily equal year to date amounts.

17.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Partnership is involved from time to time in litigation on various matters, including disputes with tenants and disputes arising out of agreements to purchase or sell properties. Given the nature of the Partnership’s business activities, these lawsuits are considered routine to the conduct of its business. The result of any particular lawsuit cannot be predicted, because of the very nature of litigation, the litigation process and its adversarial nature, and the jury system.

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The Partnership is a defendant in a case in which the plaintiffs allege that the Partnership breached its obligation to purchase a portfolio of properties of approximately $83.0 million. On July 9, 1999, the Superior Court of New Jersey, Camden County, dismissed the complaint against the Partnership with prejudice. Plaintiffs subsequently filed a motion for reconsideration, which motion the Superior Court denied. Plaintiffs then appealed to the Appellate Division, which is the intermediate appellate level court in New Jersey. In December 2000, the Appellate Division affirmed in part and reversed in part the Chancery Division’s earlier dismissal of the entire action. The Appellate Division affirmed the dismissal of the non-contractual counts in the Complaint, but reversed the contract and reformation counts and remanded these to the lower court for further proceedings. The Partnership sought review of this decision by the Supreme Court of New Jersey, but that Court declined to consider the appeal. The case thereafter returned to the Chancery Division, where written and oral discovery were conducted in 2002 and in the first quarter of 2003. Discovery terminated on February 14, 2003. The Partnership filed a motion for summary judgment seeking dismissal of all counts against it, and judgment for the Partnership on our counterclaim. The Chancery Division granted the Partnership’s summary judgment motion on March 25, 2003 and dismissed the case with prejudice. Plaintiffs appealed the judgment in our favor, and the Partnership does not know whether plaintiffs will be successful in their appeal.

There have been recent reports of lawsuits against owners and managers of multifamily and office properties asserting claims of personal injury and property damage caused by the presence of mold in residential units or office space. The Partnership has been named as a defendant in two lawsuits that allege personal injury as a result of the presence of mold. Unspecified damages are sought. The Partnership has referred these lawsuits to its environmental insurance carrier and, as of the date of this Form 10-K, the insurance carrier is tendering a defense to these claims.

Letters-of-Credit

In connection with certain mortgages, the Partnership is required to maintain leasing and capital reserve accounts with the mortgage lenders through letters-of-credit which totaled $11.5 million at December 31, 2003. The Partnership is also required to maintain escrow accounts for taxes, insurance and tenant security deposits that amounted to $14.4 million at December 31, 2003. The related tenant rents are deposited into the loan servicer’s depository accounts, which are used to fund debt service, operating expenses, capital expenditures and the escrow and reserve accounts, as necessary. Any excess cash is included in cash and cash equivalents.

Other Commitments

As of December 31, 2003, the Partnership owned 446 acres of land for future development and held options to purchase 61 additional acres.

18.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table details the components of accumulated other comprehensive income (loss) as of and for the three years ended December 31, 2003 (in thousands):

	Unrealized Gains	Cash Flow	Accumulated Other
	(Losses) on Securities	Hedges	Comprehensive Loss

Balance at January 1, 2001	$(1,731)	$—	$(1,731)

Change during year	1,816	(7,921)	(6,105)
Reclassification adjustments for losses
reclassified into operations	—	3,249	3,249

Balance at December 31, 2001	85	(4,672)	(4,587)

Change during year	733	(7,954)	(7,221)
Reclassification adjustments for losses
reclassified into operations	—	5,406	5,406

Balance at December 31, 2002	$818	$(7,220)	$(6,402)

Change during year	51	(1,118)	(1,067)
Reclassification adjustments for losses
reclassified into operations	—	5,311	5,311

Balance at December 31, 2003	$869	$(3,027)	$(2,158)

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19.	SUBSEQUENT EVENTS

On January 12, 2004, the Company sold 2,645,000 Common Shares in an underwritten public offering for net proceeds (net of transaction costs) of $69.3 million. The Company contributed these proceeds to the Partnership in exchange for 2,645,000 partnership units.

In February 2004, the Partnership redeemed 1,950,000 Series B Preferred Units, with an aggregate stated value of $97.5 million, for $93.0 million plus accrued but unpaid dividends from January 1, 2004.

On February 27, 2004, the Company sold 2,300,000 7.375% Series D Cumulative Redeemable Preferred Shares (Series D Preferred Shares), each with a liquidation preference of $25.00 per share in an underwritten public offering for net proceeds (net of transaction costs) of $55.5 million. The Company contributed the proceeds from this preferred share offering to the Partnership in exchange for Series E Preferred Mirror Units. The terms of the Series E Preferred Mirror Units mirror those of the Series D Preferred Shares.

On March 3, 2004, the Partnership sold 1,840,000 Common Shares in an underwritten public offering for net proceeds (net of transaction costs) of $50.7 million. The Company contributed these proceeds to the Partnership in exchange for 1,840,000 partnership units.

In May 2004, the Partnership obtained a $450 million unsecured credit facility. The credit facility will mature in May 2007. The Partnership has the option to increase the credit facility to a maximum of $600 million. The credit facility bears interest at LIBOR plus a spread over LIBOR ranging from .65% to 1.35% based on the Partnership’s leverage and unsecured debt ratings.

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Brandywine Operating Partnership, L.P.
Schedule II
Valuation and Qualifying Accounts
(in thousands)

Description		Additions	Deductions
	Balance at			Balance
	Beginning	Charged to		at End
	of Period	expense		of Period

Allowance for doubtful accounts:

Year ended December 31, 2003	$4,576	$189	$734	$4,031

Year ended December 31, 2002	$4,532	$894	$850	$4,576

Year ended December 31, 2001	$2,427	$2,867	$762	$4,532

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	Brandywine Operating Partnership, L.P.
	Schedule III
	Real Estate and Accumulated Depreciation
	(in thousands)

							Gross Amount at Which Carried
				Initial Cost			December 31, 2003

	City	State	Encumberances at December 31, 2003	Land	Building and Improvements	Net Improvements (Retirements) Since Acquisition	Land	Building and Improvements	Total (a)	Accumulated Depreciation at December 31, 2003	Date of Construction	Date Acquired	Depreciable Life

One Greentree Centre	Marlton	NJ	$—	$345	$4,440	$401	$345	$4,841	$5,186	$2,656	1982	1986	40
Three Greentree Centre	Marlton	NJ	—	323	6,024	91	323	6,115	6,438	3,856	1984	1986	40
Two Greentree Centre	Marlton	NJ	—	264	4,693	104	264	4,797	5,061	2,998	1983	1986	40
110 Summit Drive	Exton	PA	—	403	1,647	157	403	1,804	2,207	446	1985	1996	40
1155 Business Center Drive	Horsham	PA	2,468	1,029	4,124	(182)	1,029	3,942	4,971	1,291	1990	1996	40
120 West Germantown Pike	Plymouth Meeting	PA	—	685	2,773	400	685	3,173	3,858	812	1984	1996	40
1336 Enterprise Drive	West Goshen	PA	—	731	2,946	51	731	2,997	3,728	716	1990	1996	40
140 West Germantown Pike	Plymouth Meeting	PA	—	481	1,976	236	481	2,212	2,693	701	1984	1996	40
18 Campus Boulevard	Newtown Square	PA	3,408	787	3,312	22	787	3,334	4,121	1,003	1990	1996	40
2240/50 Butler Pike	Plymouth Meeting	PA	—	1,104	4,627	603	1,104	5,230	6,334	1,791	1984	1996	40
2260 Butler Pike	Plymouth Meeting	PA	—	661	2,727	157	661	2,884	3,545	813	1984	1996	40
33 Street Road - Greenwood Square I	Bensalem	PA	—	851	3,407	419	851	3,826	4,677	1,008	1985	1996	40
33 Street Road - Greenwood Square II	Bensalem	PA	—	1,126	4,511	924	1,126	5,435	6,561	1,593	1985	1996	40
33 Street Road - Greenwood Square III	Bensalem	PA	—	350	1,401	101	350	1,502	1,852	367	1985	1996	40
456 Creamery Way	Exton	PA	—	635	2,548	(47)	635	2,501	3,136	635	1987	1996	40
457 Haddonfield Road	Cherry Hill	NJ	11,410	2,142	9,120	2,536	2,142	11,656	13,798	4,072	1990	1996	40
468 Creamery Way	Exton	PA	—	526	2,112	(37)	526	2,075	2,601	562	1990	1996	40
486 Thomas Jones Way	Exton	PA	—	806	3,256	(92)	806	3,164	3,970	852	1990	1996	40
500 Enterprise Road	Horsham	PA	—	1,303	5,188	(790)	1,303	4,398	5,701	1,245	1990	1996	40
500 North Gulph Road	King of Prussia	PA	—	1,303	5,201	785	1,303	5,986	7,289	1,630	1979	1996	40
650 Dresher Road	Horsham	PA	1,713	636	2,501	314	636	2,815	3,451	733	1984	1996	40
6575 Snowdrift Road	Allentown	PA	—	601	2,411	473	601	2,884	3,485	1,050	1988	1996	40
700 Business Center Drive	Horsham	PA	1,478	550	2,201	226	550	2,427	2,977	611	1986	1996	40
7248 Tilghman Street	Allentown	PA	—	731	2,969	70	731	3,039	3,770	839	1987	1996	40
7310 Tilghman Street	Allentown	PA	—	553	2,246	582	553	2,828	3,381	869	1985	1996	40
800 Business Center Drive	Horsham	PA	2,234	896	3,585	19	896	3,604	4,500	899	1986	1996	40
8000 Lincoln Drive	Marlton	NJ	—	606	2,887	(194)	606	2,693	3,299	699	1983	1996	40
One Progress Avenue	Horsham	PA	—	1,399	5,629	144	1,399	5,773	7,172	1,507	1986	1996	40
One Righter Parkway	Talleyville	DE	10,680	2,545	10,195	282	2,545	10,477	13,022	2,633	1989	1996	40
1 Foster Avenue	Gibbsboro	NJ	—	93	364	35	93	399	492	83	1972	1997	40
10 Foster Avenue	Gibbsboro	NJ	—	244	971	72	244	1,043	1,287	224	1983	1997	40
100 Berwyn Park	Berwyn	PA	7,135	1,180	7,290	158	1,180	7,448	8,628	1,717	1986	1997	40
100 Commerce Drive	Newark	DE	—	1,160	4,633	516	1,160	5,149	6,309	1,151	1989	1997	40
100 Katchel Blvd	Reading	PA	—	1,881	7,423	139	1,881	7,562	9,443	1,747	1970	1997	40
1000 Atrium Way	Mt. Laurel	NJ	—	2,061	8,180	390	2,061	8,570	10,631	1,957	1989	1997	40
1000 Howard Boulevard	Mt. Laurel	NJ	3,647	2,297	9,288	434	2,297	9,722	12,019	2,474	1988	1997	40
10000 Midlantic Drive	Mt. Laurel	NJ	—	3,206	12,857	1,127	3,206	13,984	17,190	3,255	1990	1997	40
100-300 Gundy Drive	Reading	PA	—	6,495	25,180	5,829	6,495	31,009	37,504	6,931	1970	1997	40
1007 Laurel Oak Road	Voorhees	NJ	—	1,563	6,241	17	1,563	6,258	7,821	1,314	1996	1997	40
105/140 Terry Drive	Newtown	PA	—	2,299	8,238	2,256	2,299	10,494	12,793	2,575	1974	1997	40
111 Presidential Boulevard	Bala Cynwyd	PA	—	5,419	21,612	850	5,419	22,462	27,881	4,711	1974	1997	40
1120 Executive Boulevard	Mt. Laurel	NJ	—	2,074	8,415	762	2,074	9,177	11,251	2,166	1987	1997	40
15000 Midlantic Drive	Mt. Laurel	NJ	—	3,061	12,254	8	3,061	12,262	15,323	2,813	1991	1997	40
2 Foster Avenue	Gibbsboro	NJ	—	185	730	23	185	753	938	158	1974	1997	40
20 East Clementon Road	Gibbsboro	NJ	—	769	3,055	248	769	3,303	4,072	760	1986	1997	40
200 Berwyn Park	Berwyn	PA	9,592	1,533	9,460	606	1,533	10,066	11,599	2,308	1987	1997	40
2000 Midlantic Drive	Mt. Laurel	NJ	9,421	2,202	8,823	462	2,202	9,285	11,487	2,236	1989	1997	40
220 Commerce Drive	Fort Washington	PA	—	1,086	4,338	536	1,086	4,874	5,960	1,099	1974	1997	40
300 Berwyn Park	Berwyn	PA	13,200	2,206	13,422	334	2,206	13,756	15,962	3,093	1989	1997	40
300 Welsh Road - Building I	Horsham	PA	2,297	894	3,572	161	894	3,733	4,627	862	1985	1997	40
300 Welsh Road - Building II	Horsham	PA	1,038	396	1,585	109	396	1,694	2,090	371	1985	1997	40
321 Norristown Road	Lower Gwyned	PA	—	1,290	5,176	1,292	1,290	6,468	7,758	1,490	1972	1997	40

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	Brandywine Operating Partnership, L.P.
	Schedule III
	Real Estate and Accumulated Depreciation
	(in thousands)

							Gross Amount at Which Carried
				Initial Cost			December 31, 2003

						Net Improvements (Retirements) Since Acquisition				Accumulated Depreciation at December 31, 2003 (b)
			Encumberances at December 31, 2003
					Building and Improvements			Building and Improvements			Date of Construction	Date Acquired	Depreciable Life
	City	State		Land			Land		Total (a)

323 Norristown Road	Lower Gwyned	PA	—	1,685	6,751	757	1,685	7,508	9,193	1,669	1988	1997	40
4 Foster Avenue	Gibbsboro	NJ	—	183	726	76	183	802	985	163	1974	1997	40
4000 Midlantic Drive	Mt. Laurel	NJ	3,158	714	5,085	(1,948)	714	3,137	3,851	716	1981	1997	40
5 Foster Avenue	Gibbsboro	NJ	—	9	32	25	9	57	66	9	1968	1997	40
5 U.S. Avenue	Gibbsboro	NJ	—	21	81	2	21	83	104	18	1987	1997	40
50 East Clementon Road	Gibbsboro	NJ	—	114	964	4	114	968	1,082	203	1986	1997	40
500 Office Center Drive	Ft. Washington	PA	—	1,617	6,480	1,052	1,617	7,532	9,149	2,079	1985	1997	40
501 Office Center Drive	Ft. Washington	PA	—	1,796	7,192	768	1,796	7,960	9,756	1,943	1985	1997	40
55 U.S. Avenue	Gibbsboro	NJ	—	1,116	4,435	51	1,116	4,486	5,602	943	1982	1997	40
6 East Clementon Road	Gibbsboro	NJ	—	1,345	5,366	340	1,345	5,706	7,051	1,298	1980	1997	40
655 Business Center Drive	Horsham	PA	1,810	544	2,529	572	544	3,101	3,645	911	1997	1997	40
7 Foster Avenue	Gibbsboro	NJ	—	231	921	135	231	1,056	1,287	238	1983	1997	40
748 Springdale Drive	Exton	PA	—	236	931	142	236	1,073	1,309	311	1986	1997	40
855 Springdale Drive	Exton	PA	—	838	3,370	80	838	3,450	4,288	796	1986	1997	40
9000 Midlantic Drive	Mt. Laurel	NJ	6,135	1,472	5,895	114	1,472	6,009	7,481	1,367	1989	1997	40
Five Eves Drive	Marlton	NJ	—	703	2,819	649	703	3,468	4,171	1,061	1986	1997	40
Four A Eves Drive	Marlton	NJ	—	539	2,168	167	539	2,335	2,874	657	1987	1997	40
Four B Eves Drive	Marlton	NJ	—	588	2,369	95	588	2,464	3,052	628	1987	1997	40
King & Harvard	Cherry Hill	NJ	—	1,726	1,069	2,193	1,726	3,262	4,988	956	1979	1997	40
Main Street - Piazza	Voorhees	NJ	—	696	2,802	88	696	2,890	3,586	693	1990	1997	40
Main Street - Plaza 1000	Voorhees	NJ	—	2,729	10,931	2,522	2,729	13,453	16,182	3,220	1988	1997	40
Main Street - Promenade	Voorhees	NJ	—	531	2,052	207	531	2,259	2,790	597	1988	1997	40
Main Street- CAM	Voorhees	NJ	—	3	11	98	3	109	112	31		1997	40
One South Union Place	Cherry Hill	NJ	—	771	8,047	480	771	8,527	9,298	2,547	1980	1997	40
Two Eves Drive	Marlton	NJ	—	818	3,461	128	818	3,589	4,407	962	1987	1997	40
1000 First Avenue	King of Prussia	PA	4,516	2,772	10,936	277	2,772	11,213	13,985	1,991	1980	1998	40
1009 Lenox Drive	Lawrenceville	NJ	—	4,876	19,284	3,304	4,876	22,588	27,464	4,932	1989	1998	40
1020 First Avenue	King of Prussia	PA	3,610	2,168	8,576	435	2,168	9,011	11,179	1,590	1984	1998	40
1040 First Avenue	King of Prussia	PA	4,940	2,860	11,282	1,156	2,860	12,438	15,298	2,675	1985	1998	40
1060 First Avenue	King of Prussia	PA	4,415	2,712	10,953	6	2,712	10,959	13,671	1,941	1987	1998	40
14 Campus Boulevard	Newtown Square	PA	5,340	2,244	4,217	(3)	2,244	4,214	6,458	992	1998	1998	40
150 Corporate Center Drive	Camp Hill	PA	—	964	3,871	273	964	4,144	5,108	849	1987	1998	40
160-180 West Germantown Pike	East Norriton	PA	5,342	1,603	6,418	653	1,603	7,071	8,674	1,515	1982	1998	40
1957 Westmoreland Street	Richmond	VA	2,773	1,061	4,241	284	1,061	4,525	5,586	911	1975	1998	40
200 Corporate Center Drive	Camp Hill	PA	—	1,647	6,606	60	1,647	6,666	8,313	1,300	1989	1998	40
2100-2108 West Laburnum	Richmond	VA	1,131	2,482	8,846	1,840	2,482	10,686	13,168	1,875	1976	1998	40
2120 Tomlynn Street	Richmond	VA	771	281	1,125	147	281	1,272	1,553	248	1986	1998	40
2130-2146 Tomlynn Street	Richmond	VA	1,022	353	1,416	289	353	1,705	2,058	280	1988	1998	40
2169-79 Tomlynn Street	Richmond	VA	1,064	423	1,695	25	423	1,720	2,143	307	1985	1998	40
2201-2245 Tomlynn Street	Richmond	VA	2,762	1,020	4,067	476	1,020	4,543	5,563	979	1989	1998	40
2212-2224 Tomlynn Street	Richmond	VA	1,284	502	2,014	71	502	2,085	2,587	372	1985	1998	40
2221-2245 Dabney Road	Richmond	VA	1,331	530	2,123	27	530	2,150	2,680	384	1994	1998	40
2240 Dabney Road	Richmond	VA	661	264	1,059	8	264	1,067	1,331	193	1984	1998	40
2244 Dabney Road	Richmond	VA	1,367	550	2,203	1	550	2,204	2,754	390	1993	1998	40
2246 Dabney Road	Richmond	VA	1,131	455	1,822	1	455	1,823	2,278	323	1987	1998	40
2248 Dabney Road	Richmond	VA	1,359	512	2,049	176	512	2,225	2,737	442	1989	1998	40
2251 Dabney Road	Richmond	VA	1,023	387	1,552	121	387	1,673	2,060	321	1983	1998	40
2256 Dabney Road	Richmond	VA	907	356	1,427	44	356	1,471	1,827	279	1982	1998	40
2277 Dabney Road	Richmond	VA	1,262	507	2,034	1	507	2,035	2,542	360	1986	1998	40
2401 Park Drive	Harrisburg	PA	—	182	728	18	182	746	928	145	1984	1998	40
2404 Park Drive	Harrisburg	PA	—	167	668	90	167	758	925	201	1983	1998	40
2490 Boulevard of the Generals	King of Prussia	PA	—	348	1,394	45	348	1,439	1,787	302	1975	1998	40

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Brandywine Operating Partnership, L.P.
Schedule III
Real Estate and Accumulated Depreciation
(in thousands)

							Gross Amount at Which Carried
				Initial Cost			December 31, 2003

			Encumberances at December 31, 2003		Building and Improvements	Net Improvements (Retirements) Since Acquisition		Building and Improvements		Accumulated Depreciation at December 31, 2003 (b)	Date of Construction	Date Acquired	Depreciable Life
	City	State		Land			Land		Total (a)

2511 Brittons Hill Road	Richmond	VA	3,036	1,202	4,820	93	1,202	4,913	6,115	898	1987	1998	40
2812 Emerywood Parkway	Henrico	VA	3,286	1,069	4,281	1,268	1,069	5,549	6,618	844	1980	1998	40
300 Arboretum Place	Richmond	VA	14,872	5,450	21,892	2,076	5,450	23,968	29,418	4,968	1988	1998	40
300 Corporate Center Drive	Camp Hill	PA	—	4,823	19,301	317	4,823	19,618	24,441	3,938	1989	1998	40
303 Fellowship Drive	Mt. Laurel	NJ	2,591	1,493	6,055	476	1,493	6,531	8,024	1,342	1979	1998	40
304 Harper Drive	Mt. Laurel	NJ	1,220	657	2,674	446	657	3,120	3,777	726	1975	1998	40
305 Fellowship Drive	Mt. Laurel	NJ	2,576	1,421	5,768	789	1,421	6,557	7,978	1,621	1980	1998	40
305 Harper Drive	Mt. Laurel	NJ	367	223	913	1	223	914	1,137	162	1979	1998	40
307 Fellowship Drive	Mt. Laurel	NJ	2,643	1,565	6,342	276	1,565	6,618	8,183	1,327	1981	1998	40
308 Harper Drive	Mt. Laurel	NJ	—	1,643	6,663	432	1,643	7,095	8,738	1,291	1976	1998	40
309 Fellowship Drive	Mt. Laurel	NJ	2,783	1,518	6,154	945	1,518	7,099	8,617	1,442	1982	1998	40
33 West State Street	Trenton	NJ	—	6,016	24,091	105	6,016	24,196	30,212	4,825	1988	1998	40
426 Lancaster Avenue	Devon	PA	—	1,689	6,756	15	1,689	6,771	8,460	1,399	1990	1998	40
4364 South Alston Avenue	Durham	NC	2,846	1,622	6,419	771	1,622	7,190	8,812	1,292	1985	1998	40
4805 Lake Brooke Drive	Glen Allen	VA	4,134	1,640	6,567	121	1,640	6,688	8,328	1,192	1996	1998	40
50 East State Street	Trenton	NJ	—	8,926	35,735	546	8,926	36,281	45,207	7,239	1989	1998	40
50 Swedesford Square	Frazer	PA	6,304	3,902	15,254	365	3,902	15,619	19,521	2,769	1988	1998	40
500 Nationwide Drive	Harrisburg	PA	—	173	850	787	173	1,637	1,810	367	1977	1998	40
52 Swedesford Square	Frazer	PA	6,975	4,241	16,579	779	4,241	17,358	21,599	3,299	1986	1998	40
520 Virginia Drive	Ft. Washington	PA	—	845	3,455	380	845	3,835	4,680	975	1987	1998	40
600 Corporate Circle Drive	Harrisburg	PA	—	363	1,452	75	363	1,527	1,890	300	1978	1998	40
600 East Main Street	Richmond	VA	16,450	9,808	38,255	2,876	9,808	41,131	50,939	7,483	1986	1998	40
600 Park Avenue	King of Prussia	PA	—	1,012	4,048	3	1,012	4,051	5,063	810	1964	1998	40
610 Freedom Business Center	King of Prussia	PA	5,339	2,017	8,070	668	2,017	8,738	10,755	1,989	1985	1998	40
620 Allendale Road	King of Prussia	PA	—	1,020	3,839	980	1,020	4,819	5,839	1,034	1961	1998	40
620 Freedom Business Center	King of Prussia	PA	7,239	2,770	11,014	798	2,770	11,812	14,582	2,436	1986	1998	40
630 Clark Avenue	King of Prussia	PA	—	547	2,190	1	547	2,191	2,738	438	1960	1998	40
630 Freedom Business Center	King of Prussia	PA	7,138	2,773	11,144	460	2,773	11,604	14,377	2,566	1989	1998	40
640 Allendale Road	King of Prussia	PA	—	439	432	1,327	439	1,759	2,198	97	2001	1998	40
640 Freedom Business Center	King of Prussia	PA	11,203	4,222	16,891	1,453	4,222	18,344	22,566	3,769	1991	1998	40
650 Park Avenue	King of Prussia	PA	—	1,916	4,378	903	1,916	5,281	7,197	1,032	1968	1998	40
660 Allendale Road	King of Prussia	PA	—	396	3,343	(1,636)	396	1,707	2,103	592	1962	1998	40
680 Allendale Road	King of Prussia	PA	—	689	2,756	678	689	3,434	4,123	784	1962	1998	40
700 East Gate Drive	Mt. Laurel	NJ	6,048	3,569	14,436	723	3,569	15,159	18,728	2,884	1984	1998	40
701 East Gate Drive	Mt. Laurel	NJ	2,971	1,736	6,877	588	1,736	7,465	9,201	1,326	1986	1998	40
7010 Snowdrift Way	Allentown	PA	1,370	818	3,324	101	818	3,425	4,243	612	1991	1998	40
7150 Windsor Drive	Allentown	PA	1,751	1,035	4,219	168	1,035	4,387	5,422	882	1988	1998	40
7350 Tilghman Street	Allentown	PA	—	3,414	13,716	1,087	3,414	14,803	18,217	3,049	1987	1998	40
741 First Avenue	King of Prussia	PA	—	1,287	5,151	210	1,287	5,361	6,648	1,069	1966	1998	40
7450 Tilghman Street	Allentown	PA	5,090	2,867	11,631	1,265	2,867	12,896	15,763	2,741	1986	1998	40
751-761 Fifth Avenue	King of Prussia	PA	—	1,097	4,391	3	1,097	4,394	5,491	879	1967	1998	40
7535 Windsor Drive	Allentown	PA	5,659	3,376	13,400	747	3,376	14,147	17,523	2,609	1988	1998	40
755 Business Center Drive	Horsham	PA	2,156	1,362	2,334	646	1,362	2,980	4,342	935	1998	1998	40
800 Corporate Circle Drive	Harrisburg	PA	—	414	1,653	115	414	1,768	2,182	369	1979	1998	40
815 East Gate Drive	Mt. Laurel	NJ	1,078	636	2,584	119	636	2,703	3,339	569	1986	1998	40
817 East Gate Drive	Mt. Laurel	NJ	1,005	611	2,426	74	611	2,500	3,111	441	1986	1998	40
875 First Avenue	King of Prussia	PA	—	618	2,473	3,259	618	5,732	6,350	822	1966	1998	40
9011 Arboretum Parkway	Richmond	VA	4,884	1,857	7,702	279	1,857	7,981	9,838	1,492	1991	1998	40
9100 Arboretum Parkway	Richmond	VA	3,736	1,362	5,489	540	1,362	6,029	7,391	1,248	1988	1998	40
920 Harvest Drive	Blue Bell	PA	—	2,433	9,738	502	2,433	10,240	12,673	2,126	1990	1998	40
9200 Arboretum Parkway	Richmond	VA	2,634	985	3,973	253	985	4,226	5,211	792	1988	1998	40
9210 Arboretum Parkway	Richmond	VA	2,867	1,110	4,474	87	1,110	4,561	5,671	812	1988	1998	40

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Brandywine Operating Partnership, L.P.
Schedule III
Real Estate and Accumulated Depreciation
(in thousands)

							Gross Amount at Which Carried
				Initial Cost			December 31, 2003

			Encumberances at December 31, 2003			Net Improvements (Retirements) Since Acquisition		Building and Improvements		Accumulated Depreciation at December 31, 2003 (b)	Date of Construction	Date Acquired	Depreciable Life
					Building and Improvements
	City	State		Land			Land		Total (a)

9211 Arboretum Parkway	Richmond	VA	1,536	582	2,433	78	582	2,511	3,093	444	1991	1998	40
922 Swedesford Road	Frazer	PA	—	218	1	(1)	218	—	218	—	1986	1998	40
925 Harvest Drive	Blue Bell	PA	—	1,671	6,606	252	1,671	6,858	8,529	1,354	1990	1998	40
993 Lenox Drive	Lawrenceville	NJ	12,155	2,811	17,996	(5,986)	2,811	12,010	14,821	2,361	1985	1998	40
997 Lenox Drive	Lawrenceville	NJ	10,095	2,410	9,700	199	2,410	9,899	12,309	2,040	1987	1998	40
Marine Center - Pier #12	Philadelphia	PA	—	—	—	356	—	356	356	48		1998	40
Marine Center - Pier #24	Philadelphia	PA	—	—	—	59	—	59	59	7		1998	40
Marine Center Pier #13 - 15	Philadelphia	PA	—	—	—	106	—	106	106	76		1998	40
Philadelphia Marine Center	Philadelphia	PA	—	532	2,196	37	532	2,233	2,765	395		1998	40
11 Campus Boulevard	Newtown Square	PA	4,775	1,112	4,067	595	1,112	4,662	5,774	720	1999	1999	40
2000 Lenox Drive	Lawrenceville	NJ	14,349	2,291	12,221	2,984	2,291	15,205	17,496	2,518	1999	1999	40
630 Allendale Road	King of Prussia	PA	19,797	2,836	4,028	15,961	2,836	19,989	22,825	2,654	1999	1999	40
630 Dresher Road	Horsham	PA	—	771	3,083	796	771	3,879	4,650	558	1987	1999	40
7130 Ambassador Drive	Allentown	PA	—	761	3,046	10	761	3,056	3,817	446	1991	1999	40
1050 Westlakes Drive	Berwyn	PA	—	2,611	10,445	1,762	2,611	12,207	14,818	1,765	1984	2000	40
1700 Paoli Pike	East Goshen	PA	—	458	559	2,923	458	3,482	3,940	233	2000	2000	40
10 Lake Center Drive	Marlton	NJ	—	1,880	7,521	366	1,880	7,887	9,767	577	1989	2001	40
100 Arrandale Boulevard	Exton	PA	—	970	3,878	2	970	3,880	4,850	267	1997	2001	40
100 Gateway Centre Parkway	Richmond	VA	—	391	5,410	1,256	391	6,666	7,057	724	2001	2001	40
100 Lindenwood Drive	Malvern	PA	—	473	1,892	527	473	2,419	2,892	178	1985	2001	40
101 Lindenwood Drive	Malvern	PA	—	4,152	16,606	171	4,152	16,777	20,929	1,171	1988	2001	40
1100 Cassett Road	Berwyn	PA	—	1,695	6,779	4	1,695	6,783	8,478	466	1997	2001	40
111 Arrandale Boulevard	Exton	PA	1,152	262	1,048	1	262	1,049	1,311	72	1996	2001	40
111/113 Pencader Drive	Newark	DE	—	1,092	4,366	3	1,092	4,369	5,461	300	1990	2001	40
1160 Swedesford Road	Berwyn	PA	—	1,781	7,124	430	1,781	7,554	9,335	640	1986	2001	40
1180 Swedesford Road	Berwyn	PA	—	2,086	8,342	345	2,086	8,687	10,773	651	1987	2001	40
161 Gaither Drive	Mt. Laurel	NJ	—	1,016	4,064	342	1,016	4,406	5,422	351	1987	2001	40
17 Campus Boulevard	Newtown Square	PA	5,197	1,108	5,155	22	1,108	5,177	6,285	625	2001	2001	40
200 Lake Drive East	Cherry Hill	NJ	—	2,069	8,275	168	2,069	8,443	10,512	597	1989	2001	40
200 Lindenwood Drive	Malvern	PA	—	324	1,295	2	324	1,297	1,621	89	1984	2001	40
210 Lake Drive East	Cherry Hill	NJ	—	1,645	6,579	164	1,645	6,743	8,388	475	1986	2001	40
220 Lake Drive East	Cherry Hill	NJ	—	2,144	8,798	514	2,144	9,312	11,456	781	1988	2001	40
30 Lake Center Drive	Marlton	NJ	—	1,043	4,171	145	1,043	4,316	5,359	303	1986	2001	40
300 Lindenwood Drive	Malvern	PA	—	848	3,394	237	848	3,631	4,479	233	1984	2001	40
301 Lindenwood Drive	Malvern	PA	—	2,729	10,915	648	2,729	11,563	14,292	839	1986	2001	40
412 Creamery Way	Exton	PA	—	1,195	4,779	436	1,195	5,215	6,410	437	1999	2001	40
429 Creamery Way	Exton	PA	3,235	1,368	5,471	3	1,368	5,474	6,842	376	1996	2001	40
436 Creamery Way	Exton	PA	—	994	3,978	14	994	3,992	4,986	279	1991	2001	40
440 Creamery Way	Exton	PA	3,093	982	3,927	87	982	4,014	4,996	296	1991	2001	40
442 Creamery Way	Exton	PA	2,769	894	3,576	2	894	3,578	4,472	246	1991	2001	40
457 Creamery Way	Exton	PA	—	777	3,107	2	777	3,109	3,886	214	1990	2001	40
467 Creamery Way	Exton	PA	—	906	3,623	2	906	3,625	4,531	249	1988	2001	40
479 Thomas Jones Way	Exton	PA	—	1,075	4,299	260	1,075	4,559	5,634	346	1988	2001	40
481 John Young Way	Exton	PA	2,475	496	1,983	2	496	1,985	2,481	136	1997	2001	40
555 Croton Road	King of Prussia	PA	6,209	4,486	17,943	121	4,486	18,064	22,550	1,261	1999	2001	40
7360 Windsor Drive	Allentown	PA	—	1,451	3,618	2,039	1,451	5,657	7,108	708	2001	2001	40
Two Righter Parkway	Wilmington	DE	—	2,802	11,217	7	2,802	11,224	14,026	1,001	1987	2001	40
100 Brandywine Boulevard	Newtown	PA	—	1,784	9,811	2,971	1,784	12,782	14,566	767	2002	2002	40
1000 Lenox Drive	Lawrenceville	NJ	—	1,174	4,696	3	1,174	4,699	5,873	176	1982	2002	40
15 Campus Boulevard	West Goshen	PA	5,943	1,164	3,896	2,127	1,164	6,023	7,187	532	2002	2002	40
200 Commerce Drive	Newark	DE	6,165	911	4,414	1,552	911	5,966	6,877	877	1998	2002	40

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Brandywine Operating Partnership, L.P.
Schedule III
Real Estate and Accumulated Depreciation
(in thousands)

							Gross Amount at Which Carried
				Initial Cost			December 31, 2003

			Encumberances at December 31, 2003		Building and Improvements	Net Improvements (Retirements) Since Acquisition		Building and Improvements		Accumulated Depreciation at December 31, 2003 (b)	Date of Construction	Date Acquired	Depreciable Life
	City	State		Land			Land		Total (a)

400 Berwyn Park	Berwyn	PA	15,726	2,657	4,462	12,947	2,657	17,409	20,066	1,105	2002	2002	40
400 Commerce Drive	Newark	DE	12,346	2,528	9,220	4,495	2,528	13,715	16,243	2,381	1997	2002	40
401 Plymouth Road	Plymouth Meeting	PA	—	6,198	16,131	16,467	6,198	32,598	38,796	2,327	2002	2002	40
600 Plymouth Mtg Exec Campus	Plymouth Meeting	PA	12,439	3,652	15,288	266	3,652	15,554	19,206	726	1986	2002	40
980 Harvest Drive	Blue Bell	PA	—	2,079	7,821	27	2,079	7,848	9,927	266	1988	2002	40
Four Plymouth Mtg Exec Campus	Plymouth Meeting	PA	11,791	3,572	14,435	198	3,572	14,633	18,205	691	1990	2002	40
Three Plymouth Mtg Exec Campus	Plymouth Meeting	PA	12,078	3,558	14,743	348	3,558	15,091	18,649	713	1988	2002	40
Two Paragon Place	Richmond	VA	—	2,917	11,454	760	2,917	12,214	15,131	548	1989	2002	40
Two Plymouth Mtg Exec Campus	Plymouth Meeting	PA	11,991	3,651	14,514	349	3,651	14,863	18,514	786	1987	2002	40
565 East Swedesford Road	Wayne	PA	—	1,872	7,489	5	1,872	7,494	9,366	31	1984	2003	40
575 East Swedesford Road	Wayne	PA	—	2,178	8,712	6	2,178	8,718	10,896	36	1985	2003	40
585 East Swedesford Road	Wayne	PA	—	1,350	5,401	3	1,350	5,404	6,754	23	1998	2003	40
595 East Swedesford Road	Wayne	PA	—	2,729	10,917	7	2,729	10,924	13,653	45	1988	2003	40
935 First Avenue	King of Prussia	PA	—	3,255	11,693	7	3,255	11,700	14,955	156	2001	2003	40
989 Lenox Drive	Lawrenceville	NJ	—	3,701	14,802	8	3,701	14,810	18,511	—	1982	2003	40

			$ 456,402	$ 345,022	$ 1,380,642	$ 144,080	$ 345,022	$ 1,524,722	$ 1,869,744	$ 268,091

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(a)	Reconciliation of Real Estate:

The following table reconciles the real estate investments from January 1, 2002 to December 31, 2003 (in thousands):

	2003	2002	2001

Balance at beginning of year	$1,890,009	$1,893,039	$1,754,895

Additions:
Acquisitions	59,149	120,627	217,212
Capital expenditures	57,721	94,086	65,210

Less:
Dispositions	(135,118)	(209,014)	(144,278)
Assets transferred to held-for-sale	(2,017)	(8,729)	—

Balance at end of year	$1,869,744	$1,890,009	$1,893,039

(b)	Reconciliation of Accumulated Depreciation:

The following table reconciles the accumulated depreciation on real estate investments from January 1, 2003 to December 31, 2003 (in thousands):

	2003	2002	2001

Balance at beginning of year	$245,230	$230,793	$179,558

Additions:
Depreciation expense – continued operations	51,191	46,190	59,348
Depreciation expense – discontinued operations	695	2,511	10,147
Acquisitions	—	1,175	—

Less:
Dispositions	(28,663)	(34,204)	(18,260)
Assets transferred to held-for-sale	(362)	(1,235)	—

Balance at end of year	$268,091	$245,230	$230,793